Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT,
dated as of February 21, 2019,
by and among
WAYFAIR LLC,
as Borrower,

WAYFAIR INC.,
as Guarantor,

EACH LENDER FROM TIME TO TIME PARTY HERETO,
as Lenders,
and
CITIBANK, N.A.,
as Administrative Agent, Swing Line Lender and L/C Issuer

CITIBANK, N.A., as Lead Arranger and Bookrunner, and SILICON VALLEY BANK, as Documentation Agent

Article I Definitions and Accounting Terms    1

Section 1.1	Defined Terms 1

Section 1.2	Use of Defined Terms 35

Section 1.3	Certain Rules of Construction 35

Section 1.4	Accounting and Financial Determinations 36

Section 1.5	Certain Calculations and Tests 36

Section 1.6	Rounding 37

Section 1.7	Timing of Payment or Performance 37

Section 1.8	Exchange Rates 37

Section 1.9	Pro Forma Calculations 37

Section 1.10	Amendment and Restatement; No Novation 37

Section 1.11	Reaffirmation 38
Article II Commitments And Credit Extensions    38

Section 2.1	Commitments 38

Section 2.2	Lenders Not Permitted or Required To Make Credit Extensions 39

Section 2.3	Reduction of the Commitment Amounts 39

Section 2.4	Borrowing Procedures 40

Section 2.5	Continuation and Conversion Elections 40

i

Section 2.6	Funding 41

Section 2.7	Letters of Credit 41

Section 2.8	Swing Line Loans 46

Section 2.9	Notes 48

Section 2.10	Cashless Settlement 48

Section 2.11	Increase in Commitment 48
Article III Payments, Interest and Fees    51

Section 3.1	Repayments and Prepayments 51

Section 3.2	Interest Provisions 53

Section 3.3	Fees 54

Section 3.4	Administrative Agent’s Fees, etc. 55
Article IV Yield Protection, Taxes and Related Provisions    55

Section 4.1	Eurodollar Rate Lending Unlawful 55

Section 4.2	Inability to Determine Rates 55

Section 4.3	Increased Costs, Generally 56

Section 4.4	Funding Losses 57

Section 4.5	Increased Capital Requirements 58

Section 4.6	Certificates for Reimbursement; Delay in Request 58

Section 4.7	Taxes. 58

Section 4.8	Payments, Interest Calculations, etc. 62

Section 4.9	Sharing of Payments 63

Section 4.10	Setoff 64

Section 4.11	Use of Proceeds 64

Section 4.12	Funding and Payment Reliance, etc. 65

Section 4.13	Designation of a Different Lending Office 66

Section 4.14	Replacement of Lenders 66

Section 4.15	Defaulting Lenders. 67

Section 4.16	Cash Collateral by the Borrower 69
Article V Conditions Precedent to Credit Extensions    70

Section 5.1	Conditions to Occurrence of the Restatement Date 70

Section 5.2	Conditions to Each Credit Extension 73

Section 5.3	Satisfactory Legal Form 74

Section 5.4	Determinations Under Section 5.1 74
Article VI Representations and Warranties    74

Section 6.1	Organization, etc. 74

Section 6.2	Due Authorization, Non Contravention, etc. 74

Section 6.3	Required Approvals 75

Section 6.4	Validity, etc. 75

Section 6.5	Financial Condition 76

Section 6.6	No Material Adverse Change 76

Section 6.7	Litigation, Labor Matters, etc. 76

Section 6.8	Capitalization and Subsidiaries 76

Section 6.9	Compliance with Laws, etc. 76

Section 6.10	Properties, Permits, etc. 77

Section 6.11	Taxes, etc. 78

Section 6.12	ERISA 78

Section 6.13	Environmental Warranties 79

Section 6.14	[Reserved] 79

Section 6.15	Intellectual Property 79

Section 6.16	Accuracy of Information 79

Section 6.17	Absence of Default 80

Section 6.18	Margin Regulations 80

Section 6.19	Investment Company Status 80

Section 6.20	[Reserved] 80

Section 6.21	Solvency 80

Section 6.22	Insurance 80

Section 6.23	Affiliate Transactions 80

Section 6.24	Sanctions and Anti-Bribery 80

Section 6.25	EEA Financial Institution 81

Section 6.26	Collateral Documents 81
Article VII Affirmative Covenants    81

Section 7.1	Financial Information, Reports, Notices, etc. 81

Section 7.2	Compliance with Laws; Payment of Obligations 84

Section 7.3	Maintenance of Properties and Franchises 85

Section 7.4	Insurance 85

Section 7.5	Books and Records; Inspections 86

Section 7.6	Environmental Covenants 87

Section 7.7	Future Subsidiaries 88

Section 7.8	Further Assurances; Additional Collateral 89

Section 7.9	Deposit Accounts 90

Section 7.10	Post-Closing Obligations 90
Article VIII Negative Covenants    91

v

Section 8.1	Business Activities 91

Section 8.2	Indebtedness 91

Section 8.3	Liens 94

Section 8.4	Financial Condition 97

Section 8.5	Investments 97

Section 8.6	Restricted Payments; Payments on Other Indebtedness 99

Section 8.7	Anti-Corruption Laws 101

Section 8.8	Fundamental Changes, etc. 101

Section 8.9	Asset Dispositions, etc. 102

Section 8.10	Modification of Certain Agreements 104

Section 8.11	Transactions with Affiliates 104

Section 8.12	Negative Pledges, Restrictive Agreements, etc. 104

Section 8.13	Fiscal Year-End, etc. 105

Section 8.14	Limitation on Sale and Leaseback Transactions 106

Section 8.15	[Reserved] 106

Section 8.16	[Reserved] 106

Section 8.17	Deposit Account Control Agreements 106
Article IX Events of Default and Remedies    106

Section 9.1	Events of Default 106

Section 9.2	Action if Bankruptcy 108

Section 9.3	Action if Other Event of Default 108

Section 9.4	Foreclosure on Collateral 109

Section 9.5	Appointment of Administrative Agent as Attorney in Fact 109

Section 9.6	Payments Upon Acceleration 110

Section 9.7	Swap Liabilities and Cash Management Liabilities 111
Article X The Administrative Agent    111

Section 10.1	Appointment; Lender Indemnification 111

Section 10.2	Exculpation 112

Section 10.3	Reliance by Administrative Agent 113

Section 10.4	Delegation of Duties 113

Section 10.5	Resignation of Administrative Agent, L/C Issuer and Swing Line Lender 113

Section 10.6	Rights as a Lender 114

Section 10.7	Non Reliance on Administrative Agent and Other Lenders 115

Section 10.8	Copies, etc. 115

Section 10.9	Certain Collateral Matters 115

Section 10.10	Administrative Agent May File Proofs of Claim 116

Section 10.11	Application to L/C Issuers 117

Section 10.12	Certain ERISA Matters 117
Article XI Miscellaneous Provisions    118

Section 11.1	Waivers, Amendments, etc. 118

Section 11.2	Notices 120

Section 11.3	Payment of Costs and Expenses 121

Section 11.4	Indemnification by the Borrower 122

Section 11.5	Survival 123

Section 11.6	Severability 123

Section 11.7	Headings 124

Section 11.8	Execution in Counterparts, Effectiveness, etc. 124

Section 11.9	Governing Law 124

Section 11.10	Assignments and Participations. 124

Section 11.11	Press Releases and Related Matters 129

Section 11.12	Forum Selection and Consent to Jurisdiction 130

Section 11.13	Waiver of Jury Trial, etc. 130

Section 11.14	Waiver of Consequential Damages, etc. 131

Section 11.15	No Strict Construction 131

Section 11.16	Confidentiality 131

Section 11.17	Patriot Act Information; Beneficial Ownership Regulation 132

Section 11.18	Acknowledgement and Consent to Bail-In of EEA Financial Institutions 132

Section 11.19	No Advisory or Fiduciary Responsibility 133

Section 11.20	Other Agents 133
Article XII Guaranty    134

Section 12.1	Guaranty 134

Section 12.2	Waivers 134

Section 12.3	Guaranty Absolute 134

Section 12.4	Acceleration 135

Section 12.5	Delay of Subrogation, etc. 135

Section 12.6	Subordination of Indebtedness 135

Section 12.7	Keepwell 135

Section 12.8	Termination; Reinstatement 136

Section 12.9	Condition of Borrower 136

Section 12.10	Amendment and Restatement; No Novation 136

SCHEDULES
SCHEDULE I    -    Percentages and Amounts
SCHEDULE II    -    Guarantors Schedule
SCHEDULE III    -    Administrative Information
SCHEDULE 6.8    -    Initial Capitalization
SCHEDULE 6.10(c)    -    Real Property Assets
SCHEDULE 6.15    -    Intellectual Property
SCHEDULE 6.22    -    Insurance
SCHEDULE 6.23    -    Affiliate Transactions
SCHEDULE 8.2(c)    -    Existing Indebtedness
SCHEDULE 8.2(h)    -    Permitted Convertible Indebtedness
SCHEDULE 8.3(c)    -    Existing Liens
SCHEDULE 8.5(a)    -    Existing Investments

EXHIBITS
EXHIBIT A-1    -    Form of Revolving Note
EXHIBIT A-2     -    Form of Swing Line Note
EXHIBIT B-1    -    Form of Borrowing Request
EXHIBIT B-2    -    Form of Continuation/Conversion Notice
EXHIBIT B-3    -    Form of Letter of Credit Issuance Request
EXHIBIT C    -    Form of Assignment and Assumption
EXHIBIT D    -    Form of Compliance Certificate
EXHIBIT E    -    Reserved
EXHIBIT F    -    Reserved

EXHIBIT G-1	- Form of U.S. Tax Compliance Certificate (for Foreign Lenders that are Not Partnerships for U.S. Federal Income Tax Purposes)

EXHIBIT G-2	- Form of U.S. Tax Compliance Certificate (for Foreign Participants that are Not Partnerships for U.S. Federal Income Tax Purposes)

EXHIBIT G-3	- Form of U.S. Tax Compliance Certificate (for Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)

EXHIBIT G-4	- Form of U.S. Tax Compliance Certificate (for Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

EXHIBIT H	- Form of Incremental Commitment Joinder Agreement

EXHIBIT I	- Form of Additional Lender Joinder

x

AMENDED AND RESTATED CREDIT AGREEMENT
AMENDED AND RESTATED CREDIT AGREEMENT, dated as of February 21, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), by and among WAYFAIR LLC, a limited liability company organized under the laws of the State of Delaware (the “Borrower”), WAYFAIR INC., a corporation organized under the laws of the State of Delaware (the “Parent”), each other Loan Party from time to time party hereto, each lender from time to time party hereto (each a “Lender” and collectively, the “Lenders”), CITIBANK, N.A. (“Citibank”), as the administrative agent for the Lenders (in such capacity, the “Administrative Agent”), Swing Line Lender and L/C Issuer, and each other L/C Issuer from time to time party hereto.
W I T N E S S E T H:
WHEREAS, the Borrower and the Parent are party to that certain Credit Agreement, dated as of February 22, 2017 (as amended, amended and restated, supplemented or otherwise modified prior to the Restatement Date, the “Existing Credit Agreement”), by and among the Borrower, the Parent, each lender from time to time party thereto (each an “Existing Lender” and collectively, the “Existing Lenders”), and Citibank, as the administrative agent for the Existing Lenders, swing line lender and letter of credit issuer;
WHEREAS, the parties hereto desire to enter into this Agreement to amend and restate the Existing Credit Agreement in its entirety as set forth herein; and
WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations, liabilities and indebtedness of the parties under the Existing Credit Agreement and that this Agreement amend and restate the Existing Credit Agreement in its entirety as set forth herein and re-evidence the “Obligations” (under, and as defined in, the Existing Credit Agreement) outstanding on the Restatement Date as contemplated hereby.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
Section 1.1    Defined Terms. The following terms when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings:
“Account” means any “account” (as defined in Section 9-102(a)(2)(i) or 9-102(a)(2)(ii) of the U.C.C.) of any Person.
“Accounting Change” means any change in GAAP required or permitted by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting

Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC that is adopted by the Borrower.
“Acquired Entity” has the meaning set forth in the definition of “Permitted Acquisition”.
“Additional Lender Joinder” means the execution of a joinder to this Agreement, substantially in the form of Exhibit I hereto on the Additional Lender Joinder Date by one or more existing or new lenders reasonably acceptable to the Administrative Agent, pursuant to which such lenders shall provide a Revolving Loan Commitment in an aggregate principal amount such that the Revolving Loan Commitment Amount does not exceed $200,000,000.
The Borrower and the Lenders authorize the Administrative Agent to adjust the Percentage of each Lender in order to give effect to any Additional Lender Joinder with respect to the Revolving Loan Commitment. Notwithstanding anything herein to the contrary, the Administrative Agent and the Borrower, in their reasonable judgment, may modify this Agreement, without the consent of any Lender, L/C Issuer or other party, to effect such amendments to this Agreement and the other Loan Documents as may be necessary, appropriate or advisable to reallocate Revolving Credit Exposure and Fronting Exposure among the relevant Lenders and L/C Issuers, as applicable, in connection with any Additional Lender Joinder.
“Additional Lender Joinder Date” means the date on which (x) the Additional Lender Joinder is consummated and (y) all related fees and expenses required to be paid in connection with consummation of the Additional Lender Joinder pursuant to the Fee Letter are paid, such date to be on or before May 21, 2019.
“Adjusted Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum obtained by dividing (rounded upwards to the next nearest 1/100 of 1%) (a) the rate per annum equal to the rate determined by the Administrative Agent to be the rate per annum (rounded upward to the nearest 1/100 of 1%) appearing on Reuters LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to the first day of such Interest Period, by (b) an amount equal to (i) one minus (ii) the Eurodollar Reserve Requirement; provided that, if the Adjusted Eurodollar Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Administrative Agent” has the meaning set forth in the preamble and includes each successor Administrative Agent pursuant to Section 10.5.
“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more of its intermediaries, Controls or is Controlled by or is under common Control with such specified Person.
“Agreement” has the meaning set forth in the preamble.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of: (a) the rate of interest in effect for such day as announced publicly by Citibank as its prime rate for loans denominated in Dollars; (b) the Federal Funds Rate in effect on such day, plus 1/2 of 1.00%; and (c) the Adjusted Eurodollar Rate for a one month Interest Period on such day, plus 1.00% (for the avoidance of doubt, the Adjusted Eurodollar Rate for any day shall be based on the rate appearing on Reuters LIBOR01 Page (or other commercially available source providing such quotations as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. London, England time on such day); provided that if the Alternate Base Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in the Alternate Base Rate due to a change in Citibank’s prime rate, the Federal Funds Rate or the Adjusted Eurodollar Rate shall be effective from and including the effective date of such change in Citibank’s prime rate, the Federal Funds Rate or the Adjusted Eurodollar Rate, respectively, and without the necessity of notice being provided to the Borrower or any other Person.
“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977 (the “FCPA”) and the rules and regulations and legally enforceable requirements thereunder, the United Kingdom Bribery Act of 2010 (the “UK Bribery Act”) and all laws, rules and regulations of any jurisdiction applicable to the Loan Parties at the relevant time concerning or relating to bribery or corruption.
“Applicable Margin” means (a) with respect to the unpaid principal amount of each Base Rate Loan, the applicable percentage set forth below in the column entitled “Applicable Margin for Base Rate Loans”; and (b) with respect to the unpaid principal amount of each Eurodollar Rate Loan, the applicable percentage set forth below in the column entitled “Applicable Margin for Eurodollar Rate Loans”.

Level	Liquidity	Applicable Margin for Base Rate Loans	Applicable Margin for Eurodollar Rate Loans	Unused Commitment Fee Rate
I.	Less than or equal to $750 million	1.00%	2.00%	0.30%
II.	Greater than $750 million but less than $1,250 million	0.75%	1.75%	0.25%
III.	Equal to or greater than $1,250 million	0.50%	1.50%	0.20%

Prior to the first date to occur after the Restatement Date on which the Borrower is required to deliver a Compliance Certificate to the Administrative Agent pursuant to Section 7.1(f), Liquidity shall conclusively be presumed to be greater than $750 million but less than $1,250 million. From and after such date, Liquidity shall be as set forth in the Compliance Certificate most recently delivered by the Borrower to the Administrative Agent pursuant to Section 7.1(f). Any change in the Applicable Margin resulting from a change in Liquidity shall become effective on the first day of the month following delivery by the Borrower to the Administrative Agent pursuant to Section 7.1(f) of the Compliance Certificate setting forth such change in Liquidity. If the Borrower shall fail to deliver a Compliance Certificate as and when required pursuant to Section 7.1(f), from and including the date of such required delivery, to but not including, the date the Borrower delivers to the Administrative Agent such Compliance Certificate, Liquidity shall conclusively be presumed to be less than or equal to $750 million. In the event that (i) any financial statement delivered pursuant to Section 7.1(a) or Section 7.1(b) or any Compliance Certificate delivered by the Borrower is shown to be inaccurate and (ii) such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period than the Applicable Margin applied for such period, then (x) the Borrower shall promptly (and, in any event, within five (5) Business Days thereafter) deliver to the Administrative Agent a corrected Compliance Certificate for such period, (y) the Applicable Margin for such period shall be the corrected Applicable Margin and (z) the Borrower shall promptly (and, in any event, within five (5) Business Days thereafter) pay to the Administrative Agent the accrued additional interest owing as a result of the application of such increased Applicable Margin for such period. Upon (a) the occurrence and during the continuation of an Event of Default occurring under Section 9.1.1 or Section 9.1.9 or (b) for any other Event of Default, at the election of the Required Lenders, the Applicable Margin shall be automatically increased to the Applicable Margin set forth in Level I above.
“Applicable Revolving Percentage” means, relative to any Lender, the percentage of the total Revolving Loan Commitment represented by such Lender’s Revolving Loan Commitment. If the Revolving Loan Commitment has terminated or expired, the Applicable Revolving Percentage shall be determined based upon the Revolving Loan Commitment most recently in effect, giving effect to any assignments.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.10(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.
“Authorized Officer” means, relative to any Loan Party, each Financial Officer and other officers of such Loan Party whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders pursuant to Section 5.1.2, as such certificate may be updated from time to time in writing to the Administrative Agent.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law of such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate Loan” means a Loan bearing interest at a fluctuating interest rate determined by reference to the Alternate Base Rate.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Bona Fide Debt Fund” means any Affiliate of such entities mentioned in clauses (a) or (b) of the definition of “Disqualified Institution” that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds and similar extensions of credit or securities in the ordinary course of its business and whose managers are not involved with the management of any equity investment in such Competitor or Affiliate and do not, directly or indirectly, possess the power to direct or cause the direction of the investment policies with respect to such Competitor or Affiliate, as applicable.
“Borrower” has the meaning set forth in the preamble.
“Borrower Investment Policy” means the Borrower’s investment policy provided to the Lenders prior to the Restatement Date together with such amendments, supplements, modifications or replacements thereto as may be approved by the Required Lenders after the Restatement Date (such approval not to be unreasonably withheld or delayed).
“Borrowing” means the Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by all Lenders on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.1.
“Borrowing Request” means a Borrowing Request, duly executed by an Authorized Officer of the Borrower, in substantially the form of Exhibit B-1 attached hereto.
“Business Day” means (a) any day on which the Administrative Agent is open for business and is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed under the Laws of, or are in fact closed in, New York, New York; and (b) relative to the making, continuing, conversion into, prepaying or repaying of any Eurodollar Rate Loan, any day which is a Business Day described in clause (a) above and which is also a day on which dealings in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Cash Collateral” shall have a meaning correlative to the definition “Cash Collateralize” and shall include the proceeds of such cash collateral and other credit support.
“Cash Collateralize” means, to deposit in a Controlled Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or Lenders, as collateral for Letter of Credit Outstandings or obligations of the Lenders to fund participations in respect of Letter of Credit Outstandings, cash or deposit account balances or, if the Administrative Agent and each applicable L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable L/C Issuer.
“Cash Equivalent Investment” means, at any time: (a) any evidence of Indebtedness, maturing not more than one year after the date of issuance, issued or guaranteed by the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States); (b) Dollar denominated commercial paper (including asset-backed commercial paper) and Euro denominated commercial paper rated at least A-1 by S&P or P 1 by Moody’s, which is issued by a corporation (other than an Affiliate of any Loan Party); (c) any certificate of deposit or bankers’ acceptance or time deposit, maturing not more than one year after such time, which is issued by a commercial banking institution that (i) is a member of the Federal Reserve System, (ii) has a combined capital and surplus and undivided profits of not less than $1,000,000,000 and (iii) has a credit rating at least A-1 by S&P or P 1 by Moody’s; (d) any investment in money market mutual funds rated at least AAA by S&P or aaa by Moody’s; provided that in no event may the amount invested by any such money market mutual fund in any individual issuer exceed (i) more than 5.00% of the total amount invested by such money market mutual fund or (ii) $200,000,000; (e) any repurchase agreement that is entered into with a commercial banking institution of the stature referred to in clause (c) that is secured by a fully perfected Lien in any securities of the type described in any of clauses (a) through (c), has a maturity of not more than 90 days and a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation thereunder of such commercial banking institution; or (f) Investments made pursuant to the Borrower Investment Policy.
“Cash Management Liabilities” means all obligations of the Parent or any of its Subsidiaries owing to any Lender or Affiliate thereof with respect to (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, or electronic funds transfer services, (b) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items, and depository network services) and (c) any other demand deposit or operating account relationships or other cash management services.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
“CFTC” means the U.S. Commodity Futures Trading Commission.
“Change in Control” means: (a) the failure at any time of the Parent to own and Control beneficially at least 100% of the issued and outstanding Equity Interests of the Borrower (whether voting or non-voting), on a fully diluted basis, such Equity Interests to be held free and clear of all Liens (other than Liens in favor of the Secured Parties pursuant to the Loan Documents); (b) except to the extent permitted by Section 8.8(a), Section 8.8(b), Section 8.8(d), Section 8.8(g), Section 8.9(c), Section 8.9(d) or Section 8.9(j), the failure of SK Retail, Inc. or the Borrower at any time to directly or indirectly own and Control beneficially 100% of the issued and outstanding Equity Interests of any of its Subsidiaries (whether voting or non-voting), on a fully diluted basis, such Equity Interests to be held free and clear of all Liens (other than Liens in favor of the Secured Parties pursuant to the Loan Documents); (c) except to the extent permitted by Section 8.8(a), Section 8.8(b), Section 8.8(d), Section 8.8(g), Section 8.9(c), Section 8.9(d) or Section 8.9(j), and subject to the limitations set forth in clause (a) of this definition, the failure of the Parent at any time to directly or indirectly own and Control beneficially 100% of the issued and outstanding Equity Interests of any of its Subsidiaries (whether voting or non-voting), on a fully diluted basis, such Equity Interests to be held free and clear of all Liens (other than Liens in favor of the Secured Parties pursuant to the Loan Documents); or (d) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act but excluding any employee benefit plan of such Person or its subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than a “person” that is a Permitted Holder or a “group” that is controlled by Permitted Holders, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 40% of the outstanding Equity Interests of the Parent.
“Change in Law” means the occurrence, after the Restatement Date, of (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.
“Citibank” has the meaning set forth in the preamble.
“Code” means the Internal Revenue Code of 1986, as amended, or otherwise modified from time to time.
“Collateral” means the “Collateral” or other similar term referred to in any Collateral Document and all of the other property and assets that are or are intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.
“Collateral Documents” means, collectively, the Security Agreement, the Irish Share Charge, intellectual property security agreements, each Deposit Account Control Agreement or similar agreements, and any joinders to any of the Collateral Documents delivered to the Administrative Agent pursuant to Section 7.7, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
“Commercial Letter of Credit Commitment Amount” means, as of any date, $10,000,000, which is a sub-facility of the Letter of Credit Commitment and is a part of, and not in addition to, the Letter of Credit Commitment.
“Commitment” means, as the context may require, a Lender’s Revolving Loan Commitment, Letter of Credit Commitment or Swing Line Loan Commitment.
“Commitment Amount” means, as the context may require, (i) the Revolving Loan Commitment Amount, (ii) the Letter of Credit Commitment Amount, (iii) the Commercial Letter of Credit Commitment Amount, (iv) the Standby Letter of Credit Commitment Amount or (v) the Swing Line Loan Commitment Amount.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Section 1 et. seq.), as amended from time to time and any successor statute.
“Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is a part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.
“Communications” means, collectively, any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to any Lender Party by means of electronic communications pursuant to Section 11.2, including through the Platform.
“Competitor” means any Person that is an operating company directly engaged in substantially similar business operations as the Parent and its Subsidiaries.
“Compliance Certificate” means a Compliance Certificate duly executed by a Financial Officer of the Parent, substantially in the form of Exhibit D attached hereto.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Capital Expenditures” means, for any period, the sum (without duplication) of the aggregate amount of all cash expenditures of the Parent and its Subsidiaries for the purchase of property and equipment and for site and software development costs made during such period which, in accordance with GAAP, would be classified as capital expenditures on the consolidated statements of cash flows of the Parent and its Subsidiaries.

“Consolidated Total Assets” means the total amount of all assets of the Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the last day of the Fiscal Quarter most recently ended prior to the applicable date of determination for which financial statements have been delivered pursuant to Section 7.1(a) or Section 7.1(b) hereunder, on a Pro Forma Basis.
“Consolidated Total Revenue” means the total revenue of the Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, for the Rolling Period most recently ended prior to the applicable date of determination for which financial statements have been delivered pursuant to Section 7.1(a) or Section 7.1(b) hereunder, on a Pro Forma Basis.
“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss (including by providing a Lien on its property or assets, maintaining any financial statement condition or liquidity level, or purchasing or leasing any property or services)) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Equity Interests of any other Person. The amount of any Contingent Liability shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Contingent Liability is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith, and, in each case, in accordance with GAAP.
“Continuation/Conversion Notice” means a Continuation/Conversion Notice duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B-2 attached hereto.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” shall have meanings correlative thereto.
“Controlled Account” means each Deposit Account that is subject to a Deposit Account Control Agreement.
“Credit Extension” means, as the context may require (a) the making of a Loan by a Lender or (b) the issuance of any Letter of Credit, any increase in the Stated Amount of any Letter of Credit or the extension of any Stated Expiry Date of any existing Letter of Credit, by an L/C Issuer.
“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions, in each case from time to time in effect.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.
“Default Rate” has the meaning set forth in Section 3.2.2.
“Defaulting Lender” means, subject to Section 4.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, if any, shall be specifically identified in writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender Party any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any other Lender Party in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) became the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.15(b)) upon delivery of a written notice of such determination.
“Deposit Account” has the meaning provided for in the U.C.C. and includes, without limitation, each bank account, lock-box account, concentration account and collateral account maintained by any Loan Party.

“Deposit Account Bank” means each bank or other financial institution that has entered into a Deposit Account Control Agreement.
“Deposit Account Control Agreement” means each Deposit Account Control Agreement, in form and substance reasonably acceptable to the Administrative Agent, executed by a Deposit Account Bank, the Administrative Agent and the Borrower or other applicable Loan Party.
“Disbursement” has the meaning set forth in Section 2.7.3.
“Disbursement Date” has the meaning set forth in Section 2.7.3.
“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or any other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Equity Interests that are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale, liquidation or similar event), (b) is redeemable at the option of the holder thereof (other than for Equity Interests that are not otherwise Disqualified Equity Interests), in whole or in part (except as a result of a change of control or asset sale, liquidation or similar event), (c) provides for and requires scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interest that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date in effect at the time of issuance; provided that if such Equity Interests are issued pursuant to a plan for the benefit of current and former employees, directors, managers, officers or consultants of the Parent (or any parent company) or its Subsidiaries or by any such plan to such Persons, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Parent or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Disqualified Institution” means, on any date, (a) any Person designated by the Borrower as a “Disqualified Institution” by written notice delivered to the Administrative Agent on or prior to the Restatement Date and (b) any other Person that is a Competitor of the Borrower or any of its Subsidiaries, which Person has been designated by the Borrower as a “Disqualified Institution” by written notice to the Administrative Agent and the Lenders (including by posting such notice to the Platform) not less than five (5) Business Days prior to such date; provided that “Disqualified Institutions” shall exclude (x) any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time and (y) any Bona Fide Debt Fund.
“Dividing Person” has the meaning assigned to it in the definition of “Division”.
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.
“Dollar” and the symbol “$” mean lawful money of the United States.
“Domestic Subsidiary” means each Subsidiary of the Parent that is organized under the Laws of any State of the United States or the District of Columbia (other than any such Subsidiary that is an Excluded Foreign Subsidiary).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.10(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.10(b)(iii)). For the avoidance of doubt, any Disqualified Institution is subject to Section 11.10(f).
“Environmental Laws” means any and all applicable Federal, state, local and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment.
“Equipment” has the meaning provided for in the U.C.C. and includes, without limitation, all Equipment wherever located and whether or not affixed to any real property, including all accessories, additions, attachments, improvements, substitutions and replacements thereto.
“Equity Interests” means, with respect to any Person, all shares of capital stock, partnership interests, membership interests in a limited liability company or other ownership in participation or equivalent interests (however designated, whether voting or non-voting) of such Person’s equity capital (including any warrants, options or other purchase rights with respect to the foregoing), whether now outstanding or issued after the Restatement Date; provided that for the avoidance of doubt, Permitted Convertible Indebtedness shall not be considered “Equity Interests”.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means, with respect to a Loan Party or any of its Subsidiaries, (a) any ERISA Reportable Event with respect to a Pension Plan or Multiemployer Plan; (b) the failure by any Pension Plan or Multiemployer Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) and, in the case of any Multiemployer Plan, Sections 431 and 432 of the Code, in all cases whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan or Multiemployer Plan; (d) the incurrence by the Borrower or any of it ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate or to appoint a trustee to administer any Pension Plan or Multiemployer Plan, or the commencement of proceedings by the PBGC to terminate any Pension Plan or Multiemployer Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any Withdrawal Liability; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“ERISA Reportable Event” means, with respect to a Loan Party or any of its Subsidiaries, (a) any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30 day notice period is waived under PBGC Reg. § 4043; (b) withdrawal from a Pension Plan described in Section 4063 of ERISA; (c) a cessation of operations described in Section 4062(e) of ERISA; (d) any requirement to make additional contributions or give security to any Pension Plan pursuant to Section 436 of the Code or Section 206(g) of ERISA; or (e) a failure to make a payment required by Section 430(j) of the Code or Section 303(j) of ERISA when due.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar Rate Loan” means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a fixed rate of interest determined by reference to the Adjusted Eurodollar Rate.
“Eurodollar Reserve Requirement” means, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D of the F.R.S. Board) under regulations issued from time to time by the F.R.S. Board or other applicable banking regulator. Without limiting the effect of the foregoing, the Eurodollar Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined or (b) any category of extensions of credit or other assets which include Eurodollar Rate Loans. For the purposes of this Agreement, Eurodollar Rate Loans shall constitute Eurocurrency liabilities and shall be subject to applicable reserve requirements without the benefit of or credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Requirement.
“Event of Default” has the meaning set forth in Section 9.1.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Accounts” has the meaning set forth in the Security Agreement.
“Excluded Foreign Subsidiary” means any Subsidiary of the Parent (a) that is a “controlled foreign corporation” within the meaning of Section 957 of the Code; (b) substantially all the assets of which consist of Equity Interests in one or more Subsidiaries described in clause (a) of this definition; or (c) the Equity Interests of which are directly or indirectly owned by any Subsidiary described in clause (a) or (b); provided, however, that with respect to clauses (a) through (c) of this definition, as of the last day of the Fiscal Quarter of the Parent for which financial statements have been delivered pursuant to Section 7.1(a) or Section 7.1(b) hereunder, all Excluded Foreign Subsidiaries as of such date do not have assets, in accordance with GAAP, with a value in excess of 12.5% of Consolidated Total Assets.
“Excluded Subsidiary” means any (a) Subsidiary that is prohibited or restricted from guaranteeing the Obligations by (i) applicable Law (including financial assistance, fraudulent conveyance, preference, capitalization, or other similar laws and regulations) or (ii) contractual obligations existing on the Restatement Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof); (b) other Subsidiary (other than any Subsidiary described in clauses (a) through (c) of the definition of Excluded Foreign Subsidiary that does not constitute an Excluded Foreign Subsidiary) with respect to which, in the reasonable judgment of the Borrower and the Administrative Agent, the burden or cost of providing a guarantee shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom or the provision of a guarantee could reasonably be expected to result in material adverse tax consequences to the Borrower or one of its Subsidiaries; (c) Immaterial Subsidiary; (d) Excluded Foreign Subsidiary; or (e) Massachusetts Security Corporation.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the CFTC (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.14) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.7, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.7(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” has the meaning set forth in the preamble.
“Existing Lenders” has the meaning set forth in the preamble.
“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.
“FATCA” means Sections 1471 through 1474 of the Code as of the Restatement Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing and any law, regulation or practice adopted pursuant to any such intergovernmental agreement.
“FCPA” has the meaning set forth in the definition of “Anti-Corruption Laws.
“Federal Funds Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent in a commercially reasonable manner.
“Fee Letter” means that certain fee letter dated the Restatement Date among the Borrower and the Administrative Agent (as amended, amended and restated, supplemented or otherwise modified from time to time).
“Financial Officer” means the president, chief financial officer, principal accounting officer, treasurer or controller of the Borrower or the Parent (as applicable) whose signatures and incumbency have been certified to the Administrative Agent and the Lenders pursuant to Section 5.1.2, as such certificate may be updated from time to time in writing to the Administrative Agent.
“Financing Lease” of any Person, means any lease of real or personal property by such Person as lessee which, in accordance with GAAP, is classified on the balance sheet of such Person as a financing lease.
“Financing Lease Liabilities” means all monetary obligations of the Parent and its Subsidiaries under any Financing Lease, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity date thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.
“Fiscal Quarter” means any fiscal quarter of a Fiscal Year.
“Fiscal Year” means any period of twelve (12) consecutive calendar months ending on December 31.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“Foreign Subsidiary” means each Subsidiary of the Borrower that is not a Domestic Subsidiary.
“Free Cash Flow” means, for any period:
(a) Net Cash Provided by Operating Activities for such period, minus Consolidated Capital Expenditures during such period; plus
(b) the Net Cash Proceeds received by the Parent during such period from any incurrence or issuance of (x) any Indebtedness pursuant to Section 8.2(h), (y) any Indebtedness pursuant to Section 8.2(f) and (z) any other Indebtedness for borrowed money or Disqualified Equity Interests pursuant to Sections 8.2(r), (s) or (t); plus
(c) the Net Cash Proceeds received by the Parent during such period from any issuance by the Parent of Equity Interests (other than Disqualified Equity Interests); plus

(d) the Net Cash Proceeds received by the Parent or any of its Subsidiaries during such period from Asset Sales; plus
(e) cash received during such period in respect of (x) the settlement upon the Company’s exercise of all or any portion of a Permitted Bond Hedge Transaction or (y) the unwinding of all or any portion of a Permitted Bond Hedge Transaction in accordance with its terms; plus
(f) proceeds of business interruption insurance received by the Parent or any of its Subsidiaries during such period; minus
(g) Restricted Payments made in cash during such period (other than (x) any Restricted Payments permitted under Section 8.6(a)(vii); provided, however, that the aggregate amount of such Restricted Payments (but excluding Restricted Payments in respect of any Permitted Option Premium), excluded pursuant to this clause (x) shall not exceed the sum of (1) $100,000,000, plus (2) the aggregate net cash proceeds, if any, paid to the Parent in connection with any repurchase of Equity Interests of the Parent (including any Permitted Structured Repurchase Transaction), as set forth in the most recently delivered Compliance Certificate, (y) any Restricted Payments by and among the Parent and its Subsidiaries and (z) any Restricted Payments relating to net settlement of equity awards)); minus
(h) cash consideration paid during such period in connection with any Permitted Acquisition pursuant to Section 8.5(n) or any other Investment pursuant to Sections 8.5(g), (j), (p), (q), (s) or (t) (in the case of clause (t), solely to the extent such Investment consists of an acquisition of an Acquired Entity or is of a type described in Sections 8.5(g) or (s)); minus
(i) payments made in cash during such period in respect of settlement of convertible Indebtedness (including Permitted Convertible Indebtedness) and in respect of the repayment, repurchase or other prepayment (including any refinancing) of Indebtedness that increased Free Cash Flow pursuant to clause (b) of this definition.
For the avoidance of doubt, Free Cash Flow shall be calculated without duplication of items covered by more than one defined term. Free Cash Flow for any period may be a positive or negative number. Free Cash Flow increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Applicable Revolving Percentage of the Letter of Credit Outstandings with respect to Letters of Credit issued by such L/C Issuer, other than Letter of Credit Outstandings as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Line Lender, such Defaulting Lender’s Applicable Revolving Percentage of outstanding Swing Line Loans made by such Swing Line Lender, other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantor” means the Parent and the other entities listed on the Guarantors Schedule and each other Subsidiary that shall or shall be required to deliver a Guaranty or guarantee supplement pursuant to Section 7.7.
“Guarantors Schedule” means the Guarantors Schedule attached as Schedule II hereto, as amended, supplemented or otherwise modified from time to time by the Borrower.
“Guaranty” means (a) the guaranty made by the Parent under Article XII in favor of the Secured Parties, (b) the guaranties made by certain Subsidiaries of the Borrower under that certain Guaranty Agreement, dated as of February 22, 2017, made by the Guarantors party thereto in favor of the Secured Parties, and (c) each other guaranty and guaranty supplement delivered pursuant to Section 7.7, in the case of each of clauses (a) through (c), as amended, amended and restated, supplemented or otherwise modified from time to time.
“Hazardous Material” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious medical waste and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.
“Immaterial Subsidiary” means any Subsidiary of the Borrower that, for the Rolling Period ending on the last day of the Fiscal Quarter most recently ended prior to the applicable date of determination for which financial statements have been delivered pursuant to Section 7.1(a) or Section 7.1(b) hereunder, contributed revenues representing less than 5.0% of Consolidated Total Revenue and, as of the last day of such Rolling Period, had assets with a value that is less than 5.0% of Consolidated Total Assets; provided that in no event shall the aggregate amount of Consolidated Total Revenue or Consolidated Total Assets of all Immaterial Subsidiaries exceed 10.0% of Consolidated Total Revenue or 10.0% of Consolidated Total Assets, respectively.
“Incremental Commitment” has the meaning set forth in Section 2.11.1.

“Incremental Commitment Increase Effective Date” has the meaning set forth in Section 2.11.4.
“Incremental Commitment Joinder Agreement” means Incremental Commitment Joinder Agreement, substantially in the form of Exhibit H attached hereto.
“Incremental Commitment Request” has the meaning set forth in Section 2.11.1.
“Indebtedness” of any Person means, without duplication: (a) all obligations of such Person for borrowed money, including all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, the Loans); (b) all direct or contingent obligations relative to the face amount of all letters of credit (including, without limitation, the Letters of Credit), whether or not drawn, and banker’s acceptances issued for the account of such Person; (c) all obligations of such Person in the nature of Financing Lease Liabilities; (d) the Termination Value of all Swap Agreements, on a net basis, of such Person, payable to another Person; (e) all obligations of such Person to pay the deferred purchase price of property or services (excluding (i) trade accounts payable arising in the ordinary course of business not more than one hundred twenty (120) days past due, (ii) trade accounts payable arising in the ordinary course of business that are more than one hundred twenty (120) days past due in an aggregate amount not exceeding 20% of the aggregate amount of such trade accounts payable outstanding at such time, (iii) accrued expenses incurred in the ordinary course of business and (iv) purchase price adjustments, earnouts, holdbacks and other similar deferred consideration payable in connection with Permitted Acquisitions, in each case in the case of this clause (iv), except to the extent overdue and required to be set forth on the balance sheet of such Person in accordance with GAAP); (f) to the extent not otherwise included, all Indebtedness of another Person of the type described in clauses (a), (b), (c), (d), (e), (f), (g), (h), (i), (j) and (k) (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person, whether or not such Indebtedness shall have been assumed by such Person or is limited in recourse (valued at the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith); (g) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; (h) all obligations of such Person to purchase, redeem, retire or otherwise acquire for value (including by means of converting into, or exchanging for, Indebtedness) any Equity Interest of another Person valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (i) all Off Balance Sheet Obligations of such Person (to the extent the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument was accounted for as a Financing Lease); (j) all Contingent Liabilities of such Person in respect of any of the foregoing; (k) any Permitted Convertible Indebtedness; and (l) all Disqualified Equity Interests. For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer; provided, however, that to the extent any such Indebtedness is limited recourse to the Parent or any of its Subsidiaries only the amount of such Indebtedness that is recourse to the Parent or its Subsidiaries shall be included for purposes of this definition and unless such Indebtedness is expressly made non-recourse to such Person.
Notwithstanding the foregoing, in no event shall the following constitute Indebtedness: (A) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset; (B) deferred obligations associated with customer prepayments and deposits, accrued obligations in respect of transfer pricing and accruals for payroll and other operating expenses, in each case, incurred in the ordinary course of business; (C) obligations associated with operating leases; (D) obligations associated with workers’ compensation claims, employment, early retirement or termination arrangements, deferred compensation arrangements, employee or director equity plans, pension fund obligations or contributions or similar claims, obligations or contributions, or social security or wage taxes; (E) prepaid or deferred revenue and deferred tax obligations; (F) obligations associated with non-compete or consulting arrangements; and (G) intercompany liabilities that are eliminated on the consolidated balance sheet of the Parent and its Subsidiaries.
“Indemnified Parties” is defined in Section 11.4(a).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Intellectual Property” has the meaning set forth in the Security Agreement.
“Intellectual Property Collateral” means, collectively, the Copyright Collateral, the Patent Collateral, the Trademark Collateral and the Trade Secret Collateral, as set forth in Schedule 6.15 (“Intellectual Property”), each as defined in the Security Agreement.
“Interest Period” means, relative to any Eurodollar Rate Loan, the period beginning on (and including) the date on which such Eurodollar Rate Loan is made or continued as, or converted into, a Eurodollar Rate Loan pursuant to Section 2.4 or Section 2.5 and shall end on (but exclude) the day which numerically corresponds to such date one, two, three or six months thereafter, in each case as the Borrower may select in its relevant notice pursuant to Section 2.4 or Section 2.5; provided, however, that:
(a)    the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than six (6) different dates;
(b)    if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a month, in which case such Interest Period shall end on the next preceding Business Day);
(c)    if any Interest Period begins on the last Business Day of a month (or on any day for which there is no numerically corresponding day in the month at the end of such Interest Period), such Interest Period shall end on the last Business Day of such month; and

(d)    the Borrower shall not be permitted to select, and there shall not be applicable, any Interest Period that would end later than the Maturity Date.
“Inventory” means “inventory” as defined in Section 9-102(a)(48) of the U.C.C.
“Investment” means, with respect to any Person, (a) any loan, advance, other extension of credit or capital contribution made by such Person to any other Person (excluding Accounts generated in the ordinary course of business (including in connection with any private label credit card program or other similar arrangement) of such Person and loans, advances or guarantees provided by such Person to or for the benefit of its employees in connection with an employee benefit program or arrangement), (b) any Contingent Liability of such Person incurred in connection with any item described in clause (a), and (c) any Equity Interest held by such Person or the purchase or other acquisition for consideration of Equity Interests in any other Person. The amount of any Investment of any Person in any other Person shall be the original cost thereof, less all dividends, distributions, interest payments, repayments, returns of capital or other amounts received in cash in respect of such Investment (without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made at an original cost equal to the fair market value (as determined by such Person in good faith) of such property.
“Investment Company Act” means the Investment Company Act of 1940 (17 C.F.R. Part 270), as amended.
“Irish Share Charge” means that certain Irish law governed share charge, in which the Borrower provides a charge to the Administrative Agent over no more than 65% of its Equity Interest in Wayfair Stores Limited, an Irish private limited company.
“IRS” means the United States Internal Revenue Service.
“Issuance Request” means a Letter of Credit Issuance Request duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B-3 hereto.
“Joint Venture” means any joint venture or similar arrangement (in each case, regardless of legal formation), including but not limited to collaboration arrangements, profit sharing arrangements or other contractual arrangements.
“L/C Issuer” means Citibank or an Affiliate of Citibank and Silicon Valley Bank, each in its capacity as issuer of Letters of Credit, and/or such other Lender as the Borrower may from time to time select as an L/C Issuer hereunder; provided that such Lender has agreed to become an L/C Issuer.
“Laws” means, collectively, all statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities of any Governmental Authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, consent decrees, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
“LCA Election” has the meaning set forth in Section 1.5.
“LCA Test Date” has the meaning set forth in Section 1.5.
“Lead Arranger” has the meaning set forth in Section 11.20.
“Lender” and “Lenders” has the meaning set forth in the preamble, and as the context requires, includes the Swing Line Lender.
“Lender Party” means, as the context may require, any Lender (including the Swing Line Lender), any L/C Issuer or the Administrative Agent, together with each of their respective successors, transferees and permitted assigns.
“Letter of Credit” has the meaning set forth in Section 2.1.2.
“Letter of Credit Commitment” has the meaning set forth in Section 2.1.2. The Letter of Credit Commitment is a sub-facility of the Revolving Loan Commitment and is a part of, and not in addition to, the Revolving Loan Commitment.
“Letter of Credit Commitment Amount” means, on any date, $100,000,000, as such amount is reduced from time to time in accordance with Section 2.3.
“Letter of Credit Outstandings” means, on any date, an amount equal to the sum of (a) the then aggregate amount which is undrawn and available under all issued and outstanding Letters of Credit, plus (b) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations.
“LIBOR Successor Rate” has the meaning set forth in Section 4.2(b).
“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of “Alternate Base Rate”, “Interest Period”, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent, in consultation with the Borrower, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower).
“Lien” means any security interest, mortgage, pledge, hypothecation, collateral, assignment for security, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation, or other priority or preferential arrangement in the nature of a security interest.

“Limited Condition Acquisition” means any acquisition or similar Investment by one or more of the Parent and its Subsidiaries of any assets, business or Person permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing.
“Liquidity” means, as of any date, the sum of (a) cash and cash equivalents, short-term investments and long-term investments, in each case, held by the Parent and its Subsidiaries and as presented on the Parent’s balance sheet as of the last day of the Fiscal Quarter most recently ended prior to the applicable date of determination for which financial statements have been delivered pursuant to Section 7.1(a) or Section 7.1(b) hereunder, plus (b) (i) the aggregate Revolving Loan Commitment Amount then in effect, minus (ii) the aggregate amount of Revolving Credit Exposure then outstanding.
“LLC” means any Person that is a limited liability company under the laws of its jurisdiction of formation.
“Loan” means, as the context may require, either a Revolving Loan or a Swing Line Loan.
“Loan Documents” means, collectively, this Agreement, the Notes, any document or application entered into by the L/C Issuer and the Borrower relating to the Letters of Credit, the Fee Letter, the Collateral Documents, the Guaranty, each Deposit Account Control Agreement and each other agreement, instrument or document executed and delivered pursuant to or in connection with this Agreement and the other Loan Documents.
“Loan Party” and “Loan Parties” means, collectively, the Parent, the Borrower, and each Guarantor.
“Massachusetts Security Corporation” means a Person that qualifies as a Massachusetts “security corporation” under Mass. Gen. L. c. 63, §38B, but only to the extent, and during the time period, it so qualifies.
“Material Adverse Effect” means any event or series of events (whether or not related) that could reasonably be expected to have a material adverse effect on: (a) the business, assets, operations, properties or condition (financial or otherwise) of the Parent and its Subsidiaries, taken as a whole; (b) the ability of the Loan Parties, taken as a whole, to perform or pay its Obligations in accordance with the terms hereof or of any other Loan Document; (c) the Administrative Agent’s first priority security interest (subject to any Liens permitted in Section 8.3) in the Collateral to the extent such material adverse effect was not caused by the Administrative Agent’s failure to retain possession of the Collateral physically delivered to it or the Administrative Agent’s failure to timely file U.C.C. continuation statements or intellectual property security agreements with the applicable intellectual property office; or (d) the validity or enforceability against any Loan Party of any Loan Document or the rights and remedies available to the Administrative Agent or the Lenders under any Loan Document.
“Material Indebtedness” means Indebtedness (other than the Obligations) of any one or more of the Parent and its Subsidiaries, individually or in the aggregate, in an outstanding principal amount in excess of $30,000,000.

“Maturity Date” means the earlier of (a) February 21, 2022 and (b) the acceleration of the Obligations pursuant to Section 9.2 or Section 9.3.
“Maximum Rate” has the meaning set forth in Section 3.2.4.
“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of all the L/C Issuers with respect to Letters of Credit issued and outstanding at such time, and (b) otherwise, an amount determined by the Administrative Agent and each applicable L/C Issuer in their sole discretion.
“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Cash Proceeds” means with respect to (i) the incurrence or issuance of any Indebtedness or the issuance of any Equity Interests by the Parent or any of its Subsidiaries, the difference, if any, of (x) the sum of the cash received in connection with such incurrence or issuance, less (y) the investment banking fees, underwriting discounts, fees and any Permitted Option Premium paid or payable by the Parent or any of its Subsidiaries in connection with such incurrence or issuance, and (ii) any Asset Sales by the Parent or any of its Subsidiaries, the difference, if any, of (x) the sum of the cash received in connection with such Asset Sale, less (y) fees, costs and expenses paid or payable by the Parent or any of its Subsidiaries in connection with such Asset Sale.
“Net Cash Provided by Operating Activities” means, for any period, all amounts which, in accordance with GAAP, would be included as net cash provided by or used in operating activities on the consolidated statements of cash flows of the Parent and its Subsidiaries.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.1 and (ii) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Note” means, as the context may require, either a Revolving Note or a Swing Line Note.
“Obligations” means (a) all obligations (monetary or otherwise) of the Parent, the Borrower and each other Loan Party arising under or in connection with this Agreement and each other Loan Document, including principal, interest (including post default interest and interest accruing after the commencement of any bankruptcy, insolvency or similar proceeding referred to in Section 9.1.9, whether or not a claim for post filing or post-petition interest is allowed in any such proceeding), reimbursement obligations, fees, indemnities, costs and expenses (including the reasonable fees and disbursements of counsel to the Administrative Agent and each Lender required to be paid by the Borrower pursuant to the terms of any Loan Document) that are owing under this Agreement and the other Loan Documents, in each case whether now existing or hereafter incurred, direct or indirect, absolute or contingent, and due or to become due, (b) all Cash Management Liabilities, and (c) all Swap Liabilities (other than Swap Liabilities arising under any Swap Agreement designated by the Borrower in writing to the Administrative Agent as an “unsecured swap agreement” on or prior to the date such Swap Agreement is entered into); provided, however, that Obligations shall exclude any Excluded Swap Obligations.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Off Balance Sheet Obligation” means the monetary obligation of a Person under (a) a so called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use of property or sale of assets that creates obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, could be characterized as Indebtedness of such Person (without regard to accounting treatment).
“Organizational Document” means, with respect to any Loan Party, its articles of incorporation, partnership agreement, operating agreement and/or bylaws, as applicable.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.14).
“Parent” has the meaning set forth in the preamble.
“Participant” has the meaning set forth in Section 11.10(d)(i).
“Participant Register” has the meaning set forth in Section 11.10(d)(ii).
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of

ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Percentage” means, relative to any Lender, the percentage set forth opposite the name of such Lender on Schedule I hereto (as supplemented by Schedule I to each Additional Lender Joinder), in a duly executed Incremental Commitment Joinder Agreement or in a duly executed Assignment and Assumption, as such percentage may be adjusted from time to time pursuant to each Assignment and Assumption executed and delivered pursuant to Section 11.10.
“Permitted Acquisition” means any acquisition by the Parent or any of its Subsidiaries of all or substantially all the assets of a Person or line of business of a Person, or a majority of the Equity Interests of a Person (referred to herein as the “Acquired Entity”); provided that (a) such Acquired Entity is in compliance with Section 8.1; (b) such acquisition was not preceded by, or consummated pursuant to, an unsolicited tender offer or proxy contest initiated by or on behalf of the Parent, any of its Subsidiaries or any of their Related Parties; (c) the Acquired Entity shall, upon consummation of the acquisition, be owned (or, in the case of an asset purchase, such assets shall be owned) by the Parent or a Wholly-Owned Subsidiary of the Parent; (d) subject to the Limited Condition Acquisition provisions set forth in Section 1.5, at the time of such transaction, both immediately before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; (d) subject to the Limited Condition Acquisition provisions set forth in Section 1.5, both immediately before and after giving effect thereto, the Parent and its Subsidiaries are in compliance with the financial covenant set forth in Section 8.4 as of the end of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1(a) or Section 7.1(b) hereunder; (e) all actions required to be taken with respect to such Acquired Entity under Section 7.7 and Section 7.8 shall have been taken; provided that if the acquisition is being financed by any Incremental Commitment, to the extent agreed by the applicable Lenders providing such Incremental Commitment, all actions under this clause (e) shall be subject to customary “Sungard” limitations; (f) the Borrower shall have delivered to the Administrative Agent a certificate providing reasonably satisfactory evidence of compliance with clause (d); and (g) (i) the aggregate cash consideration paid in connection with such acquisition does not exceed $100,000,000 and (ii) the aggregate cash consideration paid in connection with such acquisition and all other Permitted Acquisitions consummated after the Restatement Date and on or prior to the date such acquisition is consummated does not exceed $200,000,000 in the aggregate.
“Permitted Bond Hedge Transaction” means any call or capped call option on the Parent’s Equity Interests purchased by the Parent from a leading dealer in the relevant market (the “Hedge Provider”) in connection with the issuance of any Permitted Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Parent from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Parent from the sale of such Permitted Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction; provided, further, that such call option is a Swap Agreement and will be entered into between the Parent and the Hedge Provider under an ISDA Master Agreement and there shall be no Credit Support Annex, Credit Support Documentation, Credit Support Provider, security, guaranty or other credit support with respect thereto, in each case provided by the Parent or the Borrower; provided, further, that immediately before and after giving pro forma effect to the purchase of such call option and any concurrent use of proceeds thereof, no Default or Event of Default shall have occurred and be continuing hereunder.
“Permitted Convertible Indebtedness” means Indebtedness that (A) (a) is either (i) a debt security issued by the Parent which is convertible into Equity Interests of the Parent (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such Equity Interests) or (ii) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for Equity Interests of the Parent and/or cash (in an amount determined by reference to the price of such Equity Interests); (b) is unsecured; (c) will not have a stated maturity prior to the day six (6) months following the Maturity Date; (d) has no scheduled amortization or principal payments or requires any mandatory redemptions or payments of principal prior to the day six (6) months following the Maturity Date other than customary payments upon a change of control or fundamental change event (it being understood that conversion of any such Indebtedness shall not be considered a redemption or payment); and (e) immediately before and after giving pro forma effect to the incurrence of such Indebtedness and any concurrent use of proceeds thereof, no Default or Event of Default shall have occurred and be continuing and (B) any Indebtedness of the Parent or its Subsidiaries identified on Schedule 8.2(h).
“Permitted Disposition” means any sale, lease, transfer or other disposition of assets (including, without limitation, Equity Interests of any Subsidiary of the Parent and Accounts) of the Parent or any of its Subsidiaries; provided that (a) at least 75% of the consideration therefor received by the Parent and/or the applicable Subsidiary shall be in the form of cash or Cash Equivalent Investments; (b) the Parent and/or the applicable Subsidiary shall have received at least fair market value therefor (as determined by the Borrower in good faith); (c) both immediately before and after giving effect to each such disposition no Default or Event of Default shall have occurred and be continuing; and (d) the aggregate fair market value of all assets subject to dispositions made pursuant to this definition during the term of this Agreement shall not exceed $75,000,000.
“Permitted Holders” means (a) Niraj Shah, (b) Steven Conine and (c) any Permitted Transferee of either of the foregoing.
“Permitted Option Premium” means, in respect of a Permitted Structured Repurchase Transaction which is a call or a capped call option on the Parent’s Equity Interests purchased by the Parent from a Hedge Provider in connection with the issuance of any Permitted Convertible Indebtedness, the premium paid by the Parent to such Hedge Provider to purchase such option; provided that such option is purchased within sixty (60) days of the issuance of such Permitted Convertible Indebtedness.
“Permitted Refinancing Indebtedness” means Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend, renew or replace existing Indebtedness (“Refinanced Indebtedness”); provided that (a) the principal amount (or accreted value, if applicable) of such refinancing, refunding, extending, renewing or replacing Indebtedness is not greater than the principal amount (or accreted value, if applicable) of such Refinanced Indebtedness except by an amount equal to a reasonable premium, penalties and unpaid interest thereon, and reasonable fees and expenses incurred in connection with such refinancing, refunding, extension, renewal or replacement and by an amount equal to any existing commitments unutilized thereunder, (b) such refinancing, refunding, extending, renewing or replacing Indebtedness has a final maturity that is no sooner than, and a Weighted Average Life to Maturity that is no shorter than, such Refinanced Indebtedness, (c) if such Refinanced Indebtedness or any Contingent Liabilities thereof are subordinated to the Obligations, such refinancing, refunding, extending, renewing or replacing Indebtedness and any Contingent Liabilities thereof are subordinated on terms no less favorable to the Lenders in any material respect, (d) the obligors in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding, extending, renewing or replacing are the only obligors on such refinancing, refunding, extending, renewing or replacing Indebtedness, except as otherwise permitted hereunder, (e) in the case of any secured Indebtedness is not secured by any assets not securing the Refinanced Indebtedness and (f) the terms and conditions (excluding interest rates and any prepayment premium, redemption or put provisions) of any such Permitted Refinancing Indebtedness, taken as a whole, are not materially less favorable to the Lenders than the terms and conditions of the Refinanced Indebtedness.
“Permitted Structured Repurchase Transaction” means any forward purchase or accelerated share repurchase transaction relating to the Parent’s Equity Interests for which the Parent is the purchaser, a call or capped call option relating to the Parent’s Equity Interests purchased by the Parent, and/or a put or put spread option relating to the Parent’s Equity Interests sold by the Parent and/or any other structured equity repurchase transaction similar to any of the foregoing presented to the Administrative Agent and the Lenders by the Parent and to which the Administrative Agent and the Required Lenders have consented, in each case, entered into by the Parent with any of Citibank, N.A., JPMorgan Chase Bank, N.A., Bank of America, N.A., Goldman Sachs Group, Inc., Morgan Stanley & Co. International PLC or any Lender, or any of their respective Affiliates, in each case to the extent such financial institution is then a leading dealer in the market in respect of such transactions (each, a “Structured Repurchase Dealer”); provided that the aggregate amount of any premium(s), prepayment amount (s), strike price(s) or other applicable purchase price, costs, expenses or any other payments (whether absolute or contingent) for such Permitted Structured Repurchase Transaction, at the time of entry into such Permitted Structured Repurchase Transaction, does not, and, during the term of this Agreement, will not, exceed the amount permitted to be paid by the Parent in respect of repurchases of the Parent’s Equity Interests pursuant to Section 8.6(a)(vii); provided, further, that such transaction is a Swap Agreement and will be entered into between the Parent and a Structured Repurchase Dealer under an ISDA Master Agreement and there shall be no Credit Support Annex, Credit Support Document, Credit Support Provider, security, guaranty or other credit support with respect thereto, in each case provided by the Parent, the Borrower or any of their respective Affiliates; provided, further, that immediately before and after giving pro forma effect to the entry into such Permitted Structured Repurchase Transaction, and any concurrent use of proceeds thereof, no Default or Event of Default shall have occurred and be continuing hereunder.
“Permitted Transferees” means, with respect to any Person that is a natural person (and any Permitted Transferee of such person), (a) such Person’s immediate family, including his or her spouse, ex-spouse, children, step-children and their respective lineal descendants, (b) the estate of Steven K. Conine, (c) the estate of Niraj Shah and (d) any other trust or other legal entity the beneficiary of which is such person’s immediate family, including his or her spouse, ex-spouse, children, step-children or their respective lineal descendants.
“Permitted Warrant Transaction” means any call option, warrant or contractual right to purchase the Parent’s Equity Interests sold by the Borrower to the Hedge Provider substantially concurrently with any purchase by the Borrower of a related Permitted Bond Hedge Transaction from the Hedge Provider for which the strike price (or the analogous term defined therein) is greater than the strike price (or the analogous term defined therein) for the Permitted Bond Hedge Transaction; provided that such call option, warrant or contractual right will be entered into between the Parent and the Hedge Provider under an ISDA Master and there shall be no Credit Support Annex, Credit Support Documentation, Credit Support Provider, security, guaranty or other credit support with respect thereto, in each case, provided by the Parent or the Borrower; provided, further that immediately before and after giving pro forma effect to the sale of such call option, warrant or contractual right and any concurrent provisions of proceeds thereof, no Default or Event of Default shall have occurred and be continuing hereunder.
“Person” means any natural person, corporation, partnership, limited liability company, joint venture, association, company, partnership, trust, Governmental Authority or other entity.
“Platform” has the meaning set forth in Section 11.2(c)(i).
“Pro Forma Basis” and “Pro Forma Effect” means, with respect to compliance with any test or covenant required by the terms of this Agreement to be made on a Pro Forma Basis or giving Pro Forma Effect thereto, that all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant:
(a)    income statement and cash flow statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a disposition of a business unit or a line of business of Parent, the Borrower or any of the Subsidiaries, shall be excluded and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included;
(b)    any purchase, redemption, retirement, defeasance or other extinguishment of Indebtedness; and
(c)    any Indebtedness incurred or assumed by the Parent, the Borrower or any of the Subsidiaries in connection therewith, and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination.
“Pro Rata” means with respect to any Lender, the percentage obtained by dividing (i) the Revolving Loan Commitment Amount of such Lender (or, if the Revolving Loan Commitment has been terminated, the sum of the aggregate outstanding principal amount of the Revolving Loans of such Lender, plus the aggregate principal amount of all participations by such Lender in any Letter of Credit Outstandings and obligation to make Revolving Loans with respect to outstanding Swing Line Loans) by (ii) the Revolving Loan Commitment Amount of all the Lenders (or, if the Revolving Loan Commitment has been terminated, the sum of the aggregate outstanding principal amount of the Revolving Loans of all the Lenders, plus the aggregate principal amount of all participations of all the Lenders in any Letter of Credit Outstandings and obligation to make Revolving Loans with respect to outstanding Swing Line Loans).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Quarterly Payment Date” means the last Business Day of each March, June, September and December, or, if any such day is not a Business Day, the next succeeding Business Day.
“Real Property Assets” means all interest (including leasehold interests) of any Loan Party in any real property, including those referred to in Schedule 6.10(c) (“Real Property Assets”).
“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any L/C Issuer.
“Refunded Swing Line Loans” has the meaning set forth in Section 2.8(b).
“Register” has the meaning set forth in Section 11.10(c).
“Reimbursement Obligation” has the meaning set forth in Section 2.7.4.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Release” means a “release” or “threatened release” as such terms are defined in CERCLA, including any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Material into the environment.
“Required Lenders” means, at the time any determination thereof is to be made, Non-Defaulting Lenders holding more than 50% of the then aggregate unused Commitments and unpaid principal amount of the Loans and Letter of Credit Outstandings (excluding the Commitments and aggregate unpaid principal amount of Loans, Letter of Credit Outstandings and unused Commitments held by Defaulting Lenders); provided, however, that if, at such time of determination, there are two (2) or more Lenders, then Required Lenders shall require at least two (2) of such

Lenders (with Lenders that are Affiliates or Approved Funds of one another being considered as one (1) Lender for purposes of this proviso).
“Restatement Date” means February 21, 2019.
“Restatement Date Transactions” means collectively, (a) the payment of fees, costs and expenses in connection with the execution of this Agreement and (b) the refinancing of outstanding revolving loans under the Existing Credit Agreement, including the payment of accrued and unpaid upfront fees and other amounts.
“Restricted Payment” has the meaning set forth in Section 8.6(a).
“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in Letter of Credit Outstandings and Swing Line Loans at such time.
“Revolving Loan Commitment” has the meaning set forth in Section 2.1.1.
“Revolving Loan Commitment Amount” means, on any date, $165,000,000, as such amount may, from time to time, be increased pursuant to Section 2.11 or in connection with an Additional Lender Joinder or reduced pursuant to Section 2.3.
“Revolving Loans” is defined in Section 2.1.1.
“Revolving Note” means a promissory note of the Borrower that is payable to any Lender, substantially in the form of Exhibit A-1 attached hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Revolving Loans.
“Rolling Period” means the period of four consecutive Fiscal Quarters most recently ended prior to the applicable date of determination for which financial statements have been delivered pursuant to Section 7.1(a) or Section 7.1(b) hereunder.
“S&P” means S&P Global Ratings, a division of Standard & Poor’s Financial Services LLC, and any successor thereto.
“Sanctioned Country” means, at any time, any country or territory, which is itself the subject or target of any Sanctions (at the time of this Agreement, the Crimea Region, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, FCPA, Patriot Act, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or any European Union member state, (b) any Person operating (with physical local presence), organized or resident in a Sanctioned Country or (c) any Subsidiary owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time, by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European member state or Her Majesty’s Treasury of the United Kingdom.
“SEC” means the United States Securities and Exchange Commission.
“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each L/C Issuer, each Specified Counterparty and each Lender or Affiliate of a Lender with Swap Liabilities (other than Swap Liabilities arising under any Swap Agreement designated by the Borrower in writing to the Administrative Agent as an “unsecured swap agreement” on or prior to the date such Swap Agreement is entered into), Lenders or Affiliates of Lenders with Cash Management Liabilities, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.4, and the other Persons with Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.
“Security Agreement” means (a) that certain Security Agreement, dated as of February 22, 2017, by and among the Borrower, the Parent, the Grantors (as defined therein) party thereto and the Administrative Agent, and (b) each other security agreement supplement delivered pursuant to Section 7.7, in the case of each of clauses (a) and (b), as amended, amended and restated, supplemented or otherwise modified from time to time.
“Solvent” means, when used with respect to any Person, that, as of any date of determination: (a) the amount of the “present fair saleable value” of the assets of such Person, as of such date, exceeds the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such value is established and such liabilities are evaluated in accordance with Section 101(32) of the Federal Bankruptcy Code and the relevant state Debtor Relief Laws governing determinations of the insolvency of debtors of New York and each state where such Person is organized or has its principal place of business; (b) such Person does not have, as of such date, an unreasonably small amount of capital with which to conduct its business; and (c) such Person is able to pay its debts as they mature.
“Specified Counterparty” means, with respect to any Swap Liability, Citibank, N.A., JPMorgan Chase Bank, N.A., Bank of America, N.A., Goldman Sachs Group, Inc. or Morgan Stanley & Co. International PLC; provided that, prior to the Parent or any of its Subsidiaries entering into any Swap Agreement with any Specified Counterparty, the Borrower shall offer the Lenders the opportunity to provide such Swap Agreement on terms that are no less favorable to the Parent and its Subsidiaries than the terms offered by such Specified Counterparty (it being agreed and understood that if such Lenders fail to deliver a commitment to provide such Swap Agreement on such terms within ten (10) days after receipt of such offer, the Lenders shall be deemed to have declined such opportunity and the Borrower shall be deemed to have complied with its obligations under this proviso).
“Specified Representations” means the representations and warranties set forth in Section 6.1, Section 6.2(a), Section 6.4, Section 6.18, Section 6.19, Section 6.21, Section 6.24 and Section 6.26.

“Specified Transaction” means, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of, or all or substantially all of the Equity Interests of, another Person or any disposition of a business unit, line of business or division of any Loan Party or any of their Subsidiaries whether by merger, consolidation, amalgamation or otherwise, or any incurrence or repayment of Indebtedness, Restricted Payment or Incremental Commitment that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”
“Spot Rate” for any currency shall mean the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if it does not have as of the date of determination a spot buying rate for any such currency.
“Standby Letter of Credit Commitment Amount” means, as of any date, $100,000,000, which is a sub-facility of the Letter of Credit Commitment and is a part of, and not in addition to, the Letter of Credit Commitment.
“Stated Amount” of each Letter of Credit means the total amount available to be drawn under such Letter of Credit upon the issuance thereof.
“Stated Expiry Date” is defined in Section 2.7.1(a).
“Subsidiary” means, with respect to any Person: (a) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors or other governing body of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, or by one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such Equity Interests (whether by proxy, agreement, operation of law or otherwise); or (b) any partnership, joint venture, limited liability company or other entity as to which such Person, or one or more Subsidiaries of such Person, owns (whether in the form of voting or participation in profits or capital contribution) more than a 50% Equity Interest, acts as the general partner or has power to direct or cause the direction of management and policies, or the power to elect the managing partner (or the equivalent), of such partnership, joint venture, limited liability company or other entity, as the case may be.
“SVB” means Silicon Valley Bank.
“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, including, without limitation, any Permitted Bond Hedge Transaction, any Permitted Warrant Transaction or any Permitted Structured Repurchase Transaction.
“Swap Liabilities” means any and all obligations of the Parent or any of its Subsidiaries owing to any Lender or Affiliate thereof or any Specified Counterparty, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired, under (a) any and all Swap Agreements and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swing Line Lender” means Citibank, acting solely in its capacity as the Lender making Swing Line Loans, and any successor thereto in such capacity.
“Swing Line Loan Commitment” has the meaning set forth in Section 2.1.3. The Swing Line Loan Commitment is a sub facility of the Revolving Loan Commitment and is a part of, and not in addition to, the Revolving Loan Commitment.
“Swing Line Loan Commitment Amount” means, on any date, $15,000,000, as such amount is reduced from time to time pursuant to Section 2.3.
“Swing Line Loans” has the meaning set forth in Section 2.1.3.
“Swing Line Note” means a promissory note of the Borrower payable to the Swing Line Lender, in the form of Exhibit A-2 attached hereto, evidencing the aggregate Indebtedness of the Borrower to the Swing Line Lender resulting from outstanding Swing Line Loans.
“Tax” and “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Value” means, with respect to one or more Swap Agreements at any time, after taking into account the effect of any netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).
“Trade Date” has the meaning set forth in Section 11.10(f)(i).
“Type” means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a Eurodollar Rate Loan.

“U.C.C.” means the Uniform Commercial Code as from time to time in effect in the State of New York.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 4.7(g)(ii)(B)(3).
“UK Bribery Act” has the meaning set forth in the definition of “Anti-Corruption Laws.
“United States” or “U.S.” means the United States of America.
“Unused Commitment Fee Rate” means the applicable percentage set forth below the column entitled “Unused Commitment Fee Rate” in the table in the definition of “Applicable Margin”.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.
“Wholly-Owned Subsidiary” means any Subsidiary of a Person of which the Equity Interests (except in the case of a corporation for directors’ qualifying shares and investments by foreign nationals mandated by applicable Laws) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, controlled or held by such Person or one or more Wholly-Owned Subsidiaries of such Person.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.2    Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each Schedule and each other Loan Document.
Section 1.3    Certain Rules of Construction. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such

Article or Section of this Agreement or such other Loan Document, as the case may be. The words “herein,” “hereof” and “hereunder” and other words of similar import refer, as the context may require, to the relevant agreement as a whole, including all annexes, exhibits and schedules, and not to any particular section, subsection or clause contained in such agreement, annex, exhibit or schedule. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”, and where general words are followed by a specific listing of items, the general words shall be given their widest meaning and shall not be limited by an enumeration of specific matters; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of any Governmental Authority, Persons succeeding to the relevant functions of such Governmental Authority; all references to any Law shall include any amendments and successors of the same; all references to any agreement, instrument or document shall refer to each such agreement, instrument or document as amended, restated, amended and restated, supplemented or otherwise modified from time to time (subject to any restrictions on any of the foregoing as may be set forth in this Agreement); and the words “asset” and “property” shall have the same meaning and refer to tangible and intangible assets and properties, including cash, securities, accounts and contract rights. A Default shall be deemed to exist at all times during the period commencing on the date that such Default occurs to the date on which such Default is waived by the applicable Lender Parties as required under Section 11.1 or cured within any period of cure expressly provided for in this Agreement. An Event of Default shall be deemed to exist at all times during the period commencing on the date that such Event of Default occurs to the date on which such Event of Default is waived by the applicable Lender Parties as required under Section 11.1. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Loan Party, such words are intended to signify that a senior officer of the Borrower has actual knowledge. For purposes of computing a period of time from a specified date, the word “from” means “from and including” and the word “to” and “until” each mean “to, but excluding”; provided that in calculating fees and interest payable hereunder, such period shall, in any event, consist of at least one full day.
Section 1.4    Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 8.4) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with GAAP as in effect from time to time; provided that notwithstanding the foregoing, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.  In the event that any Accounting Change other than the foregoing shall occur that results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, the Borrower and the Administrative Agent shall negotiate, in good faith, in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition and performance of the Parent and its Subsidiaries shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Parent, the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.
Section 1.5    Certain Calculations and Tests. Notwithstanding anything in this Agreement or any Loan Document to the contrary, when determining compliance with this Agreement or any other Loan Document (including the determination of compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom) in connection with a Limited Condition Acquisition, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, a “LCA Election”), the applicable date of determination shall be the date that the definitive agreement for such Limited Condition Acquisition is entered into (the “LCA Test Date”), and if, after giving Pro Forma Effect thereto on the LCA Test Date as if such Limited Condition Acquisition had been consummated on such date the Parent and/or the applicable Subsidiary would be permitted consummate such Limited Condition Acquisition on such date in compliance with this Agreement and the other Loan Documents, the consummation of such Limited Condition Acquisition on the date on which such Limited Condition Acquisition is actually consummated shall be permitted and shall be deemed to have been effected in compliance with this Agreement and the other Loan Documents in all respects.
If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of the incurrence ratios subject to the LCA Election on or following the relevant LCA Test Date and prior to the earlier of (i) the date on which such Limited Condition Acquisition is consummated or (ii) the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) have been consummated.
Section 1.6    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).
Section 1.7    Timing of Payment or Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall not be payable for the period of such extension.
Section 1.8    Exchange Rates. Notwithstanding the foregoing, for purposes of any determination under Article VII, Article VIII or Article IX or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding, or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Spot Rate; provided, however, that for purposes of determining compliance with Article IX with respect to the amount of any Indebtedness, Investment, Lien, Asset Sale, or Restricted Payment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness, Lien or Investment is incurred or Asset Sale or Restricted Payment is made; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.8 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness, Lien, or Investment may be incurred or Asset Sale or Restricted Payment made at any time under such Sections.
Section 1.9    Pro Forma Calculations. Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement, Consolidated Total Assets, consolidated net assets and Consolidated Total Revenue shall be calculated on a Pro Forma Basis to give effect to all Specified Transactions that have been consummated during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made, and shall be calculated for the applicable period of measurement for which quarterly or fiscal year-end financial statements have been delivered pursuant to Section 7.1(a) or Section 7.1(b) hereunder.
Section 1.10    Amendment and Restatement; No Novation. This Agreement constitutes an amendment and restatement of the Existing Credit Agreement in its entirety and the terms and provisions hereof supersede the terms and provisions of the Existing Credit Agreement. All indebtedness and other obligations under the Existing Credit Agreement are hereby renewed and continued and hereafter will be governed by this Agreement. The execution and delivery of this Agreement is not intended to constitute a novation of any indebtedness or other obligations owing to the Administrative Agent and the Secured Parties under the Existing Credit Agreement or the other Loan Documents.
Section 1.11    Reaffirmation. Each Loan Party hereby expressly reaffirms, as of the Restatement Date, (i) the covenants and agreements contained in each Loan Document to which it is a party, including, in each case, such covenants and agreements as in effect immediately after giving effect to this Agreement and the transactions contemplated hereby and (ii) its Guaranty of the Obligations and that such Guaranty does, and shall continue to, guarantee the Obligations and (iii) its prior grant and the validity of the Liens on the Collateral to secure the Obligations granted by it pursuant to the Collateral Documents, with all such Liens continuing in full force and effect after giving effect to this Agreement. Neither the modification of the Existing Credit Agreement effected pursuant to this Agreement nor the execution, delivery, performance or effectiveness of this Agreement (i) impairs the validity, effectiveness or priority of the Liens granted pursuant to any Loan Document, and such Liens continue unimpaired with the same priority to secure repayment of all Obligations, whether heretofore or hereafter incurred; or (ii) requires that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens.

ARTICLE II
COMMITMENTS AND CREDIT EXTENSIONS
Section 2.1    Commitments. On the terms and subject to the conditions of this Agreement (including Article V), each Lender severally agrees to make Loans, and each L/C Issuer agrees that it will issue Letters of Credit and each Lender severally agrees that it will purchase participation interests in each such Letter of Credit, all pursuant to the Commitments described in this Section.
2.1.1    Revolving Loan Commitment. From time to time on any Business Day occurring prior to the Maturity Date, each Lender agrees to make loans (relative to such Lender, its “Revolving Loans”) to the Borrower equal to such Lender’s Percentage of the aggregate amount of the Borrowing of the Revolving Loans requested by the Borrower to be made on such day. The commitment of each Lender described in this Section is herein referred to as its “Revolving Loan Commitment”. On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and re-borrow Revolving Loans.
2.1.2    Letter of Credit Commitment. From time to time on any Business Day not less than seven (7) Business Days prior to the Maturity Date, each L/C Issuer will issue one or more standby or commercial letters of credit (relative to such L/C Issuer, its “Letter of Credit”) for the account of the Borrower in support of any obligations of the Parent or a Subsidiary of the Parent subject to the terms and conditions contained herein and pursuant to the procedures set forth in Section 2.7. The commitment of each L/C Issuer to issue, and each Lender to participate in, each Letter of Credit described in this Section is herein referred to as the “Letter of Credit Commitment”.
2.1.3    Swing Line Loan Commitment. From time to time on any Business Day occurring prior to the Maturity Date, in reliance upon the agreements of the other Lenders set forth in Section 2.8, the Swing Line Lender shall make loans (relative to such Lender, its “Swing Line Loans”) to the Borrower equal to the aggregate amount of the Borrowing of the Swing Line Loans requested by the Borrower to be made on such day not to exceed at any time the Swing Line Loan Commitment Amount. The (a) commitment of the Swing Line Lender to make the Swing Line Loans and the making of such Swing Line Loans, and (b) deemed irrevocable and unconditional purchase of a participation interest set out in Section 2.8 of the other Lenders is herein referred to as the “Swing Line Loan Commitment”. On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and re-borrow Swing Line Loans.
Section 2.2    Lenders Not Permitted or Required To Make Credit Extensions. No Borrowing of Revolving Loans or Swing Line Loans or issuance or extension of a Letter of Credit shall be made if, after giving effect thereto:
(a)    the aggregate outstanding principal amount of all the Revolving Loans and Swing Line Loans, together with the aggregate principal amount of all Letter of Credit Outstandings, (i) of all the Lenders and the Swing Line Lender would exceed the Revolving Loan Commitment Amount or (ii) of any Lender would exceed such Lender’s Percentage of the Revolving Loan Commitment Amount;

(b)    the aggregate outstanding principal amount of all Swing Line Loans would exceed the Swing Line Loan Commitment Amount;
(c)    the aggregate principal amount of all Letter of Credit Outstandings would exceed the Letter of Credit Commitment Amount;
(d)    the aggregate principal amount of all Letter of Credit Outstandings (i) associated with commercial Letters of Credit would exceed the Commercial Letter of Credit Commitment Amount or (ii) associated with standby Letters of Credit would exceed the Standby Letter of Credit Commitment Amount; or
(e)    with respect to any Lender that is an L/C Issuer, the aggregate principal amount of all Letter of Credit Outstandings would exceed the aggregate outstanding principal amount of all the Revolving Loans and Swing Line Loans, together with the aggregate principal amount of all Letter of Credit Outstandings, of such Lender.
Section 2.3    Reduction of the Commitment Amounts.
2.3.1    Voluntary Reduction. The Borrower may, from time to time on any Business Day after the Restatement Date, terminate the Commitments hereunder or permanently reduce the unused amount of any remaining Commitment Amount without premium or penalty; provided, however, that (i) all such terminations or reductions shall be made on not less than three (3) Business Days’ prior notice to the Administrative Agent, (ii) any partial reduction of the unused amount of the Revolving Loan Commitment Amount shall be in a minimum amount of $5,000,000 and in an integral multiple of $1,000,000, and (iii) any partial reduction of the unused amount of the Swing Line Loan Commitment shall be in a minimum amount of $500,000 and in an integral multiple of $100,000. Any reduction of the Revolving Loan Commitment Amount which reduces the Revolving Loan Commitment Amount below the then current amount of the Swing Line Loan Commitment Amount or the Letter of Credit Commitment Amount shall result in an automatic and corresponding reduction of the Swing Line Loan Commitment Amount and Letter of Credit Commitment Amount, as the case may be, to the amount of the Revolving Loan Commitment Amount, as reduced, without any further action on the part of any Lender or otherwise. A notice of termination or reduction delivered by the Borrower hereunder may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of another transaction, the proceeds of which will be used to prepay any outstanding Loans, in which case such termination or reduction may be conditional upon the effectiveness of such other credit facilities or the closing of such other transaction; provided that the Borrower shall provide the Administrative Agent irrevocable confirmation of such termination or reduction no later than 1:00 p.m. (New York City time) on the date of such termination or reduction specified in a notice that is conditioned upon the effectiveness of other credit facilities or the closing of another transaction.
Section 2.4    Borrowing Procedures.
(a)    Borrowing Requests. By delivering a duly completed and executed Borrowing Request to the Administrative Agent on or before 11:00 a.m. (New York City time), on a Business Day occurring prior to the Maturity Date, the Borrower may from time to time irrevocably request that (i) a Base Rate Loan be made not less than one (1) nor more than five (5) Business Days thereafter or that (ii) a Eurodollar Rate Loan be made not less than three (3) nor more than five (5) Business Days thereafter; provided, however, that (A) no Revolving Loan shall be made as a Eurodollar Rate Loan after the day that is one (1) month prior to the Maturity Date and (B) any request for a Base Rate Loan all the proceeds of which are used to finance any Reimbursement Obligation may be made on or before 8:00 a.m. (New York City time), on the day of the proposed Borrowing. All (i) Base Rate Loans (other than Swing Line Loans) shall be made in a minimum amount of $1,000,000 and an integral multiple of $100,000 or, if less, in the unused amount of the applicable Commitment, and (ii) Eurodollar Rate Loans shall be made in a minimum amount of $1,000,000 and an integral multiple of $100,000. The proceeds of all Loans shall be used solely for the purposes described in Section 4.11.
(b)    Funding by Lenders. The Administrative Agent shall promptly notify each Lender of its receipt of a Borrowing Request pursuant to clause (a), the amount required to be funded by each such Lender and when such amount must be funded. On the terms and subject to the conditions of this Agreement, each Borrowing shall be made on the Business Day specified in such Borrowing Request. On or before 1:00 p.m. (New York City time) on such Business Day each Lender shall deposit with the Administrative Agent same day funds in an amount equal to such Lender’s Percentage of the requested Borrowing. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to the Borrower by wire transfer to the accounts the Borrower shall have specified in its Borrowing Request.
Section 2.5    Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 11:00 a.m. (New York City time) on a Business Day, the Borrower may from time to time irrevocably elect on not less than one (1) nor more than five (5) Business Days’ notice, in the case of Base Rate Loans, and not less than three (3) Business Days (but not more than five (5) Business Days’) notice, in the case of Eurodollar Rate Loans, that all, or any portion in an aggregate minimum amount of $1,000,000 and an integral multiple of $100,000 be, in the case of Base Rate Loans, converted into Eurodollar Rate Loans (for the Interest Period specified in such Continuation/Conversion Notice) or be, in the case of Eurodollar Rate Loans, converted into Base Rate Loans or continued as Eurodollar Rate Loans (in the absence of delivery of a Continuation/Conversion Notice with respect to any Eurodollar Rate Loan at least three (3) Business Days (but not more than five (5) Business Days) before the last day of the then current Interest Period with respect thereto, such Eurodollar Rate Loan shall, on such last day, automatically convert to a Eurodollar Rate Loan with an Interest Period of one (1) month); provided, however, that (a) each such conversion or continuation shall be prorated among the applicable outstanding Loans of all Lenders, (b) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, Eurodollar Rate Loans when any Default or Event of Default has occurred and is continuing, unless the Required Lenders otherwise agree, and (c) no Loans may be continued as, or be converted into, Eurodollar Rate Loans after the day that is one month prior to the Maturity Date.

Section 2.6    Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert Eurodollar Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such Eurodollar Rate Loan; provided, however, that any exercise of such option shall not affect the obligation of the Borrower to repay such Eurodollar Rate Loans in accordance with the terms of this Agreement.
Section 2.7    Letters of Credit. The Borrower may request, in accordance with the terms hereof, the issuance of a Letter of Credit for the account of the Borrower in support of any obligations of the Parent or a Subsidiary of the Parent, in form and substance reasonably acceptable to the Administrative Agent and the applicable L/C Issuer, at any time and from time to time while the Revolving Loan Commitment remains in effect. It is hereby acknowledged and agreed that each of the letters of credit issued and outstanding under the Existing Credit Agreement on the Restatement Date shall constitute a “Letter of Credit” for all purposes of this Agreement and shall be deemed to have been issued under this Agreement from and after the Restatement Date.
2.7.1    Issuance Procedures.
(a)    By delivering to the relevant L/C Issuer, and, if the L/C Issuer is not Citibank, the Administrative Agent, a duly completed and executed Issuance Request, together with a duly completed application and agreement for such Letter of Credit as such L/C Issuer may specify, on or before 11:00 a.m. (New York City time) on a Business Day not less than seven (7) Business Days prior to the Maturity Date, the Borrower may, from time to time irrevocably request, on not less than three (3) Business Days’ notice (or such shorter period as may be agreed to by the L/C Issuer), that such L/C Issuer issue a Letter of Credit in such form as may be requested by the Borrower and approved by such L/C Issuer, such Letter of Credit to be used solely for the purposes described in Section 4.11. Each Letter of Credit shall by its terms be stated to expire on a date (its “Stated Expiry Date”) no later than the earlier of (i) one year from the date of issuance and (ii) five (5) Business Days prior to the Maturity Date; provided that (x) a Letter of Credit may, if requested by the Borrower, provide on terms acceptable to the Administrative Agent and each applicable L/C Issuer, for automatic renewal for successive periods of one year or less (but not beyond five (5) Business Days prior to the Maturity Date unless the Borrower agrees, pursuant to arrangements reasonably satisfactory to the relevant L/C Issuer entered into on or prior to the Maturity Date, to cash collateralize or backstop such Letter of Credit as of the Maturity Date), unless the Administrative Agent or such L/C Issuer shall have delivered to the beneficiary of such Letter of Credit a notice of non-renewal at least seven (7) Business Days prior to the Stated Expiry Date of such Letter of Credit and (y) to the extent acceptable to the Administrative Agent, any L/C Issuer, if requested by the Borrower, may agree to issue a Letter of Credit on terms acceptable to the Administrative Agent and each applicable L/C Issuer with a Stated Expiry Date beyond the date set forth in clause (i) in its sole discretion (but not beyond the date that is five (5) Business Days prior to the Maturity Date unless the Borrower agrees, pursuant to arrangements reasonably satisfactory to the relevant L/C Issuer entered into on or prior to the Maturity Date, to cash collateralize or backstop such Letter of Credit as of the Maturity Date). The relevant L/C Issuer will make available to the beneficiary thereof the original of each Letter of Credit which it issues hereunder. Unless notified in writing by the Administrative Agent or the Required Lenders before it issues a Letter of Credit that a Default or Event of Default exists or that the conditions precedent for issuing the same have not been established, the relevant L/C Issuer may issue the requested Letter of Credit in accordance with such L/C Issuer’s customary practices. In the event and to the extent that the provisions of any Letter of Credit application and agreement of the Borrower conflicts with this Agreement, the provisions of this Agreement shall govern.
(b)    No L/C Issuer shall be under any obligation to issue any Letter of Credit if at the time of request of such issuance any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any requirement of Law applicable to such L/C Issuer or any directive from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular, or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Restatement Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Restatement Date and which such L/C Issuer in good faith deems material to it. No L/C Issuer shall be required to amend, extend or renew any Letter of Credit if at the time of the request therefor it would not be required to issue a Letter of Credit as provided in this clause.
(c)    If the Administrative Agent is an L/C Issuer, it will notify the Lenders, within three (3) Business Days after the end of each calendar month, of all issuance, renewal and amendment to Letters of Credit during the preceding calendar month. Each L/C Issuer that is not the Administrative Agent will notify the Administrative Agent promptly (and, in any event, within three (3) Business Days following the occurrence thereof) of the issuance, renewal and amendment of all Letters of Credit issued by it.
2.7.2    Other Lenders’ Participation.
(a)    Upon the issuance of each Letter of Credit pursuant hereto, and without further action, each Lender (other than each L/C Issuer) shall be deemed to have irrevocably and unconditionally purchased (without recourse, representation or warranty), to the extent of its Percentage, a participation interest in each such Letter of Credit, including all Reimbursement Obligations with respect thereto.
(b)    If either (i) any L/C Issuer makes any payment or disbursement under any Letter of Credit and the Borrower has not, in accordance with Section 2.7.3, reimbursed in full the applicable L/C Issuer with respect thereto or (ii) any reimbursement received by any L/C Issuer from the Borrower is returned or rescinded upon or during any bankruptcy or reorganization of any Loan Party or otherwise, each Lender shall be irrevocably and unconditionally obligated to pay to each applicable L/C Issuer its Percentage of such payment or disbursement; provided that no such payment by the Lenders shall diminish the Obligations of the Borrower under Section 2.7.3 to repay such disbursements and payments in full. Each Lender agrees to make its required reimbursement payment not later than 4:00 p.m. (New York City time) on the Business Day that it receives a notice of payment or disbursement by the Administrative Agent or the applicable L/C Issuer (or, if any Lender receives such notice after 1:00 p.m. (New York City time) on any Business Day, prior to

1:00 p.m. (New York City time) on the next following Business Day), together with interest thereon from the date of requested prepayment until the date of such reimbursement at a rate per annum equal to the greater of (x) the Federal Funds Rate or (y) the rate determined by the Administrative Agent in accordance with banking industry rates on interbank compensation, for the first three (3) Business Days following such Lender’s receipt of such notice, and thereafter at the interest rate applicable to Base Rate Loans that are Revolving Loans. Any Lender’s failure to make available to the applicable L/C Issuer its Percentage of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available such other Lender’s Percentage of such payment, but no Lender shall be responsible for the failure of any other Lender to make available such other Lender’s Percentage of any such payment or disbursement.
(c)    Each Lender (i) that has complied with its obligations under this Section shall be entitled to receive its Pro Rata share of Letter of Credit fees payable pursuant to Section 3.3.3 with respect to each relevant Letter of Credit and (ii) if such Lender has funded a reimbursement payment as provided in clause (b) with respect to a particular Letter of Credit, its Pro Rata share of all reimbursement payments paid by the Borrower with respect thereto.
2.7.3    Disbursements. Each L/C Issuer will notify the Borrower and the Administrative Agent promptly of the presentment for payment of any Letter of Credit issued by such L/C Issuer, together with notice of the date (the “Disbursement Date”) such payment shall be made (each such payment, a “Disbursement”). Subject to the terms and provisions of such Letter of Credit and this Agreement, such L/C Issuer shall make such payment to the beneficiary (or its designee) of such Letter of Credit. Not later than 4:00 p.m. (New York City time) on any Business Day that each relevant L/C Issuer notifies the Borrower and the Administrative Agent that it has made a Disbursement under a Letter of Credit (or, if the Borrower receives such notice after 1:00 p.m. (New York City time) on any Business Day, prior to 1:00 p.m. (New York City time) on the next following Business Day), the Borrower will reimburse the Administrative Agent, for the account of the relevant L/C Issuer and each such Lender that has made a reimbursement payment to such L/C Issuer with respect thereto pursuant to Section 2.7.2(b), for all amounts which such L/C Issuer and each such Lender have disbursed under such Letter of Credit, together with interest thereon from the Disbursement Date through the date of such reimbursement at a rate per annum applicable to Base Rate Loans that are Revolving Loans (subject to Section 3.2.2 with respect to late payments); provided, however, that the Borrower may request in accordance with Section 2.4 that such payment be financed with Base Rate Loans in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such reimbursement payments shall be discharged and replaced by the resulting Base Rate Loans.
2.7.4    Reimbursement. The obligation (a “Reimbursement Obligation”) of the Borrower under Section 2.7.3 to reimburse each L/C Issuer with respect to each Disbursement and, upon the failure of the Borrower to reimburse each such L/C Issuer (or if any reimbursement by the Borrower must be returned or disgorged by any such L/C Issuer for any reason), each Lender’s obligation under Section 2.7.2(b) to reimburse each such L/C Issuer, shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or each such Lender, as the case may be, may have or have had against any L/C Issuer, the Administrative Agent or any Lender, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable Letter of Credit, any non-application or misapplication by the beneficiary of the proceeds of such Letter of Credit, or the existence of any Default or Event of Default; provided, however, that after paying in full its Reimbursement Obligations hereunder, nothing herein shall adversely affect the right of the Borrower or each such Lender, as the case may be, to commence any proceeding against any L/C Issuer in accordance with the last paragraph of Section 2.7.6.
2.7.5    Deemed Disbursements. Upon the occurrence and during the continuation of any Event of Default of the type described in Section 9.1.9 or, with notice from the Administrative Agent, upon the occurrence and during the continuation of any other Event of Default, the Borrower shall Cash Collateralize all the Letter of Credit Outstandings in an amount equal to 103% thereof. Such Cash Collateral shall be held in a Controlled Account. Moneys in such Controlled Account shall be applied by the Administrative Agent to reimburse each L/C Issuer for Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the Reimbursement Obligations of the Borrower for the Letter of Credit Outstandings at such time or, if the maturity of the Loans has been accelerated, shall be applied to satisfy other Obligations. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.
2.7.6    Nature of Reimbursement Obligations. The Borrower and, to the extent set forth in Section 2.7.2, each Lender shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. No L/C Issuer shall be responsible for, nor shall any of the obligations of the Borrower or any Lender with respect to any Letter of Credit be affected by, any of the following:
(a)    the form, validity, sufficiency, accuracy, genuineness or legal effect of any Loan Document, any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;
(b)    the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or the proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;
(c)    the failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;
(d)    errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise;
(e)    any loss or delay in the transmission or otherwise of any document or draft required in order to make a drawing under such Letter of Credit;

(f)    any other act or omission to act or delay of any kind of the L/C Issuers, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder; or
(g)    the existence of any Default or Event of Default, or the termination of the Commitments.
None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to the L/C Issuers, the Administrative Agent or any Lender hereunder. In furtherance of the foregoing, neither the Administrative Agent nor any L/C Issuer or Lender shall have any liability or responsibility by reason of, or in connection with, the form, validity issuance, transfer, payment, non-payment or any other transaction related to any Letter of Credit, provided the foregoing shall not excuse any L/C Issuer from liability to the Borrower or the Lenders to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower and the Lenders to the extent permitted by applicable Law) suffered by the Borrower, the Administrative Agent or the Lenders that are caused by such L/C Issuer’s failure to exercise reasonable care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any L/C Issuer (as finally determined by a court of competent jurisdiction), such L/C Issuer shall be deemed to have exercised reasonable care in each such determination. Without limiting the foregoing, the parties agree that, with respect to documents presented which appear on their face to be in compliance with the terms of a Letter of Credit, each L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
2.7.7    Uniform Customs and Practice. The (a) Uniform Customs and Practice for Documentary Credits as published by the International Chamber of Commerce most recently at the time of issuance of any commercial Letter of Credit shall apply to each such commercial Letter of Credit and (b) the International Standby Practices 1998 ISP 98 published by the Institute of International Banking Law & Practice most recently at the time of issuance of any standby Letter of Credit shall apply to each such standby Letter of Credit.
2.7.8    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of the Parent or any Subsidiary of the Parent, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit in support of obligations of the Parent or any Subsidiary of the Parent inures to the benefit of the Borrower, and the Borrower’s business derives substantial benefits from the business of the Parent and such Subsidiaries of the Parent.
Section 2.8    Swing Line Loans.

(a)    Borrowing Requests. By utilizing a form of electronic communication that has been approved by the Administrative Agent and the Swing Line Lender pursuant to Section 11.2, the Borrower may irrevocably request, on or before 2:00 p.m. (New York City time) on any Business Day a proposed Swing Line Loan is to be made, that Swing Line Loans be made by the Swing Line Lender in any minimum amount. All Swing Line Loans shall be made as Base Rate Loans and shall not be entitled to be converted into Eurodollar Rate Loans. Promptly following confirmation from the Administrative Agent to the Swing Line Lender that all the conditions for making a Swing Line Loan have been satisfied, the proceeds of each Swing Line Loan shall be made available by the Swing Line Lender, by its close of business on the Business Day in which it receives such confirmation from the Administrative Agent, to the Borrower, by wire transfer in accordance with the written instructions provided to the Swing Line Lender by the Borrower. Upon the making of any Swing Line Loan, and without further action, each Lender (other than the Swing Line Lender) shall be deemed to have irrevocably and unconditionally purchased (without recourse, representation or warranty), to the extent of its Percentage, a participation interest in each such Swing Line Loan.
(b)    Refinancing Swing Line Loans.
(i)    If:
(1)    requested at any time by the Swing Line Lender (as communicated to the Administrative Agent and the Borrower) in its sole discretion;
(2)    any Swing Line Loan is or will be outstanding on a date when the Borrower requests that a Revolving Loan be made; or
(3)    any Default or Event of Default shall occur and be continuing;
then in each case, each Lender (other than the Swing Line Lender) irrevocably agrees that it will, promptly following notice from the Administrative Agent to the Lenders of the occurrence of any of the events referred to in the preceding clauses (1) through (3) (which notice the Administrative Agent agrees to provide promptly for and on behalf of the Swing Line Lender to the Borrower), make a Revolving Loan (which shall initially be funded as a Base Rate Loan) in an amount equal to such Lender’s Percentage of the aggregate principal amount of all such Swing Line Loans then outstanding (such outstanding Swing Line Loans hereinafter referred to as the “Refunded Swing Line Loans”). On or before 1:00 p.m. (New York City time) on the first Business Day following the occurrence of one of the foregoing (provided that if any Lender shall receive such notice at or prior to 1:00 p.m. (New York City time) on a Business Day such funding shall be made by such Lender on or before 2:00 p.m. (New York City time) on such Business Day), each such Lender shall deposit in an account specified by the Swing Line Lender the amount so requested in same day funds and such funds shall be applied by the Swing Line Lender to repay the Refunded Swing Line Loans. At the time the aforementioned Lenders make the above referenced Revolving Loans, the Swing Line Lender shall be deemed to have made, in consideration of the making of the Refunded Swing Line Loans, Revolving Loans in an amount equal to the Swing Line Lender’s Percentage of the aggregate principal amount of the Refunded Swing Line Loans. Upon the making (or deemed making, in the case of the Swing Line Lender) of any Revolving Loans pursuant to this clause, the amount so funded shall become outstanding under such Lender’s Revolving Note and shall no longer be owed under the Swing Line Note. The Borrower hereby authorizes the Administrative Agent and the Swing Line Lender to charge the Borrower’s accounts with the Administrative Agent and the Swing Line Lender in order to immediately pay the Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of the Revolving Loans made by the Lenders, including the Revolving Loan deemed to be made by the Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans.
(ii)    If for any reason any Swing Line Loan cannot be refinanced by a Refunded Swing Line Loan in accordance with clause (i), the request for any such Refunded Swing Line Loan shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan, and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to clause (i) shall be deemed payment in respect of such participation.
(iii)    In the event any Lender fails to fund when due as herein provided its Refunded Swing Line Loan or participation in any Swing Line Loan, the Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest at a rate per annum equal to the greater of (x) the Federal Funds Rate or (y) the rate determined by the Administrative Agent in accordance with banking industry rates on interbank compensation, for the first Business Day following such Lender’s receipt of such notice, and thereafter at the interest rate applicable to Base Rate Loans that are Revolving Loans. Each Lender’s obligation to make Refunded Swing Line Loans and fund its participation in any Swing Line Loan shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) the acceleration or maturity of any Loans or the termination of any Commitment after the making of any Swing Line Loan; (D) any breach of this Agreement or any other Loan Document by the Borrower, any Lender or the Administrative Agent; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(c)    Repayment of Participations.
(i)    At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Percentage thereof in the same funds as those received by the Swing Line Lender.
(ii)    If any payment that is received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned or disgorged by the Swing Line Lender for any reason, each Lender shall pay to the Swing Line Lender its Percentage thereof promptly following a demand therefor by the Administrative Agent

(which demand the Administrative Agent agrees to promptly make upon the request of the Swing Line Lender), plus interest thereon from the date of such demand to the date such amount is returned to the Swing Line Lender, at a rate per annum equal to the greater of (x) the Federal Funds Rate or (y) the rate determined by the Administrative Agent in accordance with banking industry rates on interbank compensation, for the first Business Day following such Lender’s receipt of such notice, and thereafter at the interest rate applicable to Base Rate Loans that are Revolving Loans.
Section 2.9    Notes. Each Lender’s Loans under a Commitment shall, if requested by such Lender, be evidenced by a Note payable to the order of such Lender in a principal amount equal to such Lender’s Percentage of the original Commitment Amount. Each Lender shall record in its records the outstanding amount owing pursuant to its Notes; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of the Borrower or any other Loan Party. Such notations shall be conclusive and binding on the Borrower absent manifest error.
Section 2.10    Cashless Settlement. Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.
Section 2.11    Increase in Commitment.
2.11.1    Request for Increase. The Borrower may, from time to time, request (each an “Incremental Commitment Request”) by delivering a notice to the Administrative Agent (who shall promptly notify the Lenders of the substance thereof) that the Revolving Loan Commitment Amount be increased by an aggregate amount (for all such requests) not exceeding $50,000,000 (each such increase, an “Incremental Commitment”); provided that each such Incremental Commitment Request shall request an increase in a minimum amount of $5,000,000 (or, if less, the remaining portion of such of total amount) and integral multiples of $1,000,000 in excess thereof. The notice by the Administrative Agent to the Lenders describing each Incremental Commitment Request shall specify the time period (to be determined by the Borrower in consultation with the Administrative Agent but in no event to be less than ten (10) Business Days from the date of delivery by the Borrower of the applicable Incremental Commitment Request to the Administrative Agent) within which each Lender is required to inform the Administrative Agent whether such Lender intends to provide any portion of the applicable Incremental Commitment.
2.11.2    Lender Elections to Increase. Each Lender shall notify the Administrative Agent within the required time period whether or not it agrees to provide any portion of the applicable Incremental Commitment and, if so, shall specify the amount of such Incremental Commitment it desires to be allocated to it. To the extent the aggregate amount of Incremental Commitments that the Lenders are willing to provide exceeds the aggregate amount of Incremental Commitments specified in the Incremental Commitment Request, such Incremental Commitments shall be provided pro rata by the Lenders. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment Amount. Each determination by a Lender to provide a portion of an Incremental Commitment shall be made by it in its sole and absolute discretion.
2.11.3    Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each Incremental Commitment Request. To the extent the existing Lenders’ Commitments in respect of the Incremental Commitment Request are less than what the Borrower has requested, to achieve the full amount of the Incremental Commitment specified in the applicable Incremental Commitment Request, subject to the approval of each of the Administrative Agent, the Swing Line Lender and the L/C Issuer (which approvals shall not be unreasonably withheld), the Borrower may obtain the agreement of additional Eligible Assignees to become Lenders pursuant to an Incremental Commitment Joinder Agreement, which shall be on the same terms and subject to the same conditions offered to Lenders pursuant to Sections 2.11.1 and 2.11.2. Each such Eligible Assignee shall, as a condition to participating in any Incremental Commitment, be required to deliver all forms, if any, that are required to be delivered by such Eligible Assignee pursuant Section 4.7(g) and any other information that the Administrative Agent requires from Lenders as a condition to becoming a party to this Agreement. Notwithstanding the provisions of Section 11.1, the Incremental Commitment Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.11. In addition, unless otherwise specifically provided herein, all references in Loan Documents to Revolving Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Loans made pursuant to Incremental Commitments. This Section 2.11 shall supersede any provisions in Section 4.9 or Section 11.1 to the contrary.
2.11.4    Restatement Date and Allocations. If the Commitment Amount is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date of each such increase (each an “Incremental Commitment Increase Effective Date”) and the final allocation of each Incremental Commitment. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the applicable Incremental Commitment Increase Effective Date.
2.11.5    Conditions to Effectiveness of Increase. In connection with the occurrence of each Incremental Commitment Increase Effective Date, the Borrower shall (a) pay all reasonable and documented fees and out-of-pocket expenses (including any upfront fees and reasonable and documented fees and out-of-pocket expenses of counsel) of the Lenders providing such Incremental Commitment and Citibank, in its capacity as Administrative Agent on or prior to the Incremental Commitment Increase Effective Date, to the extent such invoices have been delivered at least one (1) Business Day prior to such Incremental Commitment Increase Effective Date and (b) deliver to the Administrative Agent a certificate dated as of such Incremental Commitment Increase Effective Date and signed by a Financial Officer (i) certifying and attaching the resolutions adopted by the Borrower approving the applicable Incremental Commitment and (ii) certifying that:
(A)    immediately prior to and after giving effect to the applicable Incremental Commitment, the representations and warranties of the Loan

Parties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of such Incremental Commitment Increase Effective Date; provided that such representations and warranties (x) that relate solely to an earlier date shall be true and correct in all material respects as of such earlier date and (y) shall be true and correct in all respects if they are qualified by a materiality standard; provided, further, that if the Incremental Commitment is being incurred in connection with a Limited Condition Acquisition, on the date of the initial Credit Extension under the Incremental Commitment (or the date the Incremental Commitment is provided), the only representations and warranties that will be required to be true and correct in all material respects shall be the Specified Representations;
(B)    subject to the Limited Condition Acquisition provisions set forth in the definition of “Permitted Acquisition” and Section 1.5, if applicable, immediately prior to and after giving effect to the applicable Incremental Commitment, no Default or Event of Default shall have occurred and be continuing; and
(C)    subject to the Limited Condition Acquisition provisions set forth in the definition of “Permitted Acquisition” and Section 1.5, if applicable, for the most recently completed Rolling Period prior to the applicable Incremental Commitment Increase Effective Date, the Borrower is in compliance with the financial covenant set forth in Section 8.4 before and after giving pro forma effect to the Credit Extensions to be made on the Incremental Commitment Increase Effective Date (to the extent the Borrower is requesting a Credit Extension on the Incremental Commitment Increase Effective Date); provided, however, that in the event the initial Credit Extension hereunder is requested after the Incremental Commitment Increase Effective Date, the Borrower shall be required to provide a certificate for the most recently completed Rolling Period prior to the date of such Credit Extension with respect to an Incremental Commitment that the Borrower is in compliance with the financial covenant set forth in Section 8.4 (before and after giving pro forma effect to such Credit Extension).
2.11.6    Terms of Incremental Commitment. The terms and provisions of the incremental Loans comprising each Incremental Commitment shall be documented solely as an increase to the Commitments without any change of terms to this Agreement and shall (i) rank pari passu in right of payment and of security with, and shall have the same guarantees as the existing Loans; (ii) have the same maturity date; (iii) have the same rate of interest as the existing Lenders; and (iv) otherwise be treated the same as, and not be entitled to any additional benefits than or impose any more obligations than, the existing Loans.
2.11.7    Notes. Any existing Lender that has a Note and participates in any Incremental Commitment shall, substantially contemporaneously with the delivery of its Note to be replaced to the Borrower, receive a replacement Note that evidences the aggregate principal amount of its Loans outstanding hereunder. Any new Lender requesting a Note shall receive such a Note in an amount equal to the aggregate principal amount of the Incremental Commitment it is required to fund pursuant to the terms of this Section.
2.11.8    Percentage Adjustment. The Borrower and the Lenders authorize the Administrative Agent to ratably adjust the Percentage of each Lender in order to give effect to any Incremental Commitment with respect to the Revolving Loan Commitment. Upon a Lender providing any Incremental Commitment, each other Lender that does not participate in such Incremental Commitment shall have its Percentage reduced on a pro rata basis such that the total Percentage of all Lenders shall remain 100%.
2.11.9    Incremental Revolver Prepayment. If the Borrower shall increase the Revolving Loan Commitment Amount pursuant to this Section it shall prepay any Revolving Loans that are outstanding on the date of such increase (and pay any amounts required pursuant to Section 4.4) to the extent necessary to keep the outstanding Revolving Loan ratable with any revised Percentages as provided in Section 2.11.2 that arise from any non-ratable increase in the Revolving Loan Commitment Amount.
ARTICLE III
PAYMENTS, INTEREST AND FEES
Section 3.1    Repayments and Prepayments. The Borrower shall repay in full the unpaid principal amount of each Loan on the Maturity Date. Prior thereto, repayments and prepayments of Loans shall be made as set forth in this Section.
3.1.1    Voluntary Prepayments. Prior to the Maturity Date, the Borrower may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of the Loans; provided, however, that:
(a)    any such prepayments shall be made Pro Rata among Loans having the same Interest Period of all the applicable Lenders;
(b)    all such voluntary prepayments shall require (i) in the case of Eurodollar Rate Loans, notice to the Administrative Agent on or before 11:00 a.m. (New York City time) not less than three (3) Business Days in advance of any prepayment thereof, and (ii) in the case of Base Rate Loans, notice to the Administrative Agent on or before 11:00 a.m. (New York City time) on the Business Day of any prepayment thereof;
(c)    all such voluntary partial prepayments shall be (i) in the case of Revolving Loans, in an aggregate minimum amount of $1,000,000 and an integral multiple of $100,000 or, if less, the aggregate principal amount of the Revolving Loans outstanding hereunder, or (ii) in the case of Swing Line Loans, in any minimum amount; and
(d)    each such notice delivered pursuant to clause (b) hereof shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of another transaction, the proceeds of which will be used to prepay any outstanding Loans, in which case such prepayment may be conditional upon the effectiveness of such other credit facilities or the closing of such other transaction; provided, further that the Borrower shall provide the Administrative Agent irrevocable confirmation of such prepayment no later than 1:00 p.m. (New York City time) on the date of such prepayment specified in the notice delivered pursuant to clause (b).
3.1.2    Mandatory Repayments and Prepayments.
(a)    Excess Outstandings. If for any reason the aggregate Revolving Credit Exposure at any time exceeds the Revolving Loan Commitment Amount at such time, the Borrower shall immediately prepay Revolving Loans and Swing Line Loans and Cash Collateralize the Letter of Credit Outstandings (other than Reimbursement Obligations) in an aggregate amount equal to such excess in the manner set forth in Section 3.1.3.
(b)    Mandatory Prepayment from Permitted Convertible Indebtedness. Upon the incurrence or issuance by the Parent of any Indebtedness pursuant to Section 8.2(h), the Borrower shall, or shall cause the Parent to, promptly prepay the principal amount of the Revolving Loans in an amount equal to 50% of principal amount of such Indebtedness in the manner set forth in Section 3.1.3 (without a requirement to Cash Collateralize Letters of Credit Outstandings).
(c)    [Reserved].
(d)    Acceleration. The Borrower shall, immediately upon any acceleration of the Maturity Date of any Loans or Letter of Credit Outstandings pursuant to Section 9.2 or Section 9.3, (i) repay all (or if only a portion is accelerated thereunder, such portion of) the Loans and Reimbursement Obligations then outstanding and (ii) Cash Collateralize all other Letter of Credit Outstandings in an amount equal to 103% of such Letter of Credit Outstandings, on terms and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable L/C Issuer.
3.1.3    Application of Prepayments, etc.
(a)    Each prepayment of any Loans made pursuant to this Section shall be applied, to the extent of such prepayment, first, to the payment of all the Swing Line Loans until they have been paid in full, second, to the payment of the outstanding Reimbursement Obligations until they have been paid in full, third, to the payment of the Revolving Loans until they have been paid in full, fourth, to Cash Collateralize all remaining Letter of Credit Outstandings in an amount equal to 103% of such Letter of Credit Outstandings, on terms, pursuant to documentation and in form and substance reasonably satisfactory to the Administrative Agent and each applicable L/C Issuer.
(b)    Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty but subject to Section 4.4.

Section 3.2    Interest Provisions. Interest on the outstanding principal amount of Loans shall accrue and be payable in accordance with this Section.
3.2.1    Rates. Subject to Section 2.4, Section 2.5 and Section 2.8, the Borrower may elect, pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, that Loans comprising a Borrowing accrue interest at a rate per annum:
(a)    on that portion maintained from time to time as a Base Rate Loan, equal to the sum of the Alternate Base Rate from time to time in effect, plus the Applicable Margin; and
(b)    on that portion maintained from time to time as a Eurodollar Rate Loan (except in the case of Swing Line Loans), during each Interest Period applicable thereto, equal to the sum of the Adjusted Eurodollar Rate for such Interest Period, plus the Applicable Margin.
3.2.2    Post Default Rates. Upon (a) the occurrence and during the continuation of an Event of Default occurring under Section 9.1.1 or Section 9.1.9 or (b) for any other Event of Default, at the election of the Required Lenders, the Borrower shall pay, but only to the extent permitted by applicable Law, interest (after as well as before judgment) on the Loans and the Letter of Credit Outstandings, the rate per annum equal to the rate that would be applicable to a Base Rate Loan, plus 2.00% per annum (the “Default Rate”) until such Event of Default is cured or waived; provided that no interest at such Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.
3.2.3    Payment Dates. Interest accrued on each Loan shall be paid as follows:
(a)    on the Maturity Date;
(b)    on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;
(c)    with respect to Base Rate Loans, on each Quarterly Payment Date; and
(d)    with respect to Eurodollar Rate Loans, on the last day of each applicable Interest Period; provided, however, that if an Interest Period for a Eurodollar Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be an interest payment date.
Interest accrued on Loans or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether on the Maturity Date, upon acceleration or otherwise) shall be payable upon demand.
3.2.4    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the

“Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest rate contracted for, charged or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
Section 3.3    Fees. The Borrower agrees to pay the fees set forth in this Section and the Fee Letter. All such fees shall be non-refundable.
3.3.1    [Reserved].
3.3.2    Unused Commitment Fee. The Borrower agrees to pay to the Administrative Agent, for the Pro Rata account of each Lender (other than any Defaulting Lender), for the period (including any portion thereof when the Revolving Loan Commitment is suspended by reason of the Borrower’s inability to satisfy any condition of Section 5.2) commencing on the Restatement Date and continuing through the Maturity Date, an unused commitment fee at the rate per annum equal to the Unused Commitment Fee Rate on such Lender’s Percentage of the average daily unused portion of the Revolving Loan Commitment Amount. The unused commitment fee shall be payable by the Borrower in arrears on each Quarterly Payment Date, commencing with the first Quarterly Payment Date following the Restatement Date, and on the Maturity Date. The unused commitment fee shall be calculated quarterly in arrears, and if there is any change in the Unused Commitment Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Unused Commitment Fee Rate separately for each period during such quarter that such Unused Commitment Fee Rate was in effect. For purposes of calculating the unused commitment fee the making of Swing Line Loans by the Swing Line Lender shall not constitute the usage of the Revolving Loan Commitment.
3.3.3    Letter of Credit Fee.
(a)    The Borrower agrees to pay to the Administrative Agent, for the Pro Rata account of each Lender, a Letter of Credit fee in an amount equal to (i) the greater of (x) the then Applicable Margin with respect to Revolving Loans that are Eurodollar Rate Loans (whether or not Eurodollar Rate Loans are actually outstanding) minus 0.75% and (y) 1.00%, multiplied by (ii) the average aggregate daily principal amount of Letter of Credit Outstandings of each such Letter of Credit. Such fee shall be calculated quarterly in arrears and shall be paid by the Borrower in arrears on each Quarterly Payment Date (commencing with the first Quarterly Payment Date following the first issuance of such Letter of Credit), on the Maturity Date and on the expiry date of each such Letter of Credit.
(b)    The Borrower further agrees to pay directly to each L/C Issuer for its own account with respect to each of its outstanding Letters of Credit (i) a fronting fee equal to 0.125% per annum times the average daily maximum amount available to be drawn under all of its Letters of Credit and (ii) all customary related costs, expenses and processing charges, calculated quarterly in arrears and paid by the Borrower on each Quarterly Payment Date (commencing with the first Quarterly Payment Date following the first issuance of such Letter of Credit), on the Maturity Date and on the expiry date of each such Letter of Credit.
Section 3.4    Administrative Agent’s Fees, etc. The Borrower agrees to pay to the Administrative Agent and the Lead Arranger, for their own accounts, and without duplication of any fees paid hereunder, fees in the amounts, on the dates and in the manner set forth in the Fee Letter.
ARTICLE IV
YIELD PROTECTION, TAXES AND RELATED PROVISIONS
Section 4.1    Eurodollar Rate Lending Unlawful. If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Administrative Agent, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any Law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Lender to make, continue or maintain any Loan as, or to convert any Loan into, a Eurodollar Rate Loan, the obligations of such Lender to make, continue, maintain or convert any such Eurodollar Rate Loan shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist. All outstanding Eurodollar Rate Loans of such Lender shall (a) automatically convert into Base Rate Loans or (b) be prepaid by the Borrower, in each case, at the end of the then current Interest Periods with respect thereto or sooner, if required by such Law or assertion. With respect to any determination of the Alternate Base Rate for Base Rate Loans incurred pursuant to this Section, the Alternate Base Rate will be determined without reference to the Adjusted Eurodollar Rate component of the Alternate Base Rate.
Section 4.2    Inability to Determine Rates.
(a)    If the Administrative Agent shall have determined or been instructed by the Required Lenders that adequate means do not exist for adequately and fairly determining the cost to the Lenders or do not adequately cover the costs of such Lenders of making or maintaining Eurodollar Rate Loans or calculating the same then, upon notice from the Administrative Agent to the Borrower and the Lenders, the obligations of all Lenders under Section 2.4 and Section 2.5 to make or continue any Loans as, or to convert any Loans into, Eurodollar Rate Loans shall forthwith be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist. With respect to any determination of the Alternate Base Rate for Base Rate Loans incurred pursuant to this Section, the Alternate Base Rate will be determined without reference to the Adjusted Eurodollar Rate component of the Alternate Base Rate.
(b)    Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined, that:

(i)     adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for any requested Interest Period, including, without limitation, because the rate described in clause (a) of the definition of “Adjusted Eurodollar Rate” is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)    the supervisor for the administrator of the rate described in clause (a) of the definition of “Adjusted Eurodollar Rate” or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which such rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), then, after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace such rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) that has been broadly accepted by the syndicated loan market in the United States in lieu of such rate (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and, notwithstanding anything to the contrary in Section 11.1, any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent notice that such Required Lenders do not accept such amendment. If no LIBOR Successor Rate has been determined and the circumstances under clause (b)(i) above exist, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, (to the extent of the affected Eurodollar Rate Loans or Interest Periods). Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
Section 4.3    Increased Costs, Generally. If any Change in Law shall:
(a)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Reserve Requirement) or any L/C Issuer;
(b)    subject any Recipient to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (iii) Connection Income Taxes) on its Credit Extensions or Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(c)    impose on any Recipient or the London interbank market any other condition, cost or expense affecting this Agreement (other than Taxes), any Loan or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Recipient (whether of principal, interest or any other amount) then, upon request of such Recipient, the Borrower will pay to such Recipient such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered. A certificate of such Recipient delivered to the Borrower (with a copy to the Administrative Agent) as to such additional amount or amounts that are necessary to compensate such Recipient as aforesaid shall, absent manifest error, be conclusive and binding on the Borrower and shall be payable within 10 days after receipt thereof by the Borrower. Failure or delay on the part of any Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Recipient notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Recipient’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 4.4    Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a Eurodollar Rate Loan) as a result of:
(a)    any conversion or repayment or prepayment of the principal amount of any Eurodollar Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 2.5, Section 3.1, Section 4.1, Article IX or otherwise;
(b)    any Loans not being made as Eurodollar Rate Loans in accordance with the Borrowing Request therefor;
(c)    any Loans not being continued as, or converted into, Eurodollar Rate Loans in accordance with the Continuation/Conversion Notice therefor; or
(d)    any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of the operation of Section 4.14;
then, upon the notice of such Lender to the Borrower setting forth in reasonable detail the basis therefor (with a copy to the Administrative Agent), the Borrower shall promptly (and, in any event, within ten (10) days of receipt of such notice) pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower. For the purpose of calculating the amount or amounts payable to a Lender under this Section, each Lender shall be deemed to have actually funded its relevant Eurodollar Rate Loan through the purchase of a deposit bearing interest at the Adjusted Eurodollar Rate in an amount equal to the amount of that Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period; provided that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of the amount or amounts payable under this Section.
Section 4.5    Increased Capital Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any lending office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or L/C Issuer or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender or L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or L/C Issuer such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.
Section 4.6    Certificates for Reimbursement; Delay in Request. A certificate of a Lender or L/C Issuer delivered to the Borrower (with a copy to the Administrative Agent) as to any such additional amount or amounts or reduced returns as specified in Section 4.4 or Section 4.5 shall, absent manifest error, be conclusive and binding on the Borrower, and shall be payable within 10 days after the receipt thereof. In determining such amount, each Lender and each L/C Issuer may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided, however, that the Borrower shall not be required to compensate a Lender or L/C Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or L/C Issuer notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 4.7    Taxes.
(a)    Defined Terms. For purposes of this Section, the term “Lender” includes any L/C Issuer and the term “applicable law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable

Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.10 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.7(g)(ii)(A), Section 4.7(g)(ii)(B) and Section 4.7(g)(ii)(4)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such

Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Restatement Date; and
(E)    Any successor or supplemental Administrative Agent that is not a U.S. Person shall deliver to the Borrower, on or prior to the date on which it becomes a party to this Agreement, two (2) duly completed copies of IRS Form W-8IMY, with the effect that the Borrower make payments to the Administrative Agent, to the extent such payments are received by the Administrative Agent as an intermediary, without deduction of any Taxes imposed by the United States.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 4.8    Payments, Interest Calculations, etc.
(a)    Unless otherwise expressly provided in this Agreement or any other Loan Document, all payments by the Borrower pursuant to or in respect of this Agreement, the

Notes, each Letter of Credit or any other Loan Document shall be made by the Borrower to the Administrative Agent for the Pro Rata account of the Lenders entitled to receive such payment, provided, however, that all payments with respect to the Swing Line Loans shall be made only to the Swing Line Lender. All such payments required to be made to the Administrative Agent or the Swing Line Lender (in the case of the Swing Line Loans), as the case may be, shall be made without setoff, deduction or counterclaim, not later than 11:00 a.m. (New York City time), on the date due, in same day or immediately available funds, to such account as the Administrative Agent shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Administrative Agent and the Swing Line Lender (in the case of the Swing Line Loans) on the next succeeding Business Day and any applicable interest shall continue to accrue thereon. The Administrative Agent shall promptly remit (and, in any event, on the same Business Day if received by the Administrative Agent is so received on or prior to 11:00 a.m. (New York City time)) in same day funds to each Lender its share, if any, of such payments received by the Administrative Agent for the account of such Lender.
(b)    All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on Base Rate Loans, 365 days or, if appropriate, 366 days). If a Loan is repaid on the same day it is made one (1) day’s interest shall be charged.
Section 4.9    Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligations greater than its Pro Rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or Disqualified Institution), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
Section 4.10    Setoff. If any Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such L/C Issuer or any such Affiliate, to or for the credit or the account of any Loan Party against any and all of the obligations of the Borrower or any such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer or Affiliate, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the other Lender Parties, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 4.11    Use of Proceeds.
(a)    The proceeds from all Credit Extensions shall be used (i) to finance working capital and other lawful general corporate purposes of the Loan Parties, (ii) for Permitted Acquisitions pursuant to the terms hereof, (iii) for repurchases of Equity Interests, (iv) to finance the Restatement Date Transactions and (v) pay all fees, commissions and expenses related to the foregoing.
(b)    Neither the Parent nor any of its Subsidiaries will directly or, to the Borrower’s knowledge indirectly, use the proceeds of any Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture, partner or other Person: (i) to fund or facilitate any activities or business with (x) any Sanctioned Person or (y) in any Sanctioned Country, or (ii) in any other manner that will result in a violation of applicable Anti-Corruption Laws, or Sanctions by any Person (including any Person participating in transactions contemplated hereby or thereby).
Section 4.12    Funding and Payment Reliance, etc.

(a)    Unless the Administrative Agent shall have received notice from any Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on such date in accordance with Section 2.4(b) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have made its share of the applicable Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to pay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent at:
(i)    in the case of a payment to be made by such Lender, (A) for the first three (3) Business Days after such payment was due, the greater of (x) the Federal Funds Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) thereafter, at the interest rate applicable to Base Rate Loans; and
(ii)    in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. Nothing in this Section or otherwise set forth in this Agreement or any other Loan Document shall require the Administrative Agent or any Lender to advance funds on behalf of any other Lender, relieve any Lender from its obligation to fulfill its commitments hereunder or prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of its failure to advance such funds.
(b)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuers, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate per annum equal to the greater of (x) the Federal Funds Rate or (y) the rate determined by the Administrative Agent in accordance with banking industry rates on interbank compensation, for the first Business Day following such Lender’s receipt of such demand, and thereafter at the interest rate applicable to Base Rate Loans that are Revolving Loans.
Section 4.13    Designation of a Different Lending Office. If any Lender requests compensation under Section 4.3 or Section 4.5, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.7, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 4.3, Section 4.5 or Section 4.7, as the case may be, in the future and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
Section 4.14    Replacement of Lenders. If any Lender requests compensation under Section 4.3 or Section 4.5, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.7, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 4.13, of if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by Section 11.10), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.3, Section 4.5 or Section 4.7) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.10(b);
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.4) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 4.3 or Section 4.5 or payments required to be made pursuant to Section 4.7, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with applicable Law; and
(e)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section 4.15    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9.6 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 4.10 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize each L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 4.16; fourth, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (i) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (ii) Cash Collateralize each L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 4.16; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or Letter of Credit Outstandings in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Outstandings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Outstandings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Outstandings and Swing Line Loans are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to clause (iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this clause shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any fee pursuant to Section 3.3.2 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive a Letter of Credit fee pursuant to Section 3.3.3 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Revolving Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 4.16.
(C)    With respect to any commitment fee or Letter of Credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B), the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Outstandings or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Outstandings and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Revolving Percentages (calculated without regard to such Defaulting Lender’s Revolving Loan Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Loan Commitment. Subject to Section 11.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)    Cash Collateral; Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Law, (A) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (B) second, Cash Collateralize each L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 4.16.
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lender and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with their Revolving Loan Commitments (without giving effect to clause (a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Non-Defaulting Lender having been a Defaulting Lender.
(c)    New Swing Line Loans and Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
Section 4.16    Cash Collateral by the Borrower. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or any L/C Issuer (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 4.15(a)(v) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(a)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the L/C Issuers, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Outstandings, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person, other than the Administrative Agent and the L/C Issuers as herein provided (other than Liens permitted by Section 8.3(l)), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(b)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section or Section 4.15 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Outstandings (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(c)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any L/C Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each L/C Issuer that there exists excess Cash Collateral; provided that, subject to Section 4.15, the Person providing Cash Collateral and each L/C Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and, provided, further, that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.
ARTICLE V
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
Section 5.1    Conditions to Occurrence of the Restatement Date. The amendment and restatement of the Existing Credit Agreement in the form of this Agreement is subject to the condition that each of the conditions precedent set forth in this Section be satisfied in a manner acceptable to, or waived by, the Administrative Agent and each Lender. There shall be delivered to the Administrative Agent a sufficient number of originally executed counterparts or copies, as the case may be, of each of the items set forth below.
5.1.1    Agreement. The Administrative Agent shall have received this Agreement, duly executed and delivered by each Lender, the Administrative Agent and an Authorized Officer of the Borrower and the Parent.
5.1.2    Officer’s Certificates; Organizational Documents; Good Standing Certificates; Etc. The Administrative Agent shall have received a certificate of an Authorized Officer of each Loan Party, dated the Restatement Date and attaching and certifying as to:
(a)    resolutions of its board of directors (or equivalent body) then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by it;
(b)    each Organizational Document of each Loan Party; and

(c)    the incumbency and signatures of each officer (including each Authorized Officer) of each such Loan Party that is authorized to act with respect to each Loan Document executed by it;
upon which certificate the Administrative Agent, each L/C Issuer and each Lender may conclusively rely until it shall have received a further certificate of an Authorized Officer of the relevant Loan Party canceling or amending such prior certificate. In addition, the Administrative Agent shall have received good standing certificates for each jurisdiction in which each Loan Party is organized that affirms the good standing of each of such Loan Party.
5.1.3    Delivery of Notes. The Administrative Agent shall have received, for the account of each Lender that has requested a Note at least two (2) Business Days prior to the Restatement Date, its Swing Line Note and Revolving Note in an amount equal to such Lender’s applicable Commitment Amount, each dated the Restatement Date and duly executed and delivered by an Authorized Officer of the Borrower.
5.1.4    [Reserved].
5.1.5    [Reserved].
5.1.6    Opinions of Counsel. The Administrative Agent shall have received a customary written legal opinion, dated the Restatement Date and addressed to the Administrative Agent and all the Lenders, from New York counsel to the Parent, the Borrower and each other Loan Party.
5.1.7    Financial Information, etc. The Administrative Agent shall have received:
(a)    annual audited consolidated financial statements for the Parent and its Subsidiaries for each of their last three Fiscal Years, in each case prepared in accordance with GAAP consistently applied and without any “going concern” (or similar qualification) or any qualification or exception as to the scope of audit, by independent certified public accountants of nationally recognized standing; and
(b)    quarterly unaudited consolidated financial statements for the Parent and its Subsidiaries for the Fiscal Quarters ending March 31, 2018, June 30, 2018 and September 31, 2018, certified by a Financial Officer of the Parent, prepared in accordance with GAAP consistently applied and subject to year-end audit adjustments and the absence of footnotes.
5.1.8    [Reserved].
5.1.9    [Reserved].
5.1.10    [Reserved].
5.1.11    U.C.C. Search Results; etc. The Administrative Agent shall have received:

(a)    U.C.C. or similar search reports, dated a date reasonably near (but prior to) the Restatement Date, listing all effective U.C.C. or similar financing statements, federal and state tax Liens, and judgment Liens which name the Parent, the Borrower or any other Loan Party, as the debtor, and which are filed in each jurisdiction in which U.C.C. or similar filings are to be made pursuant to this Agreement or the other Loan Documents and any other appropriate jurisdictions, together with copies of such financing statements (none of which (other than any Liens permitted under this Agreement and Liens to be terminated on or prior to the Restatement Date) shall cover any of the Collateral); and
(b)    with respect to all the Intellectual Property Collateral, search results from the United States Patent and Trademark Office and United States Copyright Office to the extent of any patents, trademarks or copyrights form a part of the Collateral.
5.1.12     Security Agreement, Filings, etc. The Administrative Agent shall have received the Security Agreement, dated as of February 22, 2017, duly executed by an Authorized Officer of each Loan Party, together with:
(a)    U.C.C.-1 financing statements naming the Parent, the Borrower and each of the other Loan Parties, as the case may be, as the debtor and the Administrative Agent as secured party, such U.C.C. financing statements to be filed under the U.C.C. of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, appropriate to perfect the first priority security interest of the Administrative Agent for the benefit of the Secured Parties;
(b)    [reserved];
(c)    the original promissory notes evidencing intercompany Indebtedness required to be pledged pursuant to the terms of the Security Agreement, duly endorsed in blank by each relevant grantor in favor of the Administrative Agent for the benefit of the Secured Parties; and
(d)    delivery of appropriate trademark, copyright and patent security agreements or supplements to be filed with the United States Patent and Trademark Office and United States Copyright Office to the extent relevant.
5.1.13    Solvency Certificate. The Administrative Agent shall have received a solvency certificate in form and substance reasonably satisfactory to it, duly executed by a Financial Officer of the Parent, dated the Restatement Date.
5.1.14    Refinancing. Prior to or substantially concurrently with the Restatement Date, (x) all revolving credit loans outstanding pursuant to the Existing Credit Agreement, as in effect immediately prior to the Restatement Date, together with all accrued and unpaid interest on such loans up to but excluding the Restatement Date, shall have been repaid by the Borrower, (y) all revolving credit commitments under the Existing Credit Agreement shall have been terminated by the Borrower and (z) all accrued and unpaid fees and other amounts with respect to the revolving credit facility under the Existing Credit Agreement shall have been paid.

5.1.15    [Reserved].
5.1.16    Patriot Act. The Administrative Agent and the Lenders shall have received all documentation and other information about each Loan Party that is required by bank regulatory authorities under applicable “know your customer”, anti-terrorist financing, government sanction and anti-money laundering rules, guidelines, orders and regulations, including without limitation, the Patriot Act to the extent requested at least fifteen (15) days prior to the Restatement Date.
5.1.17    Beneficial Ownership Regulation. To the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Restatement Date, any Lender that has requested, in a written notice to the Borrower at least ten (10) days prior to the Restatement Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this Section 5.1.17 shall be deemed to be satisfied).
5.1.18    [Reserved].
5.1.19    [Reserved].
5.1.20    Administrative Agent’s Amendment Fees, Expenses, etc. The Administrative Agent shall have received for its own account, and for the account of each other Lender, as the case may be, all costs, fees and expenses (including the costs and expenses of legal counsel to the Administrative Agent) due and payable pursuant to the Fee Letter, Section 3.3 and, if then invoiced at least one (1) Business Day prior to the Restatement Date, Section 11.3.
Section 5.2    Conditions to Each Credit Extension. The obligation of each Lender and L/C Issuer to make any Credit Extension (including the initial Credit Extension) shall be subject to the fulfillment of each of the conditions precedent set forth in this Section.
5.2.1    Compliance with Warranties, No Default, etc. Both before and after giving effect to any Credit Extension:
(a)    the representations and warranties set forth in Article VI and in the other Loan Documents shall be true and correct in all material respects with the same effect as if then made; provided that such representations and warranties (i) that relate solely to an earlier date shall be true and correct in all material respects as of such earlier date and (ii) shall be true and correct in all respects if they are qualified by a materiality standard; and
(b)    no Default or Event of Default shall have then occurred and be continuing or would result therefrom.
5.2.2    Credit Extension Request, etc. The Administrative Agent (and each relevant L/C Issuer, if a Letter of Credit is being requested) shall have received, as herein provided, a duly completed and executed Borrowing Request, if a Loan is being requested or an Issuance Request, if a Letter of Credit is being requested or extended. Each delivery of a Borrowing Request or Issuance Request shall constitute a representation and warranty by the Borrower that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct.
Section 5.3    Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of any Loan Party shall be reasonably satisfactory in form and substance to the Lender Parties and their legal counsel.
Section 5.4    Determinations Under Section 5.1. For purposes of determining compliance with the conditions specified in Section 5.1, each Lender and L/C Issuer shall be deemed to have consented to and approved (or waived) each document or other matter required thereunder to be consented to or approved (or waived) by each of them unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received a notice from such Lender or L/C Issuer prior to the Restatement Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent its ratable portion of the requested Borrowing or such L/C Issuer shall not have issued the requested Letter of Credit.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
The Parent and the Borrower represent and warrant to the Administrative Agent and each Lender that:
Section 6.1    Organization, etc. Each Loan Party and each of its Subsidiaries (a) (i) is duly organized and formed, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization and (ii) if applicable, is duly qualified to do business and is in good standing as a foreign corporation or partnership in each jurisdiction where the nature of its business requires such qualification, except where the failure to be so qualified, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and (b) has full power and authority and holds all requisite permits, licenses, authorizations, approvals, entitlements and accreditations, from Governmental Authorities or otherwise, to (i) enter into and perform its Obligations under this Agreement and each other Loan Document to which it is a party and (ii) own and hold under lease its property and to conduct its business substantially as currently conducted by it, except in the case of this clause (b)(ii), where the failure to do so, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
Section 6.2    Due Authorization, Non Contravention, etc. The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document executed or to be executed by it, are within each such Loan Party’s corporate or other organizational powers, have been duly authorized by all necessary corporate or other organizational action, and do not:
(a)    contravene any such Loan Party’s Organizational Documents;
(b)    contravene any Law binding on any such Loan Party;

(c)    conflict with, result in a breach of, or constitute (alone or with notice or lapse of time or both) a default or event of default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under, any indenture, agreement, document or other instrument of any Loan Party;
(d)    violate, conflict with, result in a breach of, or result in the impairment, forfeiture or non-renewal of, any Loan Parties’ material permit, license, authorization, approval, entitlement or accreditation of any Governmental Authority; or
(e)    result in, or require the creation or imposition of, any Lien on any such Loan Party’s properties (other than Liens in favor of the Lender Parties pursuant to any Loan Document), except (in the case of clauses (b), (c), (d) and (e)) to the extent that such violation, conflict, breach or contravention, as the case may be, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
Section 6.3    Required Approvals. Except as duly obtained and in full force and effect prior to (or, in the case of clause (c), substantially concurrently with the occurrence of) the Restatement Date, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for:
(a)    the due execution, delivery or performance by each Loan Party of this Agreement or each other Loan Document to which it is a party;
(b)    the grant by any Loan Party of the security interests, pledges and Liens granted by the Loan Documents; or
(c)    the perfection of or the exercise by the Administrative Agent of its rights and remedies under this Agreement or any other Loan Document other than such other authorizations, approvals, actions, notices or filings the failure to obtain or perform which would not adversely affect the Liens created under the Loan Documents or could otherwise not reasonably be expected to result in a Material Adverse Effect.
Section 6.4    Validity, etc. This Agreement constitutes, and each other Loan Document executed by the Parent, the Borrower and each other Loan Party will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Parent, the Borrower and each other relevant Loan Party enforceable in accordance with their respective terms, subject in each case to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally, and subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at Law).
Section 6.5    Financial Condition. The balance sheets and financial statements of the Parent and its Subsidiaries delivered to the Lenders pursuant to Section 5.1.7 and Section 7.1 have each been or will be, as the case may be, prepared in accordance with GAAP consistently applied and do or will, as the case may be, present fairly in all material respects the financial condition of the Parent and its Subsidiaries as at the dates thereof and the results of their operations for the periods then ended; provided that unaudited interim financial statements are subject to normal year-end adjustments and absence of footnotes.
Section 6.6    No Material Adverse Change. No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect since December 31, 2017.
Section 6.7    Litigation, Labor Matters, etc.
(a)    There is no pending or, to the knowledge of any Loan Party, threatened, litigation, action, proceeding or labor controversy against any Loan Party, any of its Subsidiaries, (i) with respect to any Loan Document or (ii) which, if adversely determined, could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(b)    The hours worked by and payments made to employees of each Loan Party and each of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. There are no strikes, slowdowns, labor disputes, work stoppages or controversies pending, or to the knowledge of any Loan Party threatened, among any Loan Party or any of its Subsidiaries and their employees, except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
Section 6.8    Capitalization and Subsidiaries. As of the Restatement Date, (a) the outstanding Equity Interests in each Subsidiary of the Parent are held by those Persons set forth in Schedule 6.8 (“Initial Capitalization”), and (b) the type of entity and the jurisdiction of organization of each Loan Party are as set forth on Schedule 6.8. Except as set forth in Schedule 6.8, as of the Restatement Date there are no (a) outstanding rights to purchase, options, warrants or similar rights pursuant to which any Loan Party or any of its Subsidiaries may be required to issue, sell, repurchase or redeem any of its Equity Interests (other than stock options granted to employees or directors and directors’ qualifying shares) or (b) voting rights agreements. The Equity Interests so specified on Schedule 6.8 are fully paid and non-assessable and, except in the case of the Equity Interests of the Parent, are owned by the applicable Person, directly or indirectly, free and clear of all Liens (other than Liens in favor of the Administrative Agent pursuant to the Loan Documents).
Section 6.9    Compliance with Laws, etc. Each Loan Party and each of its Subsidiaries is in compliance with all Laws applicable to it or its properties, except (a) where the failure to be in compliance, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or (b) where such Law is being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves in accordance with GAAP have been set aside on its books.
Section 6.10    Properties, Permits, etc.
(a)    Each Loan Party and each of its Subsidiaries is in compliance with all permits, licenses, authorizations, approvals, entitlements and accreditations of Governmental

Authorities or otherwise that are required for such Person to lawfully own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired by such Person, other than those permits, licenses, authorizations, approvals, entitlements and accreditations the lack of which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any of the foregoing is not in full force and effect, except where such suspension, revocation, impairment, forfeiture, non-renewal or claim could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(b)    Each Loan Party and each of its Subsidiaries has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of Liens except Liens permitted by Section 8.3 or Liens which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. All such properties and assets are in good working order and condition, ordinary wear and tear and casualty and condemnation excepted.
(c)    Schedule 6.10(c) (“Real Property Assets”) contains a true and complete list of: (i) the location by state and address of all Real Property Assets owned by each Loan Party as of the Restatement Date, and describes the interest therein held by such Loan Party, under the heading “Fee Properties”; and (ii) all Real Property Assets leased or subleased by each Loan Party, as lessee or sublessee, as of the Restatement Date, and describes the type of interest therein held by each such Loan Party, under the heading “Leased Properties”.
(d)    Each Loan Party and its Subsidiaries has (i) good and marketable title in fee simple to all of its owned Real Property Assets (if any) that are material to its business and (ii) valid leasehold interests in all of its leased Real Property Assets that are material to its business.
(e)    All permits required to have been issued to each Loan Party and its Subsidiaries with respect to its Real Property Assets to enable such property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect, other than such permits which, if not obtained, would not have a Material Adverse Effect on the intended use or operation of any such Real Property Assets. No consent or approval of any landlord or other third party in connection with any leased Real Property Assets is necessary for any Loan Party or its Subsidiaries to enter into and execute the Loan Documents, other than such consents or approvals which, if not obtained, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
Section 6.11    Taxes, etc. Each Loan Party and each of its Subsidiaries has (a) timely filed or caused to be filed all material Tax returns and reports required by Law to have been filed by it, which Tax returns and reports are correct and complete in all material respects, and (b) paid or caused to be paid all income Taxes and other material Taxes of Governmental Authorities thereby shown to be owing, except (i) any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books and (ii) to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 6.12    ERISA.
(a)    Except as would not reasonably be expected to have a Material Adverse Effect: (i) each Pension Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws; (ii) each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Pension Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service, or Borrower has adopted a volume submitter or prototype plan which has obtained an opinion from the IRS National Office on which the Borrower is entitled to rely; and (iii) nothing has occurred that would prevent or cause the loss of such tax-qualified status.
(b)    Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, during the 36 month period prior to the Restatement Date or the making of any Credit Extension: (i) no steps have been taken to terminate any Pension Plan; (ii) no condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by the Borrower, any of its Subsidiaries or ERISA Affiliates of any fine or penalty; (iii) neither the Borrower nor any Subsidiaries or ERISA Affiliates have incurred liability to the PBGC (other than for current premiums) with respect to any Pension Plan; (iv) all contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Loan Party or any Commonly Controlled Entity under the terms of the plan or of any collective bargaining agreement or by applicable Law; (v) neither the Borrower nor any Commonly Controlled Entity has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any Withdrawal Liability with respect to any such plan or received notice of any claim or demand for Withdrawal Liability or partial Withdrawal Liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan; and (vi) neither the Borrower nor any Commonly Controlled Entity has received any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent. As of the Restatement Date and the making of any Credit Extension, no Lien exists with respect to any Pension Plan as a result of Section 303(k) of ERISA or Section 430(k) of the Code (subject to Liens permitted by Section 8.3).
Section 6.13    Environmental Warranties. Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, neither any Loan Party nor any of its Subsidiaries (i) has failed to comply with any Environmental Laws or to obtain, maintain or comply with any permit, license, authorization, approval, entitlement or accreditation required under any Environmental Law, (ii) has become subject to any liability under any Environmental Law or (iii) has received any written notice of any claim with respect to any such liability.
Section 6.14    [Reserved].
Section 6.15    Intellectual Property. Each Loan Party and its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other Intellectual Property necessary to its business as currently conducted, and the use thereof by each Loan Party and its Subsidiaries does not infringe upon the rights of any other Person, except for such infringements which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.15 (“Intellectual Property”), as the same may hereafter be supplemented from time to time pursuant to Section 7.1(f), each Loan Party’s rights to its Intellectual Property are not subject to any material licensing agreement or similar arrangement. Schedule 6.15, as the same may hereafter be supplemented from time to time pursuant to Section 7.1(f), sets forth a complete and accurate list of all (i) all United States Federally registered trademarks and trademark applications, United States Federally registered patents and patent applications and United States Federally registered copyrights and copyright applications and all material domain names; and (ii) all other material Intellectual Property, in each case owned by each Loan Party. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or, to the knowledge of any Loan Party, threatened, except for such infringements and conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 6.16    Accuracy of Information.
(a)    The written information (other than any projections and pro forma financial information and any general economic or specific industry information) furnished from time to time (whether prior to or after the Restatement Date) by or on behalf of any Loan Party in writing to the Administrative Agent or any Lender in connection with this Agreement or any other Loan Document, or any transaction contemplated hereby or thereby, is and will be, as the case may be, taken as a whole, true and accurate in all material respects on the date as of which such information is dated or certified, and such information does not, or will not, as the case may be, omit to state any material fact necessary to make such information, taken as a whole and in light of the circumstances under which they were made, not materially misleading.
(b)    As of the Restatement Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Restatement Date to any Lender in connection with this Agreement is true and correct in all respects.
(c)    All projections and estimates prepared by any Loan Party and delivered to the Administrative Agent or any Lender hereunder have been prepared in good faith on the basis of assumptions believed by the preparer thereof to be reasonable at the time made (it being agreed that projections are subject to uncertainties and contingencies, that no assurances can be given that any particular projections will be realized and that actual results during the period or periods covered by such financial information may differ significantly from the projected results set forth therein and that such differences may be material).
Section 6.17    Absence of Default. No Loan Party nor any of its Subsidiaries is (a) in default in the payment of (or in the performance of any obligation applicable to) any Indebtedness or (b) in violation of any (i) contract, agreement, lease or other instrument or (ii) permit, license, authorization, entitlement or accreditation of any Governmental Authority, which default or violation, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
Section 6.18    Margin Regulations. None of the Parent, the Borrower or any of their respective Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying “margin stock” (as defined in F.R.S. Board Regulation U). None of the proceeds of any Credit Extension will be used for the purpose of, or be made available by any Loan Party or any of its Subsidiaries in any manner to any other Person to enable or assist such Person in, directly or indirectly purchasing or carrying “margin stock” (as so defined) or otherwise in violation of Regulations T, U or X of the F.R.S. Board.
Section 6.19    Investment Company Status. None of the Parent, the Borrower or any of their respective Subsidiaries is an “investment company” nor a “company controlled by an investment company” within the meaning of the Investment Company Act.
Section 6.20    [Reserved].
Section 6.21    Solvency. The Loan Parties are, on a consolidated basis, after giving effect to each Credit Extension Solvent.
Section 6.22    Insurance. Schedule 6.22 (“Insurance”) sets forth a true, complete and correct description of all insurance maintained by each Loan Party and each of its Subsidiaries as of the Restatement Date. As of such date, such insurance is in full force and effect and all premiums have been duly paid.
Section 6.23    Affiliate Transactions. Except as described on Schedule 6.23 (“Affiliate Transactions”), no Affiliate of any Loan Party is a party to any transaction with any Loan Party, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate, which would violate Section 8.11.
Section 6.24    Sanctions and Anti-Bribery.
(a)    None of the Loan Parties or any Subsidiary of the Parent, or to the knowledge of any Loan Party, any director, officer, employee, agent, or Affiliate of the Loan Parties or any Subsidiary of the Parent, is (i) the subject of any Sanctions; or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, currently a Sanctioned Country.

(b)    The Parent, its Subsidiaries and, to the knowledge of each Loan Party, their respective directors, officers, employees and agents are in compliance with applicable anti-bribery law, including but not limited to, the UK Bribery Act and the FCPA, in all material respects.
Section 6.25    EEA Financial Institution. No Loan Party is an EEA Financial Institution.
Section 6.26    Collateral Documents. Each Collateral Document is effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral pledged thereby and, (i) as result of financing statements and other filings in appropriate form are filed in the offices specified on Annex I to the Security Agreement and (ii) upon the taking of possession or control by the Administrative Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by a Collateral Documents), the Liens created by the Collateral Documents shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Collateral, in each case subject to no Liens other than Liens permitted by Section 8.3.
ARTICLE VII
AFFIRMATIVE COVENANTS
Each of the Parent and the Borrower agrees with each Lender Party that, until all Commitments have expired or irrevocably terminated and all the Obligations under the Loan Documents (other than unasserted contingent indemnification liabilities and Cash Management Liabilities and Swap Liabilities as to which no claim has been asserted) have been paid in full in cash (or, in the case of Letter of Credit Outstandings not then due and owing, have been Cash Collateralized in an amount equal to 103% of such Letter of Credit Outstandings, on terms and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable L/C Issuer), the Parent and the Borrower will perform the obligations set forth in this Article.
Section 7.1    Financial Information, Reports, Notices, etc. The Parent and the Borrower will furnish, or will cause to be furnished, to the Administrative Agent copies of the following financial statements, reports, notices and information:
(a)    upon the earlier of the date that is forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Parent or the date such information is filed with the SEC, consolidated balance sheets of the Parent and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of earnings and cash flow of the Parent and its consolidated Subsidiaries for (i) such Fiscal Quarter and (ii) for the portion of the Parent’s Fiscal Year then-ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, and such consolidated balance sheets and statements to be certified by a Financial Officer of the Parent as fairly presenting in all material respects the financial position of the Parent and its consolidated Subsidiaries for the period then ended (subject to year-end audit adjustments and the absence of footnotes);

(b)    upon the earlier of the date that is ninety (90) days after the end of each Fiscal Year of the Parent or the date such information is filed with the SEC, consolidated balance sheets of the Parent and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of income and cash flow of the Parent and its Subsidiaries for such Fiscal Year, such consolidated balance sheets and statements to be audited and accompanied by a copy of the annual audit report for such Fiscal Year for the Parent and its Subsidiaries to the effect that such consolidated financial statements fairly present, in all material respects, the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, without any “going concern” (or similar qualification) or any qualification or exception as the scope of audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing or otherwise reasonably satisfactory to the Administrative Agent;
(c)    [reserved];
(d)    concurrently with the delivery of the financial statements pursuant to clause (b) the final management letter, if any, prepared by the independent public accountants who prepared such financial statements with respect to internal audit and financial controls of the Parent and its Subsidiaries;
(e)    concurrently with the delivery of the financial statements pursuant to Section 7.1(a) and Section 7.1(b), a management discussion and analysis of such financial statements and the financial information delivered pursuant to Section 7.1(a) and Section 7.1(b) for the comparable period for the prior Fiscal Year, which shall include information reasonably requested by the Administrative Agent (including, a discussion concerning changes of revenue, Free Cash Flow, Net Cash Provided by Operating Activities, Consolidated Capital Expenditures, customers and other information that would reasonably assist the Lenders in analyzing such financial statements);
(f)    concurrently with the delivery of the financial statements pursuant to Section 7.1(a) and, in the case of clauses (i), (ii), (iv) and (v) of this Section 7.1(f), Section 7.1(b) (in the case of financial statements delivered pursuant Section 7.1(b), commencing with delivery of the financial statements for the Fiscal Year ending December 31, 2019), a Compliance Certificate (i) showing (in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Administrative Agent) (A) computations of the financial covenant set forth in Section 8.4 as of the last day of the immediately preceding Fiscal Quarter, (B) in respect of any repurchase of Equity Interests of the Parent (including any Permitted Structured Repurchase Transaction) entered into during the immediately preceding Fiscal Quarter, (x) the amount of any cash payment(s) made by the Parent in connection with such repurchase, and (y) the amount of any net cash proceeds paid to the Parent under such repurchase, (C) the aggregate amount of any cash payment(s) made by the Parent in connection with any repurchase of Equity Interests of the Parent (including any Permitted Structured Repurchase Transaction) during the term of this Agreement as of the last day of the immediately preceding Fiscal Quarter, and (D) the aggregate amount of net cash proceeds, if any, paid to the Parent in connection with any repurchase of Equity Interests of the Parent (including any Permitted Structured Repurchase Transaction) during the term of this

Agreement as of the last day of the immediately preceding Fiscal Quarter, (ii) certifying that the Financial Officer executing such Compliance Certificate has no knowledge of any Default or Event of Default existing as of such date except as specified in such Compliance Certificate (and, if any Default or Event of Default then exists, reasonably detailed information regarding the same and the actions which the Parent or the Borrower has taken or propose to take with respect thereto), (iii) reporting any additional Intellectual Property required to be disclosed in Schedule 6.15 and acquired or applied for after the Restatement Date to the extent not previously disclosed in writing to the Administrative Agent, (iv) reporting any Person that became a direct or indirect Subsidiary of any Loan Party (other than an Excluded Subsidiary) or any Subsidiary that ceased to constitute an Excluded Subsidiary, in each case, after the Restatement Date to the extent not previously disclosed in writing to the Administrative Agent, and (v) attaching and certifying true, correct and complete copies of all contracts or other agreements relating to any Permitted Structured Repurchase Transaction as of the last day of the immediately preceding Fiscal Quarter;
(g)    promptly and in any event within three (3) Business Days after a Financial Officer obtains knowledge of the occurrence of any Default, Event of Default or event that could reasonably be expected to result in a Material Adverse Effect, a statement of an Authorized Officer of the Borrower setting forth reasonably detailed information regarding such Default, Event of Default or event, and the action which the Borrower has taken and proposes to take with respect thereto;
(h)    promptly and in any event within five (5) Business Days after (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy of the type described in Section 6.7, (ii) the commencement of any litigation, action, proceeding or labor controversy of the type described in Section 6.7 or (iii) any change in the certified public accountants of the Borrower, notice thereof by an Authorized Officer of the Borrower;
(i)    promptly after the same are available, copies of all (i) material reports and documents which the Parent or any of its Subsidiaries sends to any of holders of its debt securities and (ii) reports, financial statements, registration statements or special reports which the Parent files with the SEC or any securities exchange, except that the Parent and its Subsidiaries shall not be required to deliver any of the foregoing which has previously been delivered hereunder; provided that in the case of clause (ii), such information shall be deemed to have been delivered on the date on which such information has been posted on the Parent’s website on the internet on the investor relations page at https://www.wayfair.com (or any successor page) or at http://www.sec.gov;
(j)    promptly after becoming aware of any events which would give rise to a mandatory prepayment under Section 3.1.2(b), a statement of the Financial Officer setting forth reasonably detailed information regarding the same;
(k)    all such notices and documents required to be delivered pursuant to the Security Agreement and any of the other Collateral Documents;
(l)    promptly when available and, in any event, no later than ninety (90) days following the first day of each Fiscal Year (or such later date as the Administrative Agent may agree), (i) projections for the Parent and its Subsidiaries for such Fiscal Year and (ii) a projected quarterly consolidated balance sheet of the Parent and its Subsidiaries for such Fiscal Year, together with related quarterly consolidated statements of projected cash flow and projected income statements for such Fiscal Year, in each case, in form and substance substantially consistent with the projections delivered to the Administrative Agent under the Existing Credit Agreement, which projections shall be accompanied by a certificate of a Financial Officer of the Parent stating that such projections are based on reasonable estimates, information and assumptions and that such Financial Officer of the Parent has no reason to believe that such projections are incorrect or misleading in any material respect (it being understood that projections are subject to uncertainties and contingencies and that no assurance can be given that any projection will be realized);
(m)    substantially concurrently with the receipt or delivery thereof by the Parent or any of its Subsidiaries, all material notices, including notices of default or termination, received or delivered by the Parent or any of its Subsidiaries in respect of any Material Indebtedness;
(n)    such other information respecting the condition or operations, financial or otherwise, of the Parent or any of its Subsidiaries as any Lender Party through the Administrative Agent may from time to time reasonably request; and
(o)    information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.
Documents required to be delivered pursuant to Section 7.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered to the Administrative Agent and each Lender on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System. The Parent is required to send electronic mail electronic versions (i.e., soft copies) of the Compliance Certificates required by Section 7.1(f) to the Administrative Agent and shall provide paper copies to the Administrative Agent, if the Administrative Agent so requests.
Section 7.2    Compliance with Laws; Payment of Obligations.
(a)    The Loan Parties will, and will cause each of their Subsidiaries to, comply with all applicable permits, licenses, authorizations, approvals, entitlements and accreditations of each Governmental Authority and all applicable Laws, except (i) where the failure to comply, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or (ii) such Law is being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves in accordance with GAAP shall have been set aside on its books.
(b)    The Loan Parties will maintain in effect and enforce policies and procedures designed to ensure compliance by the Loan Parties, any of their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(c)    The Loan Parties will, and will cause each of their Subsidiaries to, pay before the same become delinquent, all (i) income and other Taxes, assessments and charges imposed by Governmental Authorities upon it or upon its property, and (ii) lawful claims for labor, materials, assessments, charges and supplies or otherwise, in each case, except when the non-payment of such Taxes and claims (A) are being contested in good faith by appropriate proceedings which suspend collection of the contested Taxes, assessments, charges and claims and enforcement of a Lien, if applicable, other than a Lien permitted hereunder and for which, in the case of claims for Taxes, adequate reserves in accordance with GAAP shall have been set aside on its books or (B) could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. If such contest is terminated, adversely resolved or the conditions set forth in this Section 7.2(c) are no longer met, the Loan Parties and each of their Subsidiaries, as applicable, shall promptly pay or discharge the contested Taxes and claims.
Section 7.3    Maintenance of Properties and Franchises.
(a)    The Loan Parties will, and will cause each of their Subsidiaries to, in the exercise of its reasonable business judgment, (i) maintain, preserve, protect and keep its material properties in good repair, working order and condition (ordinary wear, tear and casualty events excepted), and (ii) make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, in each case except to the extent that any failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    The Loan Parties will, and will cause each of their Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence and qualification as a foreign entity in each jurisdiction where it has assets or conducts business and (ii) the permits, licenses, authorizations, approvals, entitlements, accreditations and franchises of all Governmental Authorities or otherwise necessary for the proper conduct of its business; provided, that the foregoing shall not prohibit any transaction permitted by Section 8.5 or Section 8.8 or the termination, revocation, expiration or absence of any of the foregoing that, either individually or in the aggregate, could not reasonably expected to have a Material Adverse Effect.
Section 7.4    Insurance.
(a)    The Loan Parties will maintain, and will cause each of their Subsidiaries to maintain, insurance policies and coverage with respect to all their property and assets to such extent and covering such risks as is customary for companies in sound financial condition in the same or similar businesses and operations and in the same or similar locations (after giving effect to any self-insurance compatible with such standards). All such insurance policies will be provided by insurance companies that the Borrower believes (in the Borrower’s reasonable business judgment) are financially sound and reputable at the time the relevant coverage is placed or renewed.
(b)    All premiums on insurance policies required to be maintained pursuant to this Section 7.4 will be paid by the applicable Loan Party. All insurance policies, in each case if any, relating to business interruption and any loss or damage sustained in respect of any item constituting a part of the Collateral will contain a loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent, in favor of the Administrative Agent for the benefit of the Secured Parties. All insurance policies, in each case, if any, relating to general liability, umbrella and excess insurance coverages will contain an additional insured endorsement, in form and substance reasonably satisfactory to the Administrative Agent, in favor of the Administrative Agent for the benefit of the Secured Parties. All such insurance policies that have been endorsed in favor of the Administrative Agent will provide that the insurer will, simultaneously with the delivery to the Loan Parties or any of their Subsidiaries of any notice of cancellation or termination of such policy, deliver to the Administrative Agent a copy of such notice.
(c)    Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the sole right, in the name of the Lenders and the Loan Parties, to file claims under any policy of insurance that is required to be maintained pursuant to this Section 7.4, to receive receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.
(d)    The Administrative Agent and the Lenders agree that so long as no Event of Default has occurred and is continuing, amounts actually received in cash by the Administrative Agent or any Lender which are paid by applicable insurance companies pursuant to insurance policies of the Loan Parties (“Insurance Payments”) shall be remitted to the Loan Parties to be used by the Loan Parties for purposes permitted hereunder and, in connection with the foregoing, the Administrative Agent and each Lender agrees to take such actions as are reasonably requested by the Borrower to arrange for such Insurance Payments to be remitted directly to the applicable Loan Party.
Section 7.5    Books and Records; Inspections.
(a)    Each Loan Party will, and will cause each of its Subsidiaries to, keep books and records which accurately reflect in all material respects its business affairs and transactions, in accordance with GAAP.
(b)    Each Loan Party will, and will cause each of its Subsidiaries to, permit the Administrative Agent and each Lender or any of their respective representatives (including outside auditors, and in the case of a Lender, coordinated through the Administrative Agent), upon reasonable prior notice, at reasonable times and intervals and during normal working hours, to visit all of its offices, to discuss its financial matters with its officers and independent public accountant (and the Parent and the Borrower hereby authorize such independent public accountant to discuss the Loan Parties’ and their Subsidiaries’ financial matters with each Lender or its representatives) and to examine (and, at the expense of the Borrower, copy extracts from) any of its Inventory, Accounts, other assets and books or other corporate records (including computer records); provided that excluding any such visits and inspections during the continuation of any Event of Default, (i) such inspections shall be coordinated through the Administrative Agent so that not more than two (2) such inspections described in this Section 7.5(b) shall occur in any calendar year and (ii) only one (1) such visit to each Loan Party and each of their Domestic Subsidiaries during any calendar year shall be at the Borrower’s reasonable expense, and during the continuation of any Event of Default such visits and inspections may be made without the requirement of prior notice to any Loan Party or any of their Subsidiaries.
(c)    Subject to clause (b), the Borrower will pay all the reasonable fees and expenses of the Administrative Agent and each Lender in the exercise of their rights pursuant to this Section. Notwithstanding anything to the contrary in this Section 7.5, none of the Loan Parties shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by applicable law or (iii) is subject to attorney, client or similar privilege or constitutes attorney work-product.
Section 7.6    Environmental Covenants.
(a)    The Parent and the Borrower will, and will cause each of their Subsidiaries, and will take commercially reasonably efforts to cause lessees occupying any of the Real Property Assets of the Loan Parties or any of their Subsidiaries to:
(i)    use and operate all such properties in compliance with all Environmental Laws, keep all permits, approvals, certificates, licenses and other authorizations required under Environmental Laws in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except where the failure to do any of the foregoing, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;
(ii)    take all such actions as are required by Governmental Authorities so that no liability with respect to the Environmental Laws may arise which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;
(iii)    promptly notify the Administrative Agent and provide copies upon receipt of all material written claims, complaints, notices or inquiries relating to the condition of its facilities and properties regarding compliance with, or liability pursuant to, Environmental Laws from Governmental Authorities, and shall take all commercially reasonably actions necessary to cure and have dismissed with prejudice to the reasonable satisfaction of the Administrative Agent any actions and proceedings regarding compliance with, or liability pursuant to, Environmental Laws which, with respect to the foregoing, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;
(iv)    promptly notify the Administrative Agent of any Releases at, on or under such properties which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and remediate all such Releases as required by, and in accordance with, applicable Environmental Laws; and

(v)    provide any existing environmental documentation which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section.
(b)    If any Loan Party breaches the terms of Section 7.6(a) with respect to environmental matters in any material respect, promptly following a request therefor by the Administrative Agent to the Borrower, the Borrower will permit an environmental consultant selected by the Administrative Agent to perform an environmental assessment on all owned or leased Real Property Assets that are the subject of such breach and limited in scope to the nature of such breach. Such environmental assessment shall be in form, scope, and substance reasonably satisfactory to the Administrative Agent. Each Loan Party and each of its Subsidiaries shall reasonably cooperate in permitting the performance of such environmental assessment, and shall pay the reasonable costs of such environmental assessment promptly following written demand therefore by the Administrative Agent. The Administrative Agent shall have the right, but not the duty, to obtain such environmental report.
Section 7.7    Future Subsidiaries. From and after the Restatement Date, upon (i) any Person becoming a direct or indirect Subsidiary of any Loan Party (including as a Division Successor pursuant to a Division) (other than an Excluded Subsidiary) or (ii) any Subsidiary ceasing to constitute an Excluded Subsidiary (including as a Division Successor pursuant to a Division), the Borrower shall notify the Administrative Agent of each such event or transaction and, within forty-five (45) days from the date such event occurs or the transaction is consummated (or with respect to any Subsidiary that is a Division Successor, substantially concurrently with consummation of the applicable Division) (or such later date as may from time to time be approved by the Administrative Agent in its sole discretion):
(a)    such Subsidiary shall (A) become a party to the Guaranty, the Security Agreement and any other applicable Collateral Document in a manner reasonably satisfactory to the Administrative Agent, (B) if it maintains any Deposit Accounts (other than Excluded Accounts), enter into a Deposit Account Control Agreement with a Deposit Account Bank and (C) pledge and deliver (if applicable) to the Administrative Agent in accordance with the terms of the Collateral Documents:
(i)    all of the outstanding Equity Interests owned directly by such Subsidiary (but, in the case of an Excluded Foreign Subsidiary, not more than 65% of the voting Equity Interests and 100% of the non-voting Equity Interests of such Excluded Foreign Subsidiary shall be so pledged), along with undated stock or other powers for such certificates, executed in blank (or, if any such Equity Interests are uncertificated, confirmation and evidence satisfactory to the Administrative Agent that the security interest in such uncertificated securities has been pledged to and perfected by the Administrative Agent in accordance with the U.C.C. or any similar Law which may be applicable); and
(ii)    all notes evidencing intercompany Indebtedness in excess of $500,000 in favor of such Subsidiary;

(b)    the Administrative Agent shall have received from such Subsidiary copies of U.C.C. or similar search reports certified by a party reasonably acceptable to the Administrative Agent, dated a date reasonably near (but prior to) the date of any such Person becoming a direct or indirect Subsidiary of the Parent, listing all effective financing statements, tax liens and judgment liens which name such Person as the debtor and which are filed in the jurisdictions in which filings are to be made pursuant to this Agreement and the other Loan Documents, together with copies of such financing statements (none of which (other than Liens permitted under this Agreement or which shall be terminated by or on the date such acquisition is consummated) shall cover any of the Collateral); and
(c)    the Administrative Agent shall have received from such Subsidiary, acknowledgment copies of properly filed U.C.C. or similar financing statements or such other evidence of filing or delivery for filing as may be acceptable to the Administrative Agent, naming each such Subsidiary as the debtor and the Administrative Agent as the secured party, filed under the U.C.C. (or similar Laws which may be applicable) of all jurisdictions as may be necessary or reasonably requested of the Administrative Agent, desirable to perfect the first priority security interest of the Administrative Agent on the assets of such Subsidiary that is subject to the Security Agreement (including, with respect to any Intellectual Property Collateral, appropriate trademark, copyright and patent security supplements with the United States Patent and Trademark Office and the United States Copyright Office, as applicable).
The foregoing shall be accompanied with other documentary evidence, reasonably requested by the Administrative Agent, in a form reasonably satisfactory to the Administrative Agent that evidences the foregoing, including copies of the resolutions of the board of directors (or equivalent body) of such Subsidiary authorizing the relevant transactions, copies of such Subsidiary’s Organizational Documents, incumbency certificates of such Subsidiary, opinions of legal counsel and evidence of the insurance required to be maintained pursuant to Section 7.4; provided that any Foreign Subsidiary that is not an Excluded Foreign Subsidiary shall only be required to enter into a Guaranty or guaranty agreement supplement or take any action to pledge its assets under the Collateral Documents if, in each case, (x) the Administrative Agent reasonably determines that the benefits to the Lenders of having such a pledge by such Loan Party governed by foreign Laws or having a Foreign Subsidiary enter into such guaranty or guaranty supplement and pledge its assets outweighs the cost to the Borrower and its Subsidiaries of such actions and (y) the Administrative Agent requests such foreign Law pledge, guaranty, guaranty supplement and/or pledge. Nothing contained in this Section 7.7 shall be construed as consent to form or acquire any Subsidiary after the Restatement Date that is not otherwise permitted pursuant to this Agreement.
Section 7.8    Further Assurances; Additional Collateral.
(a)    The Loan Parties will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of U.C.C. or similar financing statements and executing other documents), which may be required under any applicable Law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens (subject to the Liens permitted by Section 8.3)

securing all Obligations and created or intended to be created by the Loan Documents, all at the expense of the Borrower.
(b)    If any property or asset forming a part of the Collateral is acquired or leased by any Loan Party after the Restatement Date, the Borrower will promptly notify the Administrative Agent thereof; provided, however, that such notice shall not be required if (i) the Administrative Agent has a valid first priority perfected security interest in such property or asset by virtue of any actions previously taken by or on behalf of the Administrative Agent and (ii) such actions are not required by the terms of Security Agreement, and will cause such property or asset to be subjected to a first priority security interest in favor of the Administrative Agent (subject, in the case of non-possessory security interests, to the Liens permitted by Section 8.3) and the Loan Parties will take such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens (including the actions described in Section 7.7 and Section 7.8(a)).
Section 7.9    Deposit Accounts. The Borrower shall, and shall cause each other Loan Party to, deliver to the Administrative Agent a duly executed Deposit Account Control Agreement with respect to each Deposit Account other than an Excluded Account maintained by the Parent, the Borrower and each other Loan Party within sixty (60) days following the Restatement Date (or such longer period as determined by the Administrative Agent in its sole discretion).
Section 7.10    Post-Closing Obligations.
(a)    Within thirty (30) days following the Restatement Date (or such longer period as determined by the Administrative Agent in its sole discretion), the Borrower shall deliver to the Administrative Agent evidence of the insurance coverage required to be maintained pursuant to Section 7.4.
(b)    Within sixty (60) days following the Restatement Date (or such longer period as determined by the Administrative Agent in its sole discretion), the Borrower shall deliver to the Administrative Agent:
(i)    An Irish Share Charge or a deed of confirmation or other customary agreement (based on the reasonable advice of Irish counsel to the Administrative Agent) with respect to the Irish Share Charge and security interest covered thereby, as applicable, duly executed by an Authorized Officer of the Borrower and original certificates (if any) evidencing all of the issued and outstanding Equity Interests required to be pledged pursuant to the Irish Share Charge, which certificates shall be accompanied by undated stock transfer forms and other powers duly executed in blank by the Borrower (to the extent applicable); provided that, for the avoidance of doubt, the Irish Share Charge shall not require Borrower to provide a charge over more than 65% of the issued and outstanding voting Equity Interest in Wayfair Stores Limited, a Irish private limited company;
(ii)    a customary written legal opinion, addressed to the Administrative Agent and all the Lenders, from Irish counsel to the Administrative Agent and the

Lenders, in form and substance reasonably satisfactory to the Lenders and the Administrative Agent; and
(iii)    to the extent not delivered on or prior to the Restatement Date, original certificates (if any) evidencing all of the issued and outstanding Equity Interests required to be pledged pursuant to the terms of the Security Agreement, which certificates shall be accompanied by undated stock and other powers duly executed in blank by each relevant grantor.
ARTICLE VIII
NEGATIVE COVENANTS.
The Parent and the Borrower agree with each Lender Party that, until all Commitments have expired or irrevocably terminated and all the Obligations (other than unasserted contingent indemnification liabilities and Cash Management Liabilities and Swap Liabilities as to which no claim has been asserted) have been paid in full in cash (or, in the case of Letter of Credit Outstandings not then due and owing, have been Cash Collateralized in an amount equal to 103% of such Letter of Credit Outstandings, on terms and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable L/C Issuer) and performed in full, the Parent and the Borrower will perform the obligations set forth in this Article.
Section 8.1    Business Activities. The Parent and the Borrower will not, and will not permit any of their Subsidiaries to, engage in any business activity, except business activity that is in the same or similar line of business as their respective businesses on the Restatement Date or a business reasonably related, supporting, ancillary, incidental, synergetic or complementary thereto or a logical extension thereof.
Section 8.2    Indebtedness. The Parent and the Borrower will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, except:
(a)    Indebtedness in respect of the Credit Extensions and other Obligations;
(b)    Indebtedness in respect of any Swap Agreement not constituting Swap Liabilities; provided, that (x)(i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating commercial risks (including fluctuations in currency exchange rates and commodity prices) or to effectively cap, collar or exchange the interest rate (from floating rate to fixed rate, from one floating rate to another floating rate or otherwise) on any interest-bearing obligation or Investment and (ii) such Swap Agreement does not contain any provision exonerating the non-defaulting party from its obligations to make payments on outstanding transactions to the defaulting party or (y) such obligations arise under a Permitted Bond Hedge Transaction or Permitted Warrant Transaction;
(c)    Indebtedness of the Parent or its Subsidiaries identified in Schedule 8.2(c) (“Existing Indebtedness”), together with Permitted Refinancing Indebtedness in respect thereof;

(d)    Indebtedness of (i) any Loan Party owed to another Loan Party; (ii) a Subsidiary of the Parent that is not a Loan Party owed to another Subsidiary of the Parent that is not a Loan Party; or (iii) any Loan Party owed to any Subsidiary of the Parent that is not a Loan Party; provided that any such Indebtedness incurred pursuant to this clause (d)(iii) shall be subordinated in right of payment to the Obligations pursuant to an intercompany subordination agreement in form and substance reasonably satisfactory to the Administrative Agent;
(e)    Indebtedness of any Subsidiary of the Parent that is not a Loan Party owed to any Loan Party; provided that the corresponding Investment by such Loan Party in such Subsidiary of the Parent that is not a Loan Party is permitted by Section 8.5;
(f)    (A) Indebtedness of any Loan Party or any Subsidiary that is incurred to finance all or any part of the acquisition, construction, improvement, lease, installation or repair of any property (real or personal), plant or equipment or other fixed or capital assets, including Financing Lease Liabilities and purchase money Indebtedness; provided that (I) (i) the aggregate principal amount of all such Indebtedness incurred pursuant to this clause (f)(A) to finance conveyors, forklifts and other material handling equipment and vehicles and other transportation equipment shall not exceed $25,000,000 at any time outstanding, (ii) the aggregate principal amount of all such Indebtedness incurred pursuant to this clause (f)(A) to finance racking and other storage equipment shall not exceed $150,000,000 at any time outstanding and (iii) the aggregate principal amount of all other such Indebtedness incurred pursuant to this clause (f)(A) shall not exceed $5,000,000 at any time outstanding and (II) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvements and (B) Permitted Refinancing Indebtedness in respect thereof;
(g)    Contingent Liabilities of the Parent and its Subsidiaries in respect of Indebtedness of the Parent or any of its Subsidiaries; provided that (i) such Indebtedness is permitted to be incurred by such entity directly by this Section and (ii) the Contingent Liabilities permitted under this clause shall be subordinated to the Obligations of the Parent and its Subsidiary if, and on the same terms as, the Indebtedness so subject to such Contingent Liabilities is subordinated to the Obligations;
(h)    Permitted Convertible Indebtedness;
(i)    Indebtedness of any Person that becomes a Subsidiary of the Parent in connection with a Permitted Acquisition after the Restatement Date (and any Permitted Refinancing Indebtedness in respect of such Indebtedness) other than as a result of a Division; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary of the Parent and is not created in contemplation of or in connection with such Person becoming a Subsidiary of the Parent, (ii) subject to the Limited Condition Acquisition provisions set forth in Section 1.5, if applicable, immediately before and after such Person becomes a Subsidiary of the Parent, no Default or Event of Default shall have occurred and be continuing and (iii) the aggregate principal amount of Indebtedness incurred pursuant to this clause (i) shall not exceed $25,000,000 at any time outstanding;
(j)    [reserved];

(k)    Indebtedness incurred in the ordinary course of business in connection with incentive or other economic development programs provided or offered by any Governmental Authority, including, without limitation, tax credit programs, tax-exempt bonds and notes and forgivable loan programs incurred in the ordinary course of business; provided that the aggregate principal amount of Indebtedness incurred pursuant to this clause (k) shall not exceed $40,000,000 at any time outstanding;
(l)    Indebtedness incurred in the ordinary course of business in connection with credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), credit card processing services, debit cards, stored value cards, and cash management or related services, including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other customary cash management arrangements incurred in the ordinary course of business; provided that the aggregate principal amount of Indebtedness incurred pursuant to this clause (l) shall not exceed $12,500,000 at any time outstanding;
(m)    Indebtedness with respect to trade letters of credit, warehouse receipts, customs bonds or similar instruments issued to support performance obligations (other than obligations in respect of Indebtedness) incurred in the ordinary course of business; provided that, if such Indebtedness is secured, it shall only be permitted to be secured pursuant to Section 8.3(w);
(n)    Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;
(o)    Indebtedness of the Parent or any Subsidiary of the Parent that is incurred in connection with lease agreements where such entity is considered the owner for accounting purposes only, or build to suit leases, to the extent such entity is involved in the construction of structural improvements or takes construction risk prior to commencement of a lease where such entity does not meet the sale-leaseback criteria for derecognition of the building assets and liability, incurred in the ordinary course of business, and which in all cases is characterized on the Parent’s balance sheet as “Lease Financing Obligations” or any replacement term in accordance with GAAP;
(p)    Indebtedness in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance and bankers acceptances issued for the account of the Parent or any of its Subsidiaries in the ordinary course of business, including guarantees or obligations of the Parent or any such Subsidiary of the Parent, as applicable, with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for borrowed money) ; provided that, if such Indebtedness is secured, it shall only be permitted to be secured pursuant to Section 8.3(w);

(q)    Indebtedness incurred in connection with “bonds-for-title” or “bond-lease” transactions in the ordinary course of business under Georgia law;
(r)    Indebtedness of any Subsidiary of the Parent that is not a Loan Party; provided that the aggregate principal amount of all such Indebtedness incurred pursuant to this clause (r) shall not exceed $10,000,000 at any time outstanding;
(s)    other unsecured Indebtedness incurred pursuant to this clause (s) in an aggregate principal amount not to exceed at any time outstanding $20,000,000; and
(t)    other secured Indebtedness incurred pursuant to this clause (t) in an aggregate principal amount not to exceed at any time outstanding $10,000,000.
Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Equity Interests in the form of additional shares of Disqualified Equity Interests of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness or Disqualified Equity Interests outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness shall, in each case, not be deemed to be an incurrence of Indebtedness or issuance of Disqualified Equity Interests for purposes of this Section 8.2.
Section 8.3    Liens. The Parent and the Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:
(a)    Liens securing payment of the Obligations and granted pursuant to any Loan Document in favor of any Secured Party in accordance with the terms thereof;
(b)    Liens granted to secure payment of the Indebtedness permitted pursuant to Section 8.2(f); provided that (i) each such Lien covers only those assets acquired, constructed, improved, leased, installed or repaired with the proceeds of such Indebtedness, (ii) each such Lien attaches to such assets no later than 180 days after the acquisition, construction, improvement, lease, installation or repair thereof and (iii) the principal amount of such Indebtedness does not exceed the cost of such assets;
(c)    Liens existing on the Restatement Date and disclosed on Schedule 8.3(c) (“Existing Liens”) and Liens incurred in connection with replacements, modifications, renewals, extensions or refinancings of the Indebtedness or other obligations secured by such Liens; provided that such Liens (i) do not extend to any additional property or assets after the Restatement Date (but shall be permitted to apply to after-acquired property affixed or incorporated into the property covered by such Lien and the proceeds and products of the foregoing) and (ii) only secure the Indebtedness permitted by Section 8.2(c);

(d)    Liens for Taxes, assessments or other charges or levies of any Governmental Authority (i) that are not yet overdue for thirty (30) days or not yet due or payable or (ii) that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;
(e)    Liens of carriers, warehousemen, mechanics, materialmen, suppliers, landlords and similar Liens imposed by Law that are incurred in the ordinary course of business of the Borrower and either (i) secure obligations that are not overdue by more than sixty (60) days or (ii) are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;
(f)    deposits, letters of credit, bank guarantees and pledges of cash securing (i) obligations in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits (other than Liens imposed by ERISA which has resulted or could reasonably be expected to result in material liability), (ii) the performance of tenders, statutory obligations, bids, leases, contracts and other similar obligations (other than for borrowed money) or (iii) to secure obligations on surety or appeal bonds, in each case to the extent the foregoing is incurred or entered into in the ordinary course of business of any Loan Party;
(g)    judgment Liens not constituting an Event of Default under Section 9.1.6;
(h)    easements, rights of way, zoning and similar restrictions and other similar encumbrances or title defects which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Parent or any of its Subsidiaries;
(i)    Liens existing on any property or asset prior to the acquisition thereof by the Parent or any of its Subsidiaries (or on the property or asset of any Person prior to such Person becoming a Subsidiary of the Parent); provided that (i) such Liens are not created in contemplation of or in connection with such acquisition, (ii) such Liens do not extend to any other property or assets of the Parent or any its Subsidiaries and (iii) such Liens secure Indebtedness permitted under Section 8.2(i) that is in existence on the date of such acquisition;
(j)    Liens arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers so long as such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;
(k)    leases of the Real Property Assets of any Loan Party or any Subsidiary, in each case entered into in connection with a disposition permitted by Section 8.9, a Permitted Acquisition or in the ordinary course of the business of such Loan Party or Subsidiary so long as such leases do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Loan Party or any Subsidiary or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(l)    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash, Cash Equivalent Investments, Investments made pursuant to the Borrower Investment Policy and other investment property (as defined in the U.C.C.) on deposit in one or more accounts maintained by any Loan Party or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained;
(m)    licenses of Intellectual Property rights granted by any Loan Party or any Subsidiary in the ordinary course of business and not interfering (i) with the Administrative Agent’s Lien on the Collateral or (ii) in any material respect with the ordinary conduct of business of the Loan Parties and their Subsidiaries;
(n)    the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;
(o)    Liens securing Indebtedness permitted pursuant to Section 8.2(b); provided that (A) the fair market value of the property or assets encumbered by such Liens does not at any time exceed $25,000,000 and (B) such Liens do not extend to any property or assets of any Loan Party;
(p)    Liens securing Indebtedness permitted pursuant to Section 8.2(q);
(q)    any interest or title of a lessor, sub-lessor, licensor or sub-licensor under leases, subleases, licenses or sublicenses entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;
(r)    Liens that are contractual rights of set off, off-set or recourse to account balances relating to purchase orders and other agreements (other than Indebtedness for borrowed money) entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course of business;
(s)    Liens of a collection bank arising under Section 4-208 of the U.C.C. on items in the course of collection;
(t)    Liens arising by operation of law in the United States under Article 2 of the U.C.C. in favor of a reclaiming seller of goods or buyer of goods;
(u)    Liens securing Indebtedness permitted pursuant to Section 8.2(l); provided that such Liens do not extend to any property or assets of any Loan Party;
(v)    Liens securing (i) Indebtedness permitted pursuant to Section 8.2(r) and (ii) any other obligations of any Subsidiary of the Parent that is not a Loan Party; provided that (A) the aggregate principal amount secured by such Liens does not exceed $10,000,000 at any time outstanding and (B) such Liens do not extend to any property or assets of any Loan Party; and
(w)    other Liens securing Indebtedness and other obligations in an aggregate principal amount not to exceed $10,000,000 at any time outstanding.

Section 8.4    Financial Condition. The Parent and the Borrower will not permit:
(a)    Free Cash Flow. (i) The negative Free Cash Flow for the Rolling Period ending on the last day of each Fiscal Quarter beginning with the Rolling Period ending on March 31, 2019 to exceed $400 million and (ii) the negative Free Cash Flow for the period commencing on January 1, 2019 and ending on the last day of each Fiscal Quarter to exceed $550 million in the aggregate.
Section 8.5    Investments. No Loan Party will, and will not permit any of its Subsidiaries to, make, incur, assume or suffer to exist any Investment in any other Person, except:
(a)    Investments existing on the Restatement Date and identified in Schedule 8.5(a) (“Existing Investments”) and any extensions, renewals or reinvestments thereof;
(b)    Investments held by such Loan Party in the form of cash and Cash Equivalent Investments and Investments made pursuant to the Borrower Investment Policy;
(c)    Investments (i) comprising the Equity Interests of Subsidiaries of the Borrower set forth in Schedule 6.8 (“Initial Capitalization”), (ii) additional Investments by any Loan Party in another Loan Party, (iii) additional Investments by Subsidiaries of the Parent that are not Loan Parties in the Parent or any Subsidiary of the Parent, and (iv) additional Investments by any Loan Party in other Subsidiaries that are not Loan Parties (including acquisitions of Excluded Foreign Subsidiaries to the extent such acquisitions otherwise satisfy the requirements for Permitted Acquisitions); provided that the aggregate amount of such Investments made pursuant to this clause (c)(iv) shall not exceed $10,000,000 at any time outstanding;
(d)    intercompany loans, payables and Contingent Liabilities permitted by Section 8.2(d) or Section 8.2(g);
(e)    notes payable to, or Equity Interests issued by, account debtors, to the Parent or any of its Subsidiaries in good faith settlement of delinquent obligations or pursuant to any plan of reorganization or similar proceeding upon the bankruptcy or insolvency of any such account debtor to the extent reasonably necessary in order to prevent or limit loss;
(f)    Investments in the form of Swap Agreements permitted by Section 8.2(b);
(g)    loans and advances to present employees, directors, members of management, officers, managers or consultants of the Parent and its Subsidiaries in the ordinary course of business for travel, entertainment, education, relocation and analogous ordinary business purposes made pursuant to this clause (g) in an aggregate amount (determined without regard to any write-downs or write-offs of such loans and advances) not to exceed $2,000,000 at any time outstanding;
(h)    Investments held by a Subsidiary of the Parent acquired after the Restatement Date or of a Person merged, amalgamated or consolidated with or into the Borrower or any of its Subsidiaries, in each case, in accordance with this Section and Section 8.8, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, Division, amalgamation or consolidation and were in existence on the date of such acquisition, merger, Division, amalgamation or consolidation;
(i)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;
(j)    Investments consisting of purchases and acquisitions of supplies, goods, materials and equipment, in each case in the ordinary course of business;
(k)    Investments consisting of (i) prepaid expenses, negotiable instruments held for collection, bid, performance, workers’ compensation and other similar deposits made in the ordinary course of business or (ii) lease, utility and other similar deposits made in the ordinary course of business;
(l)    Investments made by the Parent or any Subsidiary that consist of consideration received in connection with an Asset Sale made in compliance with Section 8.9 (other than clause (d) thereof);
(m)    purchases of Equity Interests of the Parent to the extent permitted pursuant to Section 8.6 (other than clause (a)(iii) thereof);
(n)    Permitted Acquisitions and any Investments in connection with a Permitted Bond Hedge Transaction or Permitted Structured Repurchase Transaction;
(o)    Investments in the ordinary course of business consisting of U.C.C. Article 3 endorsements for collection or deposit and U.C.C. Article 4 customary trade arrangements with customers in the ordinary course of business;
(p)    Investments consisting of deposits, prepayments and other advances made in the ordinary course of business to distributors, suppliers, licensors and licensees;
(q)    Investments made in connection with obtaining, maintaining or renewing client and customer contracts in the ordinary course of business;
(r)    [reserved];
(s)    Investments in Joint Ventures of the Parent or any of its Subsidiaries made pursuant to this clause (s) in an aggregate amount at any time outstanding not to exceed $30,000,000;
(t)    other Investments made pursuant to this clause (t) not exceeding $30,000,000 in the aggregate at any time outstanding;

(u)    Investments by any Loan Party in other Subsidiaries that are not Loan Parties; provided that, (i) after giving effect thereto the Loan Parties are in compliance with the financial covenant set forth in Section 8.4 as of the end of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1(a) or Section 7.1(b) hereunder; and
(v)    guarantees by Parent or any Subsidiary of leases (other than capital leases), contracts, or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business.
Section 8.6    Restricted Payments; Payments on Other Indebtedness.
(a)    Restricted Payments. The Parent and the Borrower will not, and will not permit any of its Subsidiaries to (notwithstanding the terms of any Organizational Document or any other agreement or instrument), directly or indirectly, declare, pay or make on or on account of any of its Equity Interests any dividend, distribution or other payment, whether on account of the purchase, redemption, sinking or analogous fund, retirement or defeasance of any Equity Interests and whether in cash, property or obligations (other than dividends or distributions payable solely in its Equity Interests, warrants to purchase its Equity Interests or split ups or reclassifications of its Equity Interests into additional or other shares of its Equity Interests), or apply, or permit any of its Subsidiaries to apply, any of its funds, property or assets to the purchase, redemption, sinking or analogous fund, retirement or defeasance of, any such Equity Interests (any such payment, a “Restricted Payment”), except:
(i)    the Parent may (A) repurchase Equity Interests of the Parent from present or former employees, directors, members of management, officers, managers or consultants of the Parent and its Subsidiaries to the extent that the proceeds of such repurchases are applied to satisfy withholding tax obligations arising in connection with the vesting of restricted Equity Interests and (B) make other Restricted Payments; provided that, solely in the case of this clause (B), both before and after giving effect to such Restricted Payment: (I) as of the end of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1(a) or Section 7.1(b) hereunder, the Parent and its Subsidiaries shall be in compliance with Section 8.4; (II) the aggregate amount of such Restricted Payments made pursuant to this clause (B) shall not exceed $50,000,000 in the aggregate in any Fiscal Year and $100,000,000 in the aggregate during the term of this Agreement and (III) no Default or Event of Default shall exist or result therefrom;
(ii)    (A) each Subsidiary may make Restricted Payments to a Loan Party and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made and (B) each Subsidiary that is not a Loan Party may make Restricted Payments to any other Subsidiary that is not a Loan Party and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(iii)    the Parent and its Subsidiaries may make Restricted Payments in order to effect an Investment permitted by Section 8.5 (other than clause (m) thereof);
(iv)    the Borrower may make dividends, distributions and other payments to the Parent (including to any Loan Party which is owned directly or indirectly by the Parent and such Loan Party directly or indirectly owns the Borrower) for the purpose of the Parent paying its actual (including estimated Tax payments required under applicable Law) federal, state and local (and franchise Taxes imposed in lieu of) Taxes on behalf of such consolidated (or any unitary or combined under applicable state Law) Tax group; provided, however, that such dividends, distributions or other payments, as the case may be, are applied promptly to the payment of such Taxes; provided further, however, that (x) in no event shall the total dividends, distributions or other payments paid by the Borrower to the Parent pursuant to this clause exceed the amount of Taxes that would have been payable by the Borrower if the Borrower was not consolidated with the Parent for Tax purposes and (y) any Tax refunds received by the Parent and attributable to the Parent and its Subsidiaries shall be returned promptly to the Borrower or the applicable Subsidiary;
(v)    the Borrower may make dividends, distributions and other payments to the Parent (including to any Loan Party which is owned directly or indirectly by the Parent and such Loan Party directly or indirectly owns the Borrower) for the purpose of the Parent (A) paying its corporate overhead expenses that are incurred in the ordinary course of business on an arm’s-length basis and expenses required to maintain its corporate existence; and (B) making Restricted Payments permitted pursuant to clause (i) above; provided that as of the date of such dividend, distribution or other payment, the Parent and its Subsidiaries are in compliance with each of the requirements set forth therein;
(vi)    the Parent may make (I)(a) the payment of the premium to the Hedge Provider due under and determined in accordance with the Permitted Bond Hedge Transaction or (b) any payments or deliveries to the Hedge Provider required under and determined in accordance with the Permitted Warrant Transaction, in each case, (i) by delivery of the Parent’s Equity Interests upon settlement thereof or (ii) by (A) payment of an early termination amount thereof in common stock upon any early termination thereof or (B) set-off against the related Permitted Bond Hedge Transaction or (II) any payments (other than any payment(s) of any premium(s), prepayment amount(s), strike price(s) or other applicable purchase price, costs, expenses or any other payments (whether absolute or contingent) for a Permitted Structured Repurchase Transaction at the time of entry into such Permitted Structured Repurchase Transaction) or deliveries to a Structured Repurchase Dealer required under and determined in accordance with a Permitted Structured Repurchase Transaction, in each case, (i) by delivery of the Parent’s Equity Interests upon settlement thereof or (ii) by payment of an early termination amount thereof in common stock upon any early termination thereof; and
(vii)    the Parent may make Restricted Payments in connection with repurchases of Equity Interests of the Parent (including payment(s) of any premium(s), prepayment amount(s), strike price(s) or other applicable purchase price, costs, expenses or any other payment (whether absolute or contingent) for a Permitted Structured Repurchase Transaction that, at the time of entry into such Permitted Structured Repurchase Transaction, does not, and during the term of this Agreement, will not, exceed the amount permitted to be paid by the Parent in respect of repurchases of the Parent’s Equity Interests pursuant to the immediately following proviso); provided that both before and after giving effect to any such repurchase: (A) the Parent and its Subsidiaries shall be in compliance with Section 8.4; (B) the aggregate amount of such Restricted Payments (but excluding Restricted Payments in respect of any Permitted Option Premium) shall not exceed, during the term of this Agreement, the sum of (x) $150,000,000, plus (y) the aggregate net cash proceeds, if any, paid to the Parent in connection with any repurchase of Equity Interests of the Parent (including any Permitted Structured Repurchase Transaction), as set forth in the most recently delivered Compliance Certificate and (C) no Default or Event of Default shall exist or result therefrom.
(b)    Payments on Other Indebtedness. No Loan Party shall make or permit any of their Subsidiaries to make or agree to make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness that is by its terms expressly subordinated in right of payment to the Obligations, except (a) regularly scheduled payments of interest or principal and payment of expenses and fees as and when due (to the extent not prohibited by any applicable subordination arrangements), (b) to the extent in connection with any Permitted Refinancing Indebtedness permitted by Section 8.2, (c) payment of Indebtedness owed by a Subsidiary of the Borrower that is not a Loan Party to a Loan Party (other than Parent) and (d) to the extent that after giving effect thereto the Loan Parties are in compliance with the financial covenant set forth in Section 8.4 as of the end of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1(a) or Section 7.1(b) hereunder (provided that the aggregate amount of payments made pursuant to this clause (d) shall not exceed $10,000,000).
Section 8.7    Anti-Corruption Laws.
(a)    The Borrower will not directly, or to the Borrower’s knowledge indirectly, use the proceeds of the Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to the Parent or any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor or otherwise).
(b)    No part of the proceeds of the Loans or Letters of Credit will be used, directly or indirectly, for any payments that could constitute a violation of any applicable anti-bribery Law.
Section 8.8    Fundamental Changes, etc. The Parent and the Borrower will not, and will not permit any of their Subsidiaries to, liquidate or dissolve, consolidate or amalgamate with, or merge into or with, any other Person, consummate a Division as the Dividing Person, or sell, lease, transfer or otherwise dispose of (in each case in one transaction or series of transactions) all or substantially all of its assets, other than the following if, other than in the case of clauses (e) and (f), no Default or Event of Default has occurred and is continuing immediately before or after giving effect thereto:
(a)    any Subsidiary may merge, amalgamate, liquidate, dissolve or consolidate with or into (i) the Borrower (provided that the Borrower is the surviving entity) or (ii) any other Subsidiary (provided that when any Loan Party is merging with another Subsidiary, such Loan Party shall be the surviving entity);
(b)    any Loan Party may sell, lease, transfer or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Loan Party;
(c)    any Subsidiary of the Parent that is not a Loan Party may sell, lease, transfer or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party;
(d)    in connection with any Permitted Acquisition, the Parent or any Subsidiary of the Parent may consolidate or amalgamate with, or merge into or with, any other Person or permit any other Person to consolidate or amalgamate with, or merge into or with, it; provided that (i) in the case of any merger, consolidation or amalgamation to which the Parent is not a party, the surviving entity shall be a direct or indirect Wholly-Owned Subsidiary of a Loan Party; (ii) in the case of any merger, consolidation or amalgamation to which the Borrower is a party, the Borrower shall be the surviving Person; (iii) in the case of any merger, consolidation or amalgamation in which the Parent is a party, the Parent shall be the surviving Person; and (iv) in the case of any merger, consolidation or amalgamation to which any Loan Party (other than the Borrower) is a party, the surviving Person in such merger is, or becomes, a Loan Party;
(e)    in connection with any Asset Sales made in compliance with Section 8.9;
(f)    in connection with Investments made in compliance with Section 8.5; and
(g)    any Subsidiary that is an LLC may consummate a Division as the Dividing Person if, immediately upon the consummation of the Division, the assets of the applicable Dividing Person are held by one or more Wholly-Owned Subsidiaries at such time, or, with respect to assets not so held by one or more Wholly-Owned Subsidiaries, such Division, in the aggregate, would otherwise result in an Asset Sale permitted by Section 8.9(j).
Section 8.9    Asset Dispositions, etc. No Loan Party will, and will not permit any of its Subsidiaries to, sell, transfer, lease, contribute or otherwise convey or dispose of (in each case in one transaction or series of transactions and whether effected pursuant to a Division or otherwise) all or any part of its assets or property (including Accounts, Inventory and Equity Interests owned by any Loan Party and any of their Subsidiaries) to any Person (each an “Asset Sale”), except:

(a)    if such sale, transfer, lease, contribution, conveyance or disposition is (i) of Inventory in the ordinary course of business, (ii) of cash or Cash Equivalent Investments in the ordinary course of business or (iii) of Investments made pursuant to the Borrower Investment Policy;
(b)    in respect of (i) property that is surplus, worn out or obsolete or no longer useful in the ordinary course of business and is sold, transferred, leased, contributed, conveyed or disposed of in the ordinary course of business or (ii) assets that are subject to damage or destruction, or a condemnation proceeding instituted by a Governmental Authority;
(c)    if such sale, transfer, lease, conveyance or disposition is a Permitted Disposition;
(d)    if such sale, transfer, lease, conveyance or other disposition is permitted by Section 8.8 (other than clause (e) thereof) or is in the form of an Investment permitted pursuant to Section 8.5 (other than clause (l) thereof);
(e)    sales, transfers, leases, conveyances or other dispositions of Equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such transaction are reasonably promptly applied to the purchase price of such replacement property;
(f)    sales, transfers, conveyances or dispositions of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof (other than in connection with factoring programs, receivables programs or other similar programs);
(g)    sales, transfers, leases, conveyances or other dispositions consisting of exclusive licenses permitted under Section 8.3(m), provided, however, that such exclusive licenses shall consist of licenses granted in the ordinary course of the Parent or other Loan Parties’ business;
(h)    the unwinding of any Swap Agreement in accordance with its terms;
(i)    dispositions and/or terminations of leases, subleases, licenses or sublicenses which (i) are in the ordinary course of business and (ii) do not materially interfere with the material business of the Parent or its Subsidiaries; and
(j)    sales, transfers or dispositions of assets (i) among Loan Parties, (ii) among Subsidiaries of the Parent that are not Loan Parties, (iii) by any Subsidiary of the Parent to any Loan Party and (iv) by any Loan Party to any Subsidiary of the Parent that is not a Loan Party; provided that, solely in the case of this clause (iv), (A) no Event of Default shall have occurred and be continuing immediately before or after giving effect to any such sale, transfer or disposition on a Pro Forma Basis and (B) the aggregate fair market value (as determined by the Borrower in good faith) of assets sold, transferred or disposed of in any Fiscal Year pursuant to this clause (j)(iv) shall not exceed $10,000,000.

Section 8.10    Modification of Certain Agreements. No Loan Party will, and will not permit any of its Subsidiaries to, consent to any amendment, supplement, waiver or other modification of any of their Organizational Documents or any material agreement to which it is a party, other than any amendments, supplements, waivers or other modifications that do not materially and adversely affect (a) the Administrative Agent’s or the Lenders’ interests in the Collateral or (b) the likelihood of payment of the Loans under the Loan Documents.
Section 8.11    Transactions with Affiliates. No Loan Party will, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates involving aggregate consideration in excess of $1,000,000, except: (a) transactions that are on terms not materially less favorable to such Loan Party or such Subsidiary than those that could be obtained at such time in a comparable transaction on an arm’s-length basis from unrelated third parties (as determined by the Borrower in good faith); (b) (i) transactions between or among the Loan Parties and (ii) transactions between or among the non-Loan Parties; (c) transactions that are otherwise expressly permitted by the terms of this Agreement and the other Loan Documents (including Investments permitted by Section 8.5 and Restricted Payments permitted by Section 8.6); (d) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, equity compensation and other benefit plans) and indemnification arrangements, in each case approved by the board of directors or applicable senior management of the Parent; (e) intercompany transactions undertaken in good faith for the purpose of improving the tax efficiency of the Parent and its Subsidiaries so long as such transactions are not materially adverse to the Lenders and will not materially adversely affect the nature of the guarantees or the Collateral; (f) [reserved]; (g) [reserved]; (h) (i) any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by the Parent or any of its Subsidiaries with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Parent or any of its Subsidiaries, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Parent or any of its Subsidiaries and (iii) any payment of compensation or other employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers officers, directors, employees, managers, consultants and independent contractors of the Parent or any of its Subsidiaries (including amounts paid pursuant to any management equity plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, stock option or similar plans and any successor plan thereto and any supplemental executive retirement benefit plans or arrangements), in each case, entered into in the ordinary course of business; (i) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business; (j) [reserved]; (k) (i) intellectual property licenses in the ordinary course of business and (ii) intercompany intellectual property licenses and research and development agreements in the ordinary course of business; and (l) transactions that have been approved by a majority of the disinterested members of the board of directors of the Parent, as evidenced by resolutions adopted by the board of directors of the Parent and delivered to the Administrative Agent.

Section 8.12    Negative Pledges, Restrictive Agreements, etc. The Parent and the Borrower will not, and will not permit any of their Subsidiaries to, enter into any agreement (excluding this Agreement and any other Loan Document) prohibiting or restricting:
(a)    the ability of the Parent or any Subsidiary (other than an Excluded Subsidiary) to guarantee the Indebtedness of the Borrower and the other Loan Parties under the Loan Documents;
(b)    the ability of the Parent or any of its Subsidiaries (other than an Excluded Subsidiary) to create or assume any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired; or
(c)    the ability of any Subsidiary of the Borrower to make any payments, directly or indirectly, to the Borrower by way of dividends, distributions, return on equity, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment or transfer any property or asset, directly or indirectly, to the Borrower;
provided that, the foregoing shall not, in any event, prohibit (i) restrictions imposed by any agreement relating to Liens permitted by Section 8.3 if such restrictions apply only to the property subject to such permitted Liens; (ii) customary restrictions contained in agreements relating to the sale of assets (including Equity Interests) pending the closing of such sale if such restrictions apply only to the assets to be sold; (iii) customary provisions in licenses and of Intellectual Property entered into in the ordinary course of business that do not materially interfere with the business of the Parent and its Subsidiaries; (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of either the Parent or any of their Subsidiaries; (v) customary provisions restricting assignment of any agreement entered into in the ordinary course of business; (vi) restrictions assumed in connection with any acquisition of assets (including Equity Interests of any Person), so long as such restrictions relate solely to the assets so acquired (or the Person or Persons bound thereby) and were not entered into solely in contemplation of such acquisition; (vii) in the case of any Joint Venture which is not a Loan Party, restrictions in such Joint Venture’s Organizational Documents on the pledge of Equity Interests of such Joint Venture so long as the Investment in such Joint Venture is otherwise permitted by Section 8.5; (viii) restrictions any agreements governing secured Indebtedness otherwise permitted by this Agreement (other than second Lien or subordinated Indebtedness) so long as such restrictions apply only to the property or assets securing such Indebtedness; (ix) restrictions in any agreement governing Indebtedness incurred pursuant to Section 8.2(f); provided that any such restriction contained therein relates only to the asset or assets financed thereby; (x) the terms of applicable Law; (xi) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and (xii) restrictions on the disposition or distribution of assets in joint venture agreements, sale-leaseback agreements, stock sale agreements and other similar agreements so long as such restrictions apply only to the property or assets that are the subject of such agreements (or the Persons the Equity Interests of which are the subject of such agreement).

Section 8.13    Fiscal Year-End, etc. The Loan Parties will not, and will not permit any of their Subsidiaries to, change its Fiscal Year. In addition, except as required or permitted by GAAP neither the Loan Parties nor any of their Subsidiaries shall make any significant change in its accounting treatment or reporting practices.
Section 8.14    Limitation on Sale and Leaseback Transactions. The Loan Parties will not, and will not permit any of their Subsidiaries to, enter into any arrangement with any Person whereby in a substantially contemporaneous transaction the Loan Parties or any of their Subsidiaries sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset, other than (a) any lease arrangements where such Loan Party or such Subsidiary is considered the owner for accounting purposes only, (b) build to suit leases, to the extent such Loan Party or its Subsidiary is involved in the construction of structural improvements or takes construction risk prior to commencement of a lease, and which in all cases is characterized on the Parent’s balance sheet as “Lease Financing Obligations” or any replacement term in accordance with GAAP or (c) any other arrangements so long as the fair market value of the assets subject thereto does not exceed $10,000,000 in the aggregate during the term of this Agreement.
Section 8.15    [Reserved].
Section 8.16    [Reserved].
Section 8.17    Deposit Account Control Agreements. The Borrower will not, and will not permit any other Loan Party to, have any Deposit Account other than Excluded Accounts unless the same is subject to a Deposit Account Control Agreement.
ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES
Section 9.1    Events of Default. Each of the following events or occurrences described in this Section shall constitute an “Event of Default”.
9.1.1    Non-Payment of Obligations. Any Loan Party shall fail to (a) pay when due of any principal on any Loan or any Reimbursement Obligation; or (b) pay within five (5) Business Days after the same becomes due, interest on a Credit Extension, fee, indemnity or other amount hereunder or under any other Loan Document.
9.1.2    Breach of Representations and Warranties. Any representation or warranty of any Loan Party made or deemed to be made hereunder, in any other Loan Document or in any other writing or certificate furnished by or on behalf of any Loan Party to any Lender Party in connection with this Agreement or any such other Loan Document (including any certificates delivered pursuant to Article V), is or shall be incorrect in any material respect when made (or in all respects if such representation or warranty is qualified as to materiality).
9.1.3    Non Performance of Certain Covenants and Obligations. Any Loan Party shall default in the due performance and observance of any of its obligations under Section 4.11 or

Section 7.1 (subject to a five (5) Business Day grace period with respect to Section 7.1, except with respect to Section 7.1(g), for which there will be no grace period), Section 7.3(b) (with regard to maintenance of legal existence), or Article VIII.
9.1.4    Non Performance of Other Covenants and Obligations. Any Loan Party shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document (other than items covered by Section 9.1.1 or 9.1.3), and such default shall continue unremedied for a period of thirty (30) days after the earlier of (a) notice thereof from the Administrative Agent to the Borrower and (b) the date that the Borrower has knowledge of such failure.
9.1.5    Default on Other Indebtedness. (a) (i) A default shall occur in the payment when due, whether by scheduled repayment, prepayment, acceleration or otherwise, in respect of any Material Indebtedness (after the application of any grace period, if any, provided in the agreement pursuant to which such Indebtedness was created) (other than Material Indebtedness described under Swap Agreements described in clause (ii) hereof) of any Loan Party or any of its Subsidiaries or a default shall occur in the performance or observance of any obligation or condition in respect of any Material Indebtedness if the effect of such default is to either (x) accelerate the maturity of any such Material Indebtedness or (y) permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause such Material Indebtedness to become due and payable prior to its expressed maturity or (ii) there occurs under any Swap Agreement between the Parent or any of its Subsidiaries, on the one hand, and a counterparty, on the other hand, an Early Termination Date (as defined in such Swap Agreement) resulting from (a) any event of default under such Swap Agreement as to which the Parent or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Agreement) or (b) any Termination Event (as defined in such Swap Agreement) under such Swap Agreement as to which the Parent or any Subsidiary thereof is an Affected Party (as defined in such Swap Agreement) and, in either event, if the counterparty is not a Lender or an Affiliate of a Lender, the Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than $30,000,000.
9.1.6    Judgments. Any (a) monetary final and non-appealable judgment, writs or warrants of attachment, executions or similar processes involving any aggregate amount (to the extent not paid or fully covered by insurance maintained in accordance with the requirements of this Agreement and as to which the relevant insurance company does not dispute coverage) in excess of $15,000,000 shall be rendered against any Loan Party or any of its Subsidiaries or any of their respective properties or (b) non-monetary final and non-appealable judgment shall be rendered against any Loan Party or any of its Subsidiaries that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and, in either case, (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of forty-five (45) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal, bond or otherwise, shall not be in effect.
9.1.7    ERISA Events. An ERISA Event shall have occurred that, individually or when taken together with all other ERISA Events that have occurred and are continuing, could reasonably be expected to have a Material Adverse Effect.

9.1.8    Change in Control. Any Change in Control shall occur.
9.1.9    Bankruptcy, Insolvency, etc. Any Loan Party or any of its Subsidiaries shall:
(a)    generally fail to pay debts as they become due, or admit in writing its inability to pay debts as they become due;
(b)    apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator, or other custodian for any Loan Party or any of its Subsidiaries or any property of any thereof, or make a general assignment for the benefit of creditors;
(c)    in the absence of such application, consent or acquiescence, permit or suffer to exist the involuntary appointment of a trustee, receiver, sequestrator or other custodian for any Loan Party or any of its Subsidiaries or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within sixty (60) days; or
(d)    permit or suffer to exist the involuntary commencement of, or voluntarily commence, any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any Debtor Relief Laws, or permit or suffer to exist the involuntary commencement of, or voluntarily commence, any dissolution, winding up or liquidation proceeding, in each case, by or against any Loan Party or any of its Subsidiaries; provided, however, that if not commenced by any such Loan Party or any of its Subsidiaries such proceeding shall be consented to or acquiesced in by any such Loan Party or any of its Subsidiaries, or shall result in the entry of an order for relief or shall remain for sixty (60) days undismissed or unstayed.
9.1.10    Impairment of Loan Documents, Security, etc. Any Loan Document shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Loan Party that is a party thereto; any Loan Party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or any Lien or security interest in favor of the Administrative Agent for the benefit of the Secured Parties securing (or required to secure) any Obligation, to the extent required by the Loan Documents, shall, in whole or in part, cease to be a perfected first priority security interest (subject to Liens permitted by Section 8.3) and other than by reason of the failure of the Administrative Agent to retain possession of the Collateral physically delivered to it or the Administrative Agent’s failure to timely file UCC continuation statements or intellectual property security agreements with the applicable intellectual property offices.
Section 9.2    Action if Bankruptcy. If any Event of Default described in Section 9.1.9 shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations (solely arising under clause (a) of the definition thereof unless such Obligations provide otherwise) shall automatically become immediately due and payable, without notice or demand.

Section 9.3    Action if Other Event of Default. If any Event of Default (other than any Event of Default described in Section 9.1.9) shall occur and be continuing for any reason, whether voluntary or involuntary, the Administrative Agent, may, and upon the direction of the Required Lenders, shall, by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations (solely arising under clause (a) of the definition thereof unless such Obligations provide otherwise) to be due and payable and the Commitments (if not theretofore terminated) to be terminated, whereupon (without further notice, demand or presentment) the full unpaid amount of such Loans and other Obligations (solely arising under clause (a) of the definition thereof unless such Obligations provide otherwise) which shall be so declared due and payable shall become immediately due and payable and the Commitments shall terminate.
Section 9.4    Foreclosure on Collateral. If any Event of Default shall occur and be continuing, the Administrative Agent shall have, in addition to all rights and remedies provided for in the U.C.C. and applicable Law, all such rights (including the right of foreclosure) with respect to the Collateral as provided in the Security Agreement, each other Collateral Document and each other Loan Document.
Section 9.5    Appointment of Administrative Agent as Attorney in Fact. The Parent and the Borrower hereby constitute and appoint the Administrative Agent as their attorney in fact with full authority in the place and stead of them and in the name of each of them, from time to time in the Administrative Agent’s discretion while any Event of Default is continuing, to take any action and to execute any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Agreement and any other Loan Document, including to: (a) ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; (b) enforce the obligations of any account debtor or other Person obligated on the Collateral and enforce the rights of any Loan Party with respect to such obligations and to any property that secures such obligations; (c) file any claims or take any action or institute any proceedings that the Administrative Agent may deem necessary or desirable for the collection of or to preserve the value of any of the Collateral or otherwise to enforce the rights of the Administrative Agent and the Lenders with respect to any of the Collateral; (d) pay or discharge Taxes or Liens levied or placed upon or threatened against the Collateral in amounts necessary to discharge the same as determined by the Administrative Agent in its sole discretion (all of such payments made by the Administrative Agent shall become Obligations, due and payable immediately without demand); (e) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, assignments, verifications and notices in connection with the Accounts, chattel paper or general intangibles and other documents relating to the Collateral; (f) take any act required of any Loan Party under this Agreement or any other Loan Document; and (g) sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and to do, at the Administrative Agent’s option and the Borrower’s expense, at any time, all acts and things that the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral. The Parent and the Borrower hereby ratify and approve all acts of the Administrative Agent made or taken pursuant to this Section, agree to cooperate with the exercise by the Administrative Agent in the exercise of its rights pursuant to this Section and shall not, either directly or indirectly, take or fail to take any action which could impair, in any respect, any action taken by the Administrative Agent pursuant to this Section. The appointment pursuant to this Section of the Administrative Agent as the Parent’s and the Borrower’s attorney and the Administrative Agent’s rights and powers are coupled with an interest and are irrevocable, so long as any of the Commitments hereunder shall be in effect and until payment in full in cash of all Obligations (other than unasserted contingent indemnification liabilities and Cash Management Liabilities and Swap Liabilities as to which no claim has been asserted).
Section 9.6    Payments Upon Acceleration. After the occurrence of an Event of Default and the acceleration of the Obligations pursuant to Section 9.2 or Section 9.3, the Administrative Agent shall apply all payments in respect of the Obligations and all proceeds of Collateral to the Obligations in the following order:
(a)    first, to pay Obligations in respect of any fees, expenses or indemnities then due to the Administrative Agent (including, without limitation, fees and expenses referred to in Section 3.3, Section 11.3 and Section 11.4), whether or not the same is allowed in any bankruptcy or insolvency proceeding of any Loan Party;
(b)    second, to pay Obligations (other than Swap Liabilities and Cash Management Liabilities) in respect of any fees, expenses or indemnities then due to the Lenders and the L/C Issuers, whether or not the same is allowed in any bankruptcy or insolvency proceeding of any Loan Party;
(c)    third, to pay interest due in respect of the Loans and Letters of Credit (whether or not the same is allowed in any bankruptcy or insolvency proceeding of any Loan Party);
(d)    fourth, to (i) pay the principal outstanding with respect to the Loans and Reimbursement Obligations and (ii) Cash Collateralize all other Letter of Credit Outstandings (in an amount equal to 103% of such Letter of Credit Outstandings) on terms and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable L/C Issuer;
(e)    fifth, to pay Obligations in respect of (x) Cash Management Liabilities and (y) Swap Liabilities, in each case, between the Parent or any of its Subsidiaries, on the one hand, and a Lender or an Affiliate of a Lender, on the other hand);
(f)    sixth, to pay all other Obligations (including in respect of Swap Liabilities between the Parent or any of its Subsidiaries, on the one hand, and a Specified Counterparty that is not a Lender or an Affiliate of a Lender, on the other hand); and
(g)    seventh, to pay who may be lawfully entitled thereto, including any Loan Party.
(h)    In carrying out the foregoing, (i) amounts received shall be applied in the numerical order of each category and shall only be applied to the next succeeding category after all amounts in the preceding category have been paid in full in cash and (ii) amounts owing to each relevant Lender Party in clauses (b) through (e) shall be allocated to the payment of the relevant Obligations ratably, based on the proportion of each Lender Party’s (or, in the case of Cash Management Liabilities and Swap Liabilities that are referred to above, each such Lender Party’s Affiliates) interest in the aggregate outstanding Obligations described in each such relevant clause.
This Section 9.6 shall replace the provisions of 4.9 of the Security Agreement.
Section 9.7    Swap Liabilities and Cash Management Liabilities. Except as otherwise expressly set forth in this Agreement or in any Guaranty or any Collateral Document, no Secured Party that obtains the benefits of Section 9.6 as a result of holding Swap Liabilities or Cash Management Liabilities in accordance with the terms of this Agreement, any Guaranty or any Collateral Document by virtue of the provisions of this Agreement or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision in this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Swap Liabilities or Cash Management Liabilities unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Secured Party.
ARTICLE X
THE ADMINISTRATIVE AGENT
Section 10.1    Appointment; Lender Indemnification.
(a)    Each Lender and L/C Issuer hereby irrevocably appoints Citibank to act on its behalf as Administrative Agent under and for purposes of this Agreement and each other Loan Document. Each Lender and L/C Issuer authorizes the Administrative Agent to act on behalf of such Lender and L/C Issuer under this Agreement and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. In performing its duties hereunder the Administrative Agent is acting solely on behalf of itself, the Lenders and the L/C Issuers, and shall not have any fiduciary, trust or similar relationship with any Loan Party. Without limiting the foregoing, the parties agree that the duties of the Administrative Agent shall be mechanical and administrative in nature. Except for the Borrower’s consultation and notification rights provided in Section 10.5, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and no Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligation arising under any agency doctrine or any applicable Law. Instead such term is used as a matter of market custom and intended to create or reflect only an administrative relationship between contracting parties.
(b)    The Administrative Agent shall not be required to take any action hereunder or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement, the Notes or any other Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Administrative Agent shall be or become, in the determination of the Administrative Agent, inadequate, the Administrative Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.
Section 10.2    Exculpation.
(a)    Neither the Administrative Agent, nor any of its Related Parties, shall be liable to any Lender or L/C Issuer for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except as determined by a final non appealable judgment of a court of competent jurisdiction to have resulted from its or his own willful misconduct or gross negligence. Under no circumstances shall the Administrative Agent or its Related Parties be responsible for, incur any liability with respect to, or have any duty to ascertain or inquire into: (i) any representations or warranties or statements made by any Loan Party in connection with any Loan Document; (ii) the effectiveness, enforceability, validity or due execution of any Loan Document; (iii) the creation, perfection or priority of any Liens purported to be created by any Collateral Document or any other Loan Documents; (iv) the validity, genuineness, enforceability, existence, value or sufficiency of, or taking any action with respect to the care, protection or preservation of, any Collateral; (v) the performance or observance by any Loan Party of any covenants or agreements or other terms or conditions contained in the Loan Documents; (vi) the contents of any certificate, report or document delivered pursuant to or in connection with any Loan Document; (vii) the satisfaction of any conditions (including any conditions set forth in Article V) set forth in the Loan Documents; (viii) the existence of any Default or Event of Default; or (ix) the financial condition of any Loan Party or (x) compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (A) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (B) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution. The Administrative Agent may share the list of Disqualified Institutions with Lenders and/or L/C Issuers upon request, and the Administrative Agent may post the list of Disqualified Institutions to the Platform.
(b)    The Administrative Agent (i) is not required to make any inquiry respecting the performance by any Loan Party of its obligations hereunder or under any other Loan Document (other than to confirm receipt of items expressly required to be delivered to the Administrative Agent), and any such inquiry which may be made by the Administrative Agent shall not obligate it to make any further inquiry or to take any action; (ii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, or be liable for the failure to disclose, any information relating to any Loan Party or any of their Affiliates that is communicated to or obtained by the Administrative Agent or any of its Affiliates; (iii) shall not be deemed to have knowledge of the existence of any Default or Event of Default unless it has received written notice from an Authorized Officer or a Lender that specifically refers to and describes the same; (iv) shall not be subject to any fiduciary or other implied duties, regardless of whether any Default or Event of Default has occurred and is continuing; and (v) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other percentage of the Lenders as shall be expressly provided for herein), provided that the Administrative Agent shall not, in any event, be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.
(c)    The Administrative Agent shall not in any event be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.1).
Section 10.3    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 10.4    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise any and all of its rights under the Loan Documents by or through any of its directors, officers, employees, agents, sub-agents or Related Parties thereof, and the exculpatory provisions of this Article shall apply to each such Person or when acting on behalf of the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any Person appointed by it to act on its behalf, except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of any such Person.

Section 10.5    Resignation of Administrative Agent, L/C Issuer and Swing Line Lender.
(a)    Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that if the Administrative Agent shall notify the Borrower, the Lenders and the L/C Issuers that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) the Required Lenders shall thereafter perform all the duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring (or retired) Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.3 and Section 11.4 shall continue in effect, for the benefit of such retiring Administrative Agent and its directors, officers, employees, agents and Related Parties thereof, in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
(b)    Resignation of L/C Issuer. Any L/C Issuer may resign at any time by giving thirty (30) days’ prior notice to the Administrative Agent, the Lenders and the Borrower. After the resignation of an L/C Issuer hereunder, the retiring L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or extend, renew or increase any existing Letter of Credit.
(c)    Resignation of Swing Line Lender. Any Swing Line Lender may resign at any time by giving thirty (30) days’ prior notice to the Administrative Agent, the Lenders and the Borrower. After the resignation of a Swing Line Lender hereunder, the retiring Swing Line Lender shall remain a party hereto and shall continue to have all of the rights and obligations of a Swing Line Lender under this Agreement and the other Loan Documents with respect to Swing Line Loans made by it prior to such resignation, but shall not be required to make any additional Swing Line Loans.

Section 10.6    Rights as a Lender. Citibank shall have the same rights and powers with respect to the Credit Extensions made by it or any of its Affiliates as any other Lender, and may exercise such rights and powers to the same extent as if it were not the Administrative Agent. Citibank and each of its Affiliates may accept deposits from, lend money to, act as a financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent, the Borrower or any Subsidiary or Affiliate thereof as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders. Citibank shall have no duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any Subsidiary or Affiliate of any Loan Party to the extent such information was obtained or received in any capacity other than as Administrative Agent.
Section 10.7    Non Reliance on Administrative Agent and Other Lenders. Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon any other Lender Party or any of their Related Parties, and based on such Lender’s or L/C Issuer’s review of the financial information of the Loan Parties and each of their Subsidiaries and such other documents, information and investigations as such Lender and L/C Issuer has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents, and to extend its Commitments and make its Credit Extensions. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon any other Lender Party or any of their Related Parties, and based on other documents, information and investigations as it from time to time shall deem appropriate, continue to make its own decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.
Section 10.8    Copies, etc. The Administrative Agent shall give prompt notice to each Lender of each notice or request given to the Administrative Agent by the Parent or the Borrower and required to be delivered to the Lenders pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Parent or the Borrower). The Administrative Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Administrative Agent from the Parent or the Borrower for distribution to the Lenders by the Administrative Agent in accordance with the terms of this Agreement.
Section 10.9    Certain Collateral Matters.
(a)    The Administrative Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, to take any action with respect to any Collateral, the Collateral Documents or the other Loan Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Collateral Documents and the other Loan Documents.
(b)    Each Lender and L/C Issuer agrees that none of them shall have any right individually to seek to realize upon the Collateral, it being agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties pursuant to the terms of the Collateral Documents and the other Loan Documents.

(c)    Each Secured Party irrevocably authorizes the Administrative Agent, at its option and in its discretion, to release any security interest or Lien granted to or held by the Administrative Agent upon any Collateral and under any Loan Document (i) upon termination of the Commitments and payment in full in cash or cash collateralization of all Obligations (other than unasserted contingent indemnification liabilities and Cash Management Liabilities and Swap Liabilities as to which no claim has been asserted) payable under this Agreement and the other Loan Documents, (ii) constituting property sold or to be sold or disposed of to a third party (other than a Loan Party) as part of or in connection with any sale or disposition permitted hereunder, (iii) constituting property in which the Loan Parties or any of their Subsidiaries own no interest or otherwise have no rights at the time the security interest and/or Lien is requested to be released, (iv) constituting property leased to the Loan Parties or any of their Subsidiaries under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrower or any such Subsidiary to be, renewed or extended, (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the Indebtedness evidenced thereby has been paid in full, or (vi) if approved by the Required Lenders or, if required by Section 11.1, each Lender and L/C Issuer, if applicable.
(d)    Each Secured Party irrevocably authorizes the Administrative Agent, at its option and in its discretion, but subject to the consent of the Required Lenders, to subordinate any security interest on property granted to or held by the Administrative Agent under any Loan Document to the holder of a security interest on such property that is permitted by Section 8.3(b).
(e)    Each Secured Party irrevocably authorizes the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted by this Agreement.
(f)    Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral, subordinate certain security interests or release Guarantors, in each case, pursuant to this Section.
Section 10.10    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Outstandings shall then be due and payable and irrespective of whether the Administrative Agent shall have made any demand on the Parent, the Borrower or any other Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole or any part of the amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Outstandings and all other Obligations that are owing and unpaid, and to file such other documents as may be necessary or advisable in order to have the claims of the Lender Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lender Parties and their respective agents and counsel and all other amounts due the Lender Parties under Section 3.3, Section 11.3 and Section 11.4) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 3.3, Section 11.3 and Section 11.4.
Section 10.11    Application to L/C Issuers. Each Lender agrees that each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith. Each L/C Issuer shall have all of the rights, benefits and immunities (a) provided to the Administrative Agent in this Article with respect to (i) acting in its capacity as L/C Issuer, and (ii) any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Article, included such L/C Issuer with respect to such acts or omissions and (b) as additionally provided in this Agreement with respect to such L/C Issuer.
Section 10.12    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such

Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
ARTICLE XI
MISCELLANEOUS PROVISIONS
Section 11.1    Waivers, Amendments, etc. Subject to Section 2.11.3 and Section 4.2(b), no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, the Parent, the Borrower and the Required Lenders, and each such amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which given; provided that:
(a)    without the consent of each Lender, no such amendment, modification, termination or waiver shall: (i) except to the extent permitted by Section 2.11, change any provision of this Agreement regarding the pro rata sharing of payments required hereunder or the term “Pro Rata”; (ii) amend or waive this Section, the definition of “Required Lenders”, or any other provision specifying the number or percentage of Lenders required to take any action under any Loan Document; (iii) release all or substantially all of the Collateral or subordinate the Administrative Agent’s Lien on all or substantially all of the Collateral, other than in accordance with the terms of any Loan Document; (iv) release all or substantially all of the Guarantors (or the value of the guarantees) from their guaranty obligations under any Loan Document, other than in accordance with the terms of any Loan Document; (v) contractually subordinate the Obligations in right of payment to any other Indebtedness (other than Indebtedness incurred pursuant to Section 8.2(f)); or (vi) amend Section 9.6;
(b)    without the consent of each Lender adversely affected thereby, no such amendment, modification, termination or waiver of this Agreement or any other Loan Document shall: (i) except to the extent permitted by the definition of “Additional Lender Joinder” and Section 2.11, extend or increase the Commitment Amount or change the Percentage of any Lender; (ii) extend the due date for, or reduce the principal of, rate of interest on, or fees payable under the Loan Documents; provided that, only the consent of the Required Lenders shall be necessary (x) to amend the definition of “Default Rate” or to waive any obligation of the applicable Borrower to pay interest or Letter of Credit fees at the Default Rate or (y) to amend any financial covenant hereunder (or any defined term used therein) or other defined term even if the effect of such amendment would be to reduce the rate of interest on any Loan or Letter of Credit or to reduce any fee payable hereunder; or (iii) extend the due date for, or reduce the amount of, any scheduled prepayment under Section 3.1.2(a) or Section 3.1.2(b) of principal on any Loan or Reimbursement Obligation;
(c)    no amendment, modification, termination or waiver affecting the rights or duties of the Administrative Agent, the Swing Line Lender or any L/C Issuer under this Agreement or any other Loan Document shall be effective unless in writing and signed by the Administrative Agent, the Swing Line Lender or such L/C Issuer, as the case may be; and
(d)    Notwithstanding anything to the contrary contained in this Section 11.1 or any other Loan Document, (a) if the Administrative Agent and any Loan Party have jointly identified an obvious error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the applicable Loan Party shall be permitted to amend such provisions or cure any ambiguity, defect or inconsistency and such amendment shall become effective without any further action or consent of any other party to any Loan Document, (b) guarantees, Collateral Documents and related documents executed by any Loan Party or any of their Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented or waived by the Administrative Agent without the consent of any Lender if such amendment, supplement or waiver is delivered in order to (x) comply with local law or advice of local counsel, (y) cure ambiguities, omissions, mistakes or defects or (z) cause such guaranty, Collateral Document or other related documents to be consistent with this Agreement and the other Loan Documents and (c) the Loan Parties and the Administrative Agent may, without the input or consent of any other Lender, effect such amendments to the Loan Documents as may be necessary or appropriate to effect the provisions of Section 2.11.
No failure, delay or course of dealing on the part of any Lender Party in exercising any power, right or privilege under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or the exercise of any other power, right or privilege. No notice to or demand on the Parent, the Borrower or any other Loan Party in any case shall entitle it to any notice or demand in similar or other circumstances. The remedies provided in this Agreement are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any state or rule of Law or in any of the other Loan Documents.
Section 11.2    Notices.
(a)    Notices Generally. Except in the case of notices and communications expressly permitted to be as provided in clause (b), all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing, shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, and addressed to such party at its address or facsimile number set forth on Schedule III hereto, in an Assignment and Assumption or at such other address or facsimile number as may be designated by such party in a notice to the other parties given in accordance with this Section. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in clause (b), shall be effective as provided therein.
(b)    Electronic Communication. Notices and other communications to the Lenders and L/C Issuers hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Parent, the Borrower and any other Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii) above, if such notice, e mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)    Platform.
(i)    The Parent and the Borrower agree that the Administrative Agent may, but shall not be obligated to, make the Communications available to the Lender Parties by posting the Communications on Debt Domain, IntraLinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)    The Platform is provided “as is” and “as available.” The Administrative Agent and its Related Parties do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by the Administrative Agent and its Related Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to any Loan Party, any other Lender Party or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform.
Section 11.3    Payment of Costs and Expenses.
(a)    The Parent and the Borrower agree to pay all reasonable and documented fees and out-of-pocket expenses of the Administrative Agent and its Related Parties (including, without limitation, the reasonable and documented fees and out-of-pocket expenses of legal counsel to the Administrative Agent and accountants, appraisers, investment bankers, environmental advisors, management consultants and other consultants, if any, who may be retained by the Administrative Agent (provided that fees and out-of-pocket expenses of legal counsel shall be limited to one primary counsel, one local counsel (in each reasonably necessary jurisdiction, including, without limitation, Ireland) and one special counsel (for each reasonably necessary specialty), in each case, for the Lenders, the Lead Arranger and the Administrative Agent taken as a whole, and in the case of a conflict of interest of any of the foregoing counsel, one additional local and/or special counsel (as applicable))), in each case, that are incurred in connection with:
(i)    the negotiation, preparation, execution, delivery and administration of this Agreement and each other Loan Document (including with respect to due diligence matters, the preparation of additional Loan Documents, the review and preparation of agreements, instruments or documents pursuant to Section 7.8, Section 7.10 and Section 10.9), and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, and the Administrative Agent’s consideration of their rights and remedies hereunder or in connection herewith from time to time whether or not the transactions contemplated hereby or thereby are consummated;
(ii)    the filing, recording, refiling or rerecording of the Collateral Documents executed in connection with the transactions contemplated hereby; and
(iii)    costs of appraisals, field exams, inspections and verification of the Collateral, including, without limitation, travel, lodging, meals and other charges, including the costs, fees and expenses of independent auditors and appraisers (subject to the limitations otherwise set forth herein).

(b)    The Parent and the Borrower further agree to reimburse each Lender Party for all fees and out-of-pocket expenses (including, without limitation, the fees and out-of-pocket expenses of legal counsel and consultants to each Lender Party who may be retained by each such Lender Party; provided that the fees and out-of-pocket expenses of legal counsel shall be limited to one primary counsel, one local counsel (in each reasonably necessary jurisdiction) and one special counsel (for each reasonably necessary specialty) in each case for the Lender Parties taken as a whole, and in the case of a conflict of interest of any of the foregoing counsel, one additional local and/or special counsel (as applicable)) incurred by each Lender Party in connection with (i) the negotiation of any restructuring or “work out”, whether or not consummated, of any Obligations and (ii) the enforcement or protection of its rights in connection with this Agreement, any Collateral Document or any other Loan Document.
(c)    To the extent that the Parent or the Borrower for any reason fails to pay any amount required under clause (a) to be paid by it to the Administrative Agent or any Related Party, each Lender severally agrees to pay to the Administrative Agent or the applicable Related Party, such Lender’s Percentage (determined as of the time that the applicable unreimbursed expense or payment is sought) of such unpaid amount. The obligations of the Lenders under this clause are several and not joint.
(d)    All amounts due under this Section shall be payable promptly and, in any event, not later than three (3) Business Days after receipt of a notice in accordance with the notice provisions set forth in Section 11.2.
(e)    Each party’s obligations under this Section shall survive termination of the Loan Documents and payment of the obligations hereunder.
Section 11.4    Indemnification by the Borrower.
(a)    The Borrower shall indemnify each Lender Party and each of their Related Parties (collectively, the “Indemnified Parties”) against, and hold each Indemnified Party harmless from any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of legal counsel to the Indemnified Parties; provided that such fees, charges and disbursements of counsel are limited to one primary counsel, one local counsel (in each reasonably necessary jurisdiction) and one special counsel (for each reasonably necessary specialty) in each case, for all Indemnified Parties, taken as a whole, and in the case of a conflict of interest of any of the foregoing counsel, one additional local and/or special counsel (as applicable)), incurred by any Indemnified Party or asserted against any Indemnified Party by any Person, other than such Indemnified Party and its Related Parties, arising out of, in connection with, or as a result of (i) the negotiation, preparation, execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby; (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit); (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Parent or any of its Subsidiaries, or any environmental liability related in any way to the Parent or any of its Subsidiaries; or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnified Party is a party thereto; provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnified Party for breach in bad faith of such Indemnified Party’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This clause shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.
(b)    To the extent that the Borrower for any reason fails to pay any amount required under clause (a) to be paid by it to the Administrative Agent or any L/C Issuer (or any Related Party thereof), each Lender severally agrees to pay to the Administrative Agent or such L/C Issuer (or any Related Party thereof), such Lender’s Percentage (determined as of the time that the applicable unreimbursed indemnity payment is sought) of such unpaid amount. The obligations of the Lenders under this clause are several and not joint.
(c)    All amounts due under this Section shall be payable promptly and, in any event, not later than three (3) Business Days after receipt of a notice in accordance with the notice provisions set forth in Section 11.2.
(d)    Each party’s obligations under this Section shall survive the termination of the Loan Documents and the payment of the obligations hereunder.
Section 11.5    Survival. All representations and warranties made by each Loan Party in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lender Parties and shall survive the execution and delivery of the Loan Documents and the making of any Credit Extension, regardless of any investigation made by any Lender Party or on its behalf and notwithstanding that any Lender Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder. The terms of this Agreement and the other Loan Documents supersede all prior agreements, written or oral, with respect to the matters covered thereby, provided that the Fee Letter shall continue to control the matters covered thereby.
Section 11.6    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 11.7    Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.
Section 11.8    Execution in Counterparts, Effectiveness, etc. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper based record keeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.
Section 11.9    Governing Law. This Agreement and each other Loan Document and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall each be governed by, and each be construed in accordance with, the laws of the State of New York.
Section 11.10    Assignments and Participations.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Parent nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) of this Section, (ii) by way of participation in accordance with the provisions of clause (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in this Section 11.10(b)(i)(A) in the aggregate or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned.
(B)    In any case not described in Section 11.10(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (such consent of the Borrower not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by Section 11.10(b)(i)(B) and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) any Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender; and
(C)    the consent of each L/C Issuer and Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Parent or any of the Parent’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause.
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each L/C Issuer, each Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Revolving Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this clause, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the

Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 4.3, Section 4.4, Section 4.5, Section 11.3 and Section 11.4 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at an office specified from time to time a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations.
(i)    Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, or the Parent or any of the Parent’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Lenders and each other Lender Party shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.4 with respect to any payments made by such Lender to its Participants.
(ii)    Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this

Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of all the Lenders or any affected Lender (if it is the same Lender selling the participation to the Participant) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 4.3, Section 4.4 and Section 4.7 (subject to the requirements and limitations therein, including the requirements under Section 4.7(g), (it being understood that the documentation required under Section 4.7(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 4.13 and Section 4.14 as if it were an assignee under clause (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 4.3 or Section 4.7, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.14 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.10 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.9 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    Disqualified Institutions.

(i)    No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (f) shall not be void, but the other provisions of this clause (f) shall apply.
(ii)    If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Loan Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving Loan Commitment and/or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 11.10), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case, plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Loan Parties, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter.
Section 11.11    Press Releases and Related Matters. The Parent and the Borrower agree that neither it nor any other Loan Party will issue any press release or other public disclosure using the name of the Administrative Agent, any Lender or its Affiliates (other than the filing of the Loan

Documents and related required filings with the SEC or any public disclosure in connection therewith) without the prior consent of the Administrative Agent or each such Lender (such consent not to be unreasonably withheld or delayed). The Parent and the Borrower consent to the publication by the Administrative Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. The Administrative Agent and each such Lender shall provide a draft of any such tombstone or similar advertising material to the Borrower for review and reasonable comment prior to the publication thereof. In addition, the Administrative Agent reserves the right to provide to industry trade organizations customary information for inclusion in league table measurements.
Section 11.12    Forum Selection and Consent to Jurisdiction. The Parent, the Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent or any other Lender Party or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final and non-appealable judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any other Lender Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Parent, the Borrower or any other Loan Party or its properties in the courts of any jurisdiction. The Parent, the Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in this Section 11.12. The Parent, the Borrower and each of the other Loan Parties hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. The Parent, the Borrower and each other Loan Party hereby irrevocably consents to service of process in the manner prescribed for notices in Section 11.2 at the New York address for such Loan Parties set forth on Schedule III hereto. Nothing in this Agreement or in any other Loan Document shall affect the right of any party to this Agreement to serve process in any other matter permitted by Law.
Section 11.13    Waiver of Jury Trial, etc. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER

THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 11.14    Waiver of Consequential Damages, etc. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARENT AND THE BORROWER SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST EACH LENDER PARTY ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, ANY LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, ANY CREDIT EXTENSION OR THE USE OR INTENDED USE OF THE PROCEEDS THEREOF. NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 11.15    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
Section 11.16    Confidentiality. Each Lender Party agrees to keep confidential the Information (as defined below), except that each Lender Party shall be permitted to disclose Information (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested or required by any regulatory authority purporting to have jurisdiction over such Person and its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case each Lender Party agrees, to the extent practicable and not prohibited by applicable law, to inform the Borrower promptly thereof prior to disclosure, except with respect to any audit or examination conducted by bank accountants or any bank or other regulatory authority exercising examination or regulatory authority) or in connection with any pledge or assignment permitted by clause (e) of Section 11.10; (c) to the extent required by applicable Laws or by any subpoena or similar legal process (in which case each Lender Party agrees, to the extent practicable and not prohibited by applicable law, to inform the Borrower promptly thereof prior to disclosure);

(d) in connection with the exercise of any remedies hereunder or in any suit, action or proceeding relating to the enforcement of its rights hereunder, the Commitment Letter or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights thereunder; (e) to any other party hereto; (f) subject to any agreement containing provisions substantially the same as set forth in this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (including in connection with any pledge or assignment permitted by Section 11.10(e)) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower or any of its Subsidiaries or any of their obligations, this Agreement or payments hereunder; (g) with the consent of the Borrower or the Parent; (h) on a confidential basis to (i) any rating agency in connection with rating the Parent, the Borrower or their Subsidiaries or the Loans or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans; (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Lender Party on a non-confidential basis from a source other than the Parent or the Borrower; or (j) for purposes of establishing a “due diligence” defense. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
For purposes of this Section, “Information” means all information that is received from any Loan Party or any of its Subsidiaries relating to any Loan Party or any of its Subsidiaries or any of their respective businesses other than any such information that is available to any Lender Party on a non-confidential basis prior to its disclosure by a Loan Party or any of its Subsidiaries, provided that in the case of information received from any Loan Party or any of its Subsidiaries after the Restatement Date, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.
Section 11.17    Patriot Act Information; Beneficial Ownership Regulation. Each Lender that is subject to the Patriot Act, and the Administrative Agent (for itself and not on behalf of any Lender), hereby notifies the Borrower that pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number (if applicable) of each Loan Party and other information that will allow such Lender or the Administrative Agent (as applicable) to identify each Loan Party in accordance with the Patriot Act and the Beneficial Ownership Regulation. The Borrower shall, promptly following a request by the Administrative Agent, provide all documentation and other information that the Administrative Agent or any Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Section 11.18    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the applicable Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution and (b) the effects of any Bail-In Action on any such liability, including, if applicable (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability, into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document, or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
Section 11.19    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and the Parent acknowledge and agree, and acknowledge their Subsidiaries understanding, that: (i) (1) the arranging and other services regarding this Agreement provided by the Lead Arranger and the Lender Parties are arm’s-length commercial transactions between the Loan Parties and their respective Subsidiaries, on the one hand, and the Lead Arranger and the Lender Parties, on the other hand; (2) each of the Borrower and the Parent has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate; and (3) each of the Borrower and the Parent is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transaction contemplated hereby and by the other Loan Documents; (ii) (1) the Lead Arranger and the Lender Parties each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Subsidiaries, or any other Person; and (2) neither the Lead Arranger nor any Lender Party has any obligation to the Loan Parties or any of their respective Subsidiaries with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Lead Arranger and the Lender Parties, and their respective Subsidiaries and Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties, their respective Subsidiaries, and neither the Lead Arranger nor any Lender Party has any obligation to disclose any of such interests to any of the Loan Parties or any of their respective Subsidiaries. To the fullest extent permitted by law, each of the Borrower and the Parent hereby waives and releases any claims that it may have against the Lead Arranger and the Lender Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 11.20    Other Agents. Citibank is designated as the Lead Arranger and Bookrunner (in such capacity, the “Lead Arranger”) under this Agreement, and its execution of this Agreement shall evidence its acceptance thereof. Citibank shall not have any additional rights or obligations or any liabilities under this Agreement or any other Loan Document as a result of such designation.
ARTICLE XII
GUARANTY
Section 12.1    Guaranty. For valuable consideration, the receipt of which is hereby acknowledged, and to induce the Administrative Agent and the Lenders to make extensions of credit to the Borrower hereunder, the Parent hereby absolutely and unconditionally guarantees the prompt payment and performance when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations. Any term or provision of this Article XII to the contrary notwithstanding, the aggregate maximum amount of the Obligations for which the Parent shall be liable under this Article XII shall not exceed the maximum amount for which the Parent can be liable without rendering this Agreement or any other Loan Document, as it relates to the Parent, void or voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer.
Section 12.2    Waivers. The Parent hereby waives notice of the acceptance of this Guaranty and of the extension or continuation of the Obligations or any part thereof. The Parent further waives diligence, presentment, protest, notice or demand or action or delinquency in respect of the Obligations or any part thereof, including any right to require the Administrative Agent or any Lender to sue the Borrower, any other guarantor or any other Person obligated with respect to the Obligations or any part thereof, or otherwise to enforce payment thereof against any collateral securing the Obligations or any part thereof. The Administrative Agent and the other Lender Parties shall have no obligation to disclose or discuss with the Parent their assessments of the financial condition of the Borrower or any other Loan Party.
Section 12.3    Guaranty Absolute. This Guaranty is a guarantee of payment and not of collection, is a primary obligation of the Parent and not merely one of surety, and the validity and enforceability of this Guaranty shall be absolute and unconditional irrespective of, and shall not be impaired or affected by, any of the following: (a) any extension, modification or renewal of, or indulgence with respect to, or substitution for, the Obligations or any part thereof or any agreement relating thereto at any time; (b) any failure or omission to enforce any right, power or remedy with respect to the Obligations or any part thereof or any agreement relating thereto, or any collateral; (c) any waiver of any right, power or remedy with respect to the Obligations or any part thereof or any agreement relating thereto or with respect to any collateral; (d) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral, any other Guaranty with respect to the Obligations or any part thereof, or any other obligation of any Person with respect to the Obligations or any part thereof; (e) the enforceability or validity of the Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral; (f) the application of payments received from any source to the payment of obligations other than the Obligations, any part thereof or amounts which are not covered by this Article XII even though the Administrative Agent or any other Lender Party might lawfully have elected to apply such payments to any part or all of the Obligations or to amounts which are not covered by this Article XII; (g) any change in the ownership of the Borrower or the insolvency, bankruptcy or any other change in the legal status of the Borrower; (h) change in or the imposition of any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the Obligations; (i) the failure of the Borrower or any other Loan Party to maintain in full force, validity or effect or to obtain or renew when required all governmental and other approvals, licenses or consents required in connection with the Obligations or this Article XII, or to take any other action required in connection with the performance of all obligations pursuant to the Obligations or this Article XII; (j) the existence of any claim, defense, deduction, recoupment, setoff or other rights which the Parent may have at any time against the Borrower, any other Loan Party or any other Person in connection herewith or an unrelated transaction; or (k) any other circumstance, whether or not similar to any of the foregoing, which could constitute a defense to a guarantor (including all defenses based on suretyship or impairment of collateral); all whether or not the Parent shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (k) of this Section. It is agreed that the Parent’s liability hereunder is several and independent of any other Guaranty or other obligations not arising under this Article XII at any time in effect with respect to the Obligations or any part thereof and that the Parent’s liability hereunder may be enforced regardless of the existence, validity, enforcement or non-enforcement of any such other Guaranty or other obligations not arising under this Article XII or any provision of any applicable Law purporting to prohibit payment by the Borrower or any other Loan Party of the Obligations in the manner agreed upon by the Borrower and the Administrative Agent or any other Lender Party. The Parent hereby waives any right to revoke this Guaranty as to any future transaction giving rise to any Obligation.
Section 12.4    Acceleration. The Parent agrees that to the fullest extent permitted by Law, as between the Parent on the one hand, and the Lender Parties on the other hand, the Obligations guaranteed under this Article XII may be declared to be forthwith due and payable as provided in Section 9.2 or Section 9.3, or may be deemed automatically to have been accelerated, as provided in Section 9.2, for purposes of this Article XII, notwithstanding any stay, injunction or other prohibition (whether in a bankruptcy proceeding affecting the Borrower, any other Loan Party or otherwise) preventing such declaration as against the Borrower or any other Loan Party and that, in the event of such declaration or automatic acceleration, such Obligations (whether or not due and payable by the Borrower or any other Loan Party) shall forthwith become due and payable by the Parent for purposes of this Article XII.
Section 12.5    Delay of Subrogation, etc. Notwithstanding any payment made by or for the account of the Guarantor pursuant to this Article XII, the Parent shall not be subrogated to any right of any Lender Party, or have any right to obtain reimbursement or indemnification from the Borrower, until such time as this Guaranty is terminated in accordance with Section 12.8.
Section 12.6    Subordination of Indebtedness. Any Indebtedness of any Loan Party now or hereafter owed to the Parent is hereby subordinated in right of payment to the payment of the Obligations, and if a default in the payment of any Obligations shall have occurred and be continuing, any such Indebtedness of any Loan Party owed to the Parent, if collected or received by the Parent, shall be held in trust by the Parent for the holders of the Obligations and be paid over to the Administrative Agent for application in accordance with this Agreement.

Section 12.7    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under its Guaranty in respect of Swap Obligations; provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 12.7 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 12.7, or otherwise under its Guaranty, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been paid and performed in full (other than unasserted contingent indemnification liabilities and Cash Management Liabilities and Swap Liabilities as to which no claim has been asserted). Each Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of the Commodity Exchange Act.
Section 12.8    Termination; Reinstatement. This Guaranty is a continuing guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations (other than unasserted contingent indemnification liabilities and Cash Management Liabilities and Swap Liabilities as to which no claim has been asserted) and any other amounts payable under this Guaranty are paid in full in cash (or, in the case of Letter of Credit Outstandings not then due and owing, have been Cash Collateralized in an amount equal to 103% of such Letter of Credit Outstandings, on terms and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable L/C Issuer) and the Commitments and this Agreement with respect to the Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower, the Parent or any other Loan Party is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Parent under this paragraph shall survive termination of this Guaranty.
Section 12.9    Condition of Borrower. The Parent acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as the Parent requires, and that none of the Secured Parties has any duty, and the Parent is not relying on the Secured Parties at any time, to disclose to the Parent any information relating to the business, operations or financial condition of the Borrower or any other guarantor (the Parent waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

Section 12.10    Amendment and Restatement; No Novation. This Guaranty constitutes an amendment and restatement of the Guaranty under the Existing Credit Agreement. All indebtedness and other obligations under the Guaranty in the Existing Credit Agreement are hereby renewed and continued and hereafter will be governed by this Guaranty. The execution and delivery of this Guaranty is not intended to constitute a novation of any indebtedness or other obligations owing to the Administrative Agent and the other Secured Parties under Guaranty in the Existing Credit Agreement. As of the Restatement Date, the Guaranty in the Existing Credit Agreement shall be amended, supplemented, modified, and restated in its entirety by this Guaranty, and all obligations of the Parent outstanding as of such date under the Guaranty in the Existing Credit Agreement shall be deemed to be obligations outstanding under this Guaranty without any further action by any Person.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

WAYFAIR LLC,
as the Borrower

By: /s/ Michael Fleisher
Name: Michael Fleisher
Title: Chief Financial Officer

WAYFAIR INC.,
as a Guarantor

By: /s/ Michael Fleisher
Name: Michael Fleisher
Title: Chief Financial Officer

CASTLEGATE LOGISTICS INC.,
as a Guarantor

By: /s/ Michael Fleisher
Name: Michael Fleisher
Title: Chief Financial Officer

SK RETAIL, INC.,
as a Guarantor

By: /s/ Michael Fleisher
Name: Michael Fleisher
Title: Chief Financial Officer

[Signature Page to Amended and Restated Credit Agreement]

WAYFAIR MAINE LLC,
as a Guarantor

By: /s/ Michael Fleisher
Name: Michael Fleisher
Title: Chief Financial Officer

WAYFAIR TRANSPORTATION LLC,
as a Guarantor

By: /s/ Michael Fleisher
Name: Michael Fleisher
Title: Chief Financial Officer

[Signature Page to Amended and Restated Credit Agreement]

CITIBANK, N.A.,
as Administrative Agent, Swing Line Lender and L/C Issuer

By: /s/ Jim Haack
Name: Jim Haack
Title: Senior Vice President

[Signature Page to Amended and Restated Credit Agreement]

LENDERS:
CITIBANK, N.A.

By: /s/ Jim Haack
Name: Jim Haack
Title: Senior Vice President

[Signature Page to Amended and Restated Credit Agreement]

SILICON VALLEY BANK, as Lender and L/C Issuer

By: /s/ Steve Lyons
Name: Steve Lyons
Title: Director

[Signature Page to Amended and Restated Credit Agreement]